Exhibit 10.3
EXECUTION VERSION
LIBOR HARDWIRE TRANSITION CONFORMING CHANGES AMENDMENT
AMENDMENT NO. 2
THIS AMENDMENT NO. 2 (this “Amendment”), dated as of June 14, 2023, is executed and delivered by GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, the “Administrative Agent”), pursuant to Section 2.14(b) of that certain Credit Agreement, dated as of April 30, 2021 (as amended, modified, extended, restated, replaced, or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”), among MAGNITE, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.
RECITALS
WHEREAS, the Loans under the Existing Credit Agreement incur or are permitted to incur interest, fees or other amounts based on the Eurodollar Rate in accordance with the terms of the Existing Credit Agreement; and
WHEREAS, in accordance with Section 2.14 of the Existing Credit Agreement, (a) the Eurodollar Rate (as defined in the Existing Credit Agreement) shall be replaced with Adjusted Term SOFR (as defined in the Amended Credit Agreement) on the Benchmark Replacement Date, (b) in connection with such replacement, the Administrative Agent has determined that certain Benchmark Replacement Conforming Changes are appropriate, and (c) such replacement and such related Benchmark Replacement Conforming Changes shall become effective on the applicable Benchmark Replacement Date without any further consent of any other party to the Existing Credit Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.     Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Existing Credit Agreement.
2.    Amendments. Effective as of the Benchmark Replacement Date (which date is expected to occur on or about July 1, 2023), (a) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Annex A hereto, (b) Exhibit D-1 of the Existing Credit Agreement shall be amended and restated in its entirety in the form attached as Annex B hereto and (c) Exhibit E of the Existing Credit Agreement shall be amended and restated in its entirety in the form attached as Annex C hereto.
3.    Reference to and Effect on the Loan Documents.

(a)From and after the Benchmark Replacement Date, each reference in the Existing Credit Agreement to “hereunder,” “hereof,” “this Agreement” or words of like import and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import shall, unless the context otherwise requires, mean and be a reference to the Amended Credit Agreement. This Amendment is a Loan Document.
(b)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

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(c)In the event of any conflict between the terms of this Amendment and the terms of the Existing Credit Agreement, the Amended Credit Agreement or the other Loan Documents, the terms hereof shall control.
4.    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial, Etc. SECTIONS 9.07, 9.11 AND 9.15 OF THE EXISTING CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE MUTATIS MUTANDIS, AS IF SUCH SECTIONS WERE SET FORTH IN FULL HEREIN.

5.    Amendments; Headings; Severability. This Amendment may not be amended nor may any provision hereof be waived except pursuant to a writing signed by the Administrative Agent. The Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment. In the event that any one or more provisions of this Amendment should be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The Administrative Agent shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.     Execution in Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single contract. Delivery by the any party hereto of an executed counterpart of a signature page of this Amendment by facsimile transmission (or other electronic transmission) shall be as effective as delivery of a manually signed original. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

7.     Notices. All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement.

8.    Transition to Adjusted Term SOFR.

(a)Notwithstanding anything to the contrary herein, in the Existing Credit Agreement or in the Amended Credit Agreement, any Eurodollar Loans (as defined in the Existing Credit Agreement) outstanding on the Benchmark Replacement Date shall continue to bear interest at the Eurodollar Rate applicable to such Eurodollar Loans until the expiration of the applicable Interest Period, at which time such Eurodollar Loans shall be converted in full to (i) ABR Loans in accordance with Section 2.07 of the Amended Credit Agreement or (ii) Adjusted Term SOFR Loans (as used herein, as defined in the Amended Credit Agreement), with an Interest Period as specified in the applicable Interest Election Request, and such Interest Period to be effective as of the expiration of the then current Interest Period, as applicable.
(b)For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (i) prior to the Benchmark Replacement Date, the Borrower may not borrow any Loans as Adjusted Term SOFR Loans or convert any Loans that are Eurodollar Loans or ABR Loans to Adjusted Term SOFR Loans and (ii) on and after the Benchmark Replacement Date, the Borrower may not borrow any Loans as Eurodollar Loans or (x) convert any Loans that are ABR Loans or Adjusted Term SOFR Loans to Eurodollar Loans or (y) continue any Loans that are Eurodollar Loans as Eurodollar
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Loans, and such Eurodollar Loans shall be converted into ABR Loans or Adjusted Term SOFR Loans, as applicable.

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IN WITNESS WHEREOF, the Administrative Agent has duly executed and delivered this Amendment as of the date first above written.

ADMINISTRATIVE AGENT:    GOLDMAN SACHS BANK USA,
as Administrative Agent
By:    /s/ Luke Qiu
Name:    Luke Qiu
Title:    Authorized Signatory

Acknowledged by:

    MAGNITE, INC.,
as Borrower
By:    /s/ Natalie Pechacek
Name:    Natalie Pechacek
Title:    Senior Vice President, Chief Tax Officer and Treasurer
[Signature Page to Amendment No. 2]
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Annex A

(Attached hereto)

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Annex A

CREDIT AGREEMENT,
dated as of April 30, 2021
among
MAGNITE, INC.
as the Borrower,
THE LENDERS PARTY HERETO,
GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent,
GOLDMAN SACHS BANK USA,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
SILICON VALLEY BANK
and
SOCIÉTÉ GÉNÉRALE

as Joint Lead Arrangers and Joint Bookrunners for the Initial Term Facility

GOLDMAN SACHS BANK USA,
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
SILICON VALLEY BANK
and
SOCIÉTÉ GÉNÉRALE

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Facility

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TABLE OF CONTENTS
ARTICLE I

Definitions
Section 1.01.    Defined Terms    1
Section 1.02.    Terms Generally; GAAP    75
Section 1.03.    Effectuation of Transactions    76
Section 1.04.    Timing of Payment or Performance    76
Section 1.05.    Times of Day    76
Section 1.06.    Classification of Loans and Borrowings    76
Section 1.07.    Letter of Credit Amounts    76
Section 1.08.    Cashless Rollovers    76
Section 1.09.    Certain Calculations    77
Section 1.10.    Limited Condition Transactions    77
Section 1.11.    Divisions    78
ARTICLE II

The Credits
Section 2.01.    Commitments    78
Section 2.02.    Loans and Borrowings    79
Section 2.03.    Requests for Borrowings    80
Section 2.04.    Swingline Loans    81
Section 2.05.    Letters of Credit    82
Section 2.06.    Funding of Borrowings    92
Section 2.07.    Interest Elections    93
Section 2.08.    Termination and Reduction of Commitments    94
Section 2.09.    Repayment of Loans; Evidence of Debt    95
Section 2.10.    Repayment of Term Loans and Revolving Facility Loans and Prepayment Procedures    96
Section 2.11.    Prepayment of Loans    98
Section 2.12.    Fees    100
Section 2.13.    Interest    101
Section 2.14.    Effect of Benchmark Transition Event    102
Section 2.15.    Increased Costs    108
Section 2.16.    Break Funding Payments    109
Section 2.17.    Taxes    110
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    115
Section 2.19.    Mitigation Obligations; Replacement of Lenders    116
Section 2.20.    Illegality    118
Section 2.21.    Incremental Commitments    118
Section 2.22.    Extensions of Loans and Commitments    122
Section 2.23.    Refinancing Amendments    124
Section 2.24.    Defaulting Lenders    128
Section 2.25.    Loan Repurchases    131
i

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ARTICLE III

Representations and Warranties
Section 3.01.    Organization; Powers    133
Section 3.02.    Authorization    133
Section 3.03.    Enforceability    134
Section 3.04.    Governmental Approvals    134
Section 3.05.    Financial Statements    134
Section 3.06.    No Material Adverse Effect    134
Section 3.07.    Title to Properties    134
Section 3.08.    Subsidiaries    135
Section 3.09.    Litigation; Compliance with Laws    135
Section 3.10.    Federal Reserve Regulations    135
Section 3.11.    Investment Company Act    135
Section 3.12.    Use of Proceeds    135
Section 3.13.    Tax Returns    136
Section 3.14.    No Material Misstatements    136
Section 3.15.    EEA Financial Institutions    137
Section 3.16.    Environmental Matters    137
Section 3.17.    Security Documents    137
Section 3.18.    Solvency    138
Section 3.19.    ERISA    139
Section 3.20.    Labor Matters    139
Section 3.21.    Insurance    139
Section 3.22.    Intellectual Property; Licenses, Etc    139
Section 3.23.    USA PATRIOT Act    139
Section 3.24.    Anti-Corruption Laws and Sanctions    139
ARTICLE IV

Conditions of Lending
Section 4.01.    Closing Date    140
Section 4.02.    Subsequent Credit Events    143
Section 4.03.    Determinations Under Section 4.01    143
ARTICLE V

Affirmative Covenants
Section 5.01.    Existence; Business and Properties    144
Section 5.02.    Insurance    144
Section 5.03.    Taxes    145
Section 5.04.    Financial Statements, Reports, Etc    145
Section 5.05.    Litigation and Other Notices    147
Section 5.06.    Compliance with Laws    148
Section 5.07.    Maintaining Records; Access to Properties and Inspections    148
Section 5.08.    Use of Proceeds    148
Section 5.09.    Compliance with Environmental Laws    148
Section 5.10.    Further Assurances; Additional Security    149
Section 5.11.    Ratings    152
Section 5.12.    Restricted and Unrestricted Subsidiaries    152

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Section 5.13.    Post-Closing    152
Section 5.14     Quarterly Lender Calls.....................................................................................152
ARTICLE VI

Negative Covenants
Section 6.01.    Indebtedness    152
Section 6.02.    Liens    160
Section 6.03.    Restricted Payments; Restricted Debt Payments    165
Section 6.04.    Investments, Loans and Advances    169
Section 6.05.    Mergers, Consolidations; Asset Sales    173
Section 6.06.    Transactions with Affiliates    177
Section 6.07.    Business of the Borrower and the Subsidiaries; Etc    179
Section 6.08.    Restrictions on Subsidiary Distributions and Negative Pledge Clauses    179
Section 6.09.    Amendments to Junior Financing    182
Section 6.10.    Financial Covenant    182
ARTICLE VII

Events of Default
Section 7.01.    Events of Default    182
Section 7.02.    [Reserved]    186
Section 7.03.    Application of Funds    186
ARTICLE VIII

The Agents
Section 8.01.    Appointment    187
Section 8.02.    Delegation of Duties    188
Section 8.03.    Exculpatory Provisions    188
Section 8.04.    Reliance by Agents    189
Section 8.05.    Notice of Default    190
Section 8.06.    Non-Reliance on Agents and Other Lenders    190
Section 8.07.    Indemnification    191
Section 8.08.    Agent in Its Individual Capacity    192
Section 8.09.    Successor Administrative Agent    192
Section 8.10.    Arrangers, Etc    193
Section 8.11.    Security Documents and Collateral Agent    193
Section 8.12.    Right to Realize on Collateral, Enforce Guarantees, and Credit Bidding    194
Section 8.13.    Withholding Tax    196
Section 8.14.    Secured Cash Management Agreements and Secured Hedge Agreements    196
Section 8.15.    Certain ERISA Matters    196
Section 8.16.    Erroneous Payments    197

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ARTICLE IX

Miscellaneous
Section 9.01.    Notices; Communications    199
Section 9.02.    Survival of Agreement    200
Section 9.03.    Binding Effect    200
Section 9.04.    Successors and Assigns    200
Section 9.05.    Expenses; Indemnity    206
Section 9.06.    Right of Set-off    209
Section 9.07.    Applicable Law    210
Section 9.08.    Waivers; Amendment    210
Section 9.09.    Interest Rate Limitation    214
Section 9.10.    Entire Agreement    214
Section 9.11.    WAIVER OF JURY TRIAL    215
Section 9.12.    Severability    215
Section 9.13.    Counterparts    215
Section 9.14.    Headings    215
Section 9.15.    Jurisdiction; Consent to Service of Process    216
Section 9.16.    Confidentiality    216
Section 9.17.    Platform; Borrower Materials    217
Section 9.18.    Release of Liens and Guarantees    218
Section 9.19.    USA PATRIOT Act and Beneficial Ownership Regulation Notice    220
Section 9.20.    Agency of the Borrower for the Loan Parties    220
Section 9.21.    No Advisory or Fiduciary Responsibility    220
Section 9.22.    Payments Set Aside    221
Section 9.23.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    221
Section 9.24.    Acknowledgement Regarding Any Supported QFCs    222
Section 9.25.    Electronic Execution of Assignments and Certain Other Documents    223
Section 9.26.    Net Short Lenders    223

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Swingline Borrowing Request
Exhibit D-3	Form of Letter of Credit Request
Exhibit E	Form of Interest Election Request
Exhibit F	Auction Procedures
Exhibit G	Form of Intercompany Note
Exhibit H	Form of Promissory Note
Exhibit I	Form of Perfection Certificate
Exhibit J-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K	[Reserved]
Exhibit L	Form of Collateral Agreement
Exhibit M	Form of Guarantee Agreement

Schedule 1.01A	Excluded Subsidiaries
Schedule 2.01	Commitments
Schedule 2.05	Existing Letters of Credit
Schedule 3.04	Governmental Approvals
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.21	Insurance
Schedule 3.22	Intellectual Property
Schedule 5.13	Post-Closing Obligations
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.06	Transactions with Affiliates
Schedule 9.01	Notice Information

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CREDIT AGREEMENT, dated as of April 30, 2021 (as amended, supplemented, restated, amended and restated, or otherwise modified from time to time, this “Agreement”), by and among Magnite, Inc., a Delaware corporation (the “Borrower”), Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender, and each Issuing Bank and Lender (each as defined below) party hereto from time to time.
WHEREAS, the Borrower and RTL US Holding, Inc., a Delaware corporation (the “Seller”) have entered into that certain Acquisition Agreement (as defined below) pursuant to which, subject to the terms and conditions set forth therein the Borrower will acquire all of the issued and outstanding shares of SpotX, Inc., a Delaware corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”) from the Seller (the “Acquisition”); and WHEREAS, in connection with the consummation of the transactions contemplated by the Acquisition Agreement, the Borrower has requested the Lenders to extend credit as set forth herein;
NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the “U.S. Prime Lending Rate” published by the Wall Street Journal and (c) ~~the Eurodollar Rate~~Adjusted Term SOFR for a one month interest period (and with the Term SOFR component thereof determined in accordance with clause (b) of the definition of “Term SOFR”) plus 1.00%; provided that, (x) with respect to the Initial Term Loans, if the rate described in preceding clause (a) shall be less than 1.00%, such rate shall be deemed to be 1.00% and (y) with respect to the Initial Revolving Loans, if the rate described in preceding clause (a) shall be less than 0.00% such rate shall be deemed to be 0.00%. “ABR” when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans included in such Borrowing, bear interest by reference to the ABR.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Facility Loan or Swingline Loan.
“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Facility Loans.
“ABR Revolving Facility Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

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“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Acquisition” shall have the meaning assigned to such term in the first recitals hereto.
“Acquisition Agreement” shall mean the Stock Purchase Agreement, dated as of February 4, 2021, by and between the Borrower and the Seller (including, but not limited to, all schedules and exhibits thereto, and after giving effect to any alteration, amendment, modification, supplement or waiver permitted by Section 4.01(h)).
“Acquisition Agreement Specified Representations” shall mean such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower has the right to terminate the obligations of the Borrower (or to decline to consummate the Acquisition) under the Acquisition Agreement as a result of the failure of such representations to be accurate.
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that notwithstanding the foregoing (x) with respect to the Initial Term Loans, Adjusted Term SOFR shall at no time be less than 0.75% and (y) with respect to the Initial Revolving Loans, Adjusted Term SOFR shall at no time be less than zero.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agent Fee Letter” shall mean that certain Administrative Agent Fee Letter dated as of February 4, 2021, by and between the Borrower and Goldman Sachs Bank USA (as such Administrative Agent Fee Letter may be amended, restated, supplemented or otherwise modified).
“Agents” shall mean the Administrative Agent, the Collateral Agent and any sub-agent or co-agent of either of the foregoing pursuant to the Loan Documents.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“All-in Yield” shall mean, as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account (a) interest rate margins, (b) interest

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rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fees that, in each case, are not payable to all relevant lenders generally; provided, however, that (A) to the extent that ~~the Eurodollar Rate~~Adjusted Term SOFR (for a period of three months) or ABR (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the loans in respect of which the All-in Yield is being calculated on the date on which the All-in Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the All-in Yield and (B) to the extent that ~~the Eurodollar Rate~~Adjusted Term SOFR (for a period of three months) or ABR (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the All-in Yield is determined, the floor will be disregarded in calculating the All-in Yield.
“Anti-Corruption Laws” shall mean all laws or rules related to bribery or anti-corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.
“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments in effect on the Closing Date, 0.50% per annum; and (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).
“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).
“Applicable Margin” shall mean for any day:
(i)    with respect to any Initial Term Loan, 5.00% per annum in the case of any ~~Eurodollar~~Adjusted Term SOFR Loan and 4.00% per annum in the case of any ABR Loan, and
(ii)    with respect to any Revolving Facility Loan and any Swingline Loan under the Revolving Facility in effect on the Closing Date (A) from the Closing Date to the date on which the Administrative Agent receives a certificate pursuant to Section 5.04(c) for the first full fiscal quarter ending after the Closing Date, 4.75% per annum in the case of any ~~Eurodollar~~Adjusted Term SOFR Loan and 3.75% per annum in the case of any ABR Loan, and (B) thereafter, the following percentages per annum set forth below under the caption “ABR Loans” or “~~Eurodollar~~Adjusted Term SOFR Loans,” as the case may be, based upon the First Lien Net Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.04(c);

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Revolving Facility Loans

Level	First Lien Net Leverage Ratio	~~Eurodollar~~Adjusted Term SOFR Loans	ABR Loans
I	≤ 0.90 to 1.00	4.25%	3.25%
II	> 0.90 to 1.00 and ≤ 1.40 to 1.00	4.50%	3.50%
III	> 1.40 to 1.00	4.75%	3.75%
With respect to subclause (ii) above, any increase or decrease in the Applicable Margin resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.04(c); provided, however, that if such certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, with respect to the Revolving Facility Loans and Swingline Loans, pricing Level III shall apply as of the first Business Day after the date on which such certificate was required to have been delivered and in each case shall remain in effect until the date on which such certificate is delivered. In the event that the Borrower or the Administrative Agent determines that any financial statement or certificate delivered pursuant to Section 5.04(c) is inaccurate, and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall promptly following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 5.04(c) for such Applicable Period, (b) the Applicable Margin for such Applicable Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such correct financial statements and certificates and (c) if the correct Applicable Margin for the Applicable Period is higher than the Applicable Margin that was paid for such period, the Borrower shall promptly (and in any event within ten Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period; and
(iii)    with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.
“Applicable Period” shall have the meaning assigned to such term in the definition of the term “Applicable Margin.”
“Approved Bank” has the meaning assigned to such term in subclause (e) of the definition of the term “Cash Equivalents.”
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

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“Arranger Fee Letter” shall mean that certain Amended and Restated Arranger Fee Letter dated as of March 12, 2021 by and among the Borrower, Goldman Sachs Bank USA, Fifth Third Bank, National Association, Silicon Valley Bank, SVB Innovation Credit Fund VIII, L.P. and Société Générale (as such Amended and Restated Arranger Fee Letter may be amended, restated, supplemented or otherwise modified).
“Arrangers” shall mean, collectively, (i) Goldman Sachs Bank USA, Fifth Third Bank, National Association, Silicon Valley Bank and Société Générale , in their capacities as joint lead arrangers and joint bookrunners with respect to the Revolving Facility and (ii) Goldman Sachs Bank USA, Fifth Third Bank, National Association, Silicon Valley Bank and Société Générale , in their capacities as joint lead arrangers and joint bookrunners with respect to the Initial Term Facility.
“Asset Sale” shall mean (x) any Disposition (including any sale and leaseback of assets but excluding any lease or sublease of Real Property (to the extent such lease or sublease does not constitute a sale and leaseback)) to any person of any asset or assets of the Borrower or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Borrower or a Subsidiary.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.
“Auction Manager” shall have the meaning assigned to such term in Section 2.25(a).
“Auction Procedures” shall mean auction procedures with respect to Purchase Offers set forth in Exhibit F hereto.
“Auto-Extension Letter of Credit” shall have the meaning assigned that term in Section 2.05(b)(iii).
“Available Excluded Contribution Amount” shall mean the aggregate amount of cash or Cash Equivalents or the fair market value of other assets (as reasonably determined in good faith by the Borrower) received by the Borrower or any of the Subsidiaries after the Closing Date from:
(a)    contributions in respect of Qualified Equity Interests (other than any amounts received from the Borrower or any of the Subsidiaries), plus
(b)    the sale of Qualified Equity Interests of the Borrower or any of the Subsidiaries (other than (i) to the Borrower or any of the Subsidiaries or (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan), in each case with respect to clauses (a) and (b) above, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which have not been applied in reliance on the Builder Basket, minus

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(c)    the aggregate outstanding principal amount of all Restricted Payments made pursuant to Section 6.03(i)(o), Restricted Debt Payments made pursuant to Section 6.03(ii)(f)(B) and Investments made pursuant to Section 6.04(ee).
“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans and Letters of Credit under any Class of Revolving Facility Commitments, the date of termination of the Revolving Facility Commitments of such Class.
“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure (excluding the Swingline Exposure) of such Revolving Facility Lender at such time.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.
“Benchmark” shall have the meaning assigned to such term in Section 2.14.
“Benchmark Replacement” shall have the meaning assigned to such term in Section 2.14.
“Benchmark Replacement Adjustment” shall have the meaning assigned to such term in Section 2.14.
“Benchmark Replacement Conforming Changes” shall have the meaning assigned to such term in Section 2.14.
“Benchmark Replacement Date” shall have the meaning assigned to such term in Section 2.14.
“Benchmark Transition Event” shall have the meaning assigned to such term in Section 2.14.
“Benchmark Unavailability Period” shall have the meaning assigned to such term in Section 2.14.

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“Beneficial Ownership Certification” shall mean, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Administrative Agent.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person or any duly appointed committee thereof.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement, or any permitted successor thereto.
“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.
“Borrowing” shall mean a group of Loans of a single Class and Type, and made on a single date and, in the case of ~~Eurodollar~~Adjusted Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean (a) in the case of ~~Eurodollar~~Adjusted Term SOFR Loans, $1,000,000, (b) in the case of ABR Loans, $1,000,000 and (c) in the case of Swingline Loans, $500,000.
“Borrowing Multiple” shall mean (a) in the case of ~~Eurodollar~~Adjusted Term SOFR Loans, $500,000, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $100,000.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent and appropriately completed and signed by a Responsible Officer of the Borrower.
“Builder Basket” shall mean, as of any date of determination (the “Builder Basket Reference Time”), a cumulative amount equal to
(a)    the sum of (without duplication)
(i)    $23,000,000; plus
(ii)    50% of Consolidated Net Income (which shall not be less than zero) for the period from the first day of the fiscal quarter of the Borrower during which the

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Closing Date occurred to and including the last day for the most recently ended fiscal quarter of the Borrower prior to the Builder Basket Reference Time plus
(iii)    the amount of any capital contribution to, or the proceeds of any issuance of Qualified Equity Interests of, the Borrower after the Closing Date (other than any amount received from any Subsidiary), plus the fair market value, as reasonably determined in good faith by the Borrower, of cash equivalents, marketable securities or other property, in each case received by the Borrower or any of the Subsidiaries as a capital contribution or in return for any issuance of Qualified Equity Interests (other than any amounts received from the Borrower or any of the Subsidiaries), in each case, during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time; plus
(iv)    the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Borrower or any of Subsidiaries issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Borrower or any Subsidiaries), which has been converted into or exchanged for Equity Interests of the Borrower or any Subsidiary that does not constitute Disqualified Equity Interests, together with the fair market value of any cash equivalents and the fair market value (as reasonably determined in good faith by the Borrower) of any assets received by the Borrower or such Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time; plus
(v)    the net cash proceeds received by the Borrower or any Subsidiaries during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time in connection with the Disposition to any Person (other than the Borrower or any Subsidiaries) of any Investment made pursuant to Section 6.04(bb); plus
(vi)    to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Borrower or any Subsidiary during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.04(bb); plus
(vii)    an amount equal to the sum of (A) the amount of any Investment by the Borrower or any Subsidiaries pursuant to Section 6.04(bb) in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Subsidiaries, (B) the fair market value (as reasonably determined in good faith by the Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Subsidiaries and (C) the Net Proceeds of any Disposition of any Unrestricted Subsidiary (including the issuance or sale of Equity Interest thereof) received by the Borrower or any Subsidiaries, in each case, during the period from and including the day immediately following the Closing Date through and including such Builder Basket Reference Time; plus
(viii)    the amount of any Declined Prepayment Amount since the Closing Date; minus

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(b)    an amount equal to the sum of
(i)    Restricted Payments made pursuant to Section 6.03(i)(n), plus
(ii)    Restricted Debt Payments made pursuant to Section 6.03(ii)(f)(A)), plus
(iii)    Investments made pursuant to Section 6.04(bb),
in each case, after the Closing Date and prior to such Builder Basket Reference Time or contemporaneously therewith.
“Builder Basket Reference Time” shall have the meaning assigned to such term in the definition of “Builder Basket.”
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with ~~a Eurodollar~~an Adjusted Term SOFR Loan, the term “Business Day” shall also exclude any day ~~on~~ which ~~banks are~~is not ~~open for dealings in deposits in Dollars in the London interbank market~~a U.S. Government Securities Business Day.
“Canadian Dollars” shall mean the lawful currency of Canada.
“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations) that are reported in the Borrower’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized as Capitalized Lease Obligations, including any capitalized bonus payment).
“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that the Borrower may choose for any obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on December 31, 2018 (whether or not such operating lease obligations were in effect on such date) to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following such date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.
“Captive Insurance Subsidiary” shall mean any Subsidiary that is subject to regulation as an insurance company.
“Cash Collateralize” shall mean to pledge and deposit with, or deliver to, the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing

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Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” or “cash equivalents” shall mean, as at any date of determination,
(a)    Dollars, Euro, Pounds, Canadian Dollars or such other currencies held by the Borrower or any Subsidiary from time to time in the ordinary course of business;
(b)    readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the US, Canada, the United Kingdom or by any member nation of the European Union or (ii) issued by any agency or instrumentality of any of the foregoing, the obligations of which are backed by the full faith and credit of the US, Canada, the United Kingdom or any such member nation of the European Union, as applicable, in each case having average maturities of not more than twelve months from the date of acquisition thereof and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;
(c)    readily marketable direct obligations issued by any state, commonwealth or territory of the US or any political subdivision, taxing authority or any public instrumentality thereof or any foreign government, in each case having average maturities of not more than 12 months from the acquisition;
(d)    commercial paper having average maturities of not more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(e)    deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto (any such bank being an “Approved Bank”);
(f)    securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000;
(g)    marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(h)    investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(i)    shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (h) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from

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Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and
(j)    solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.
The term “Cash Equivalents” and “cash equivalents” shall also include (x) Investments of the type and maturity described in clauses (b) through (j) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (b) through (j) and in this paragraph.
“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person.
“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued but only to the extent it is the general policy of an Issuing Bank or Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions. Notwithstanding the foregoing, FATCA (as defined below) shall not be considered a “Change in Law.”
“Change of Control” shall mean, at any time, and for any reason whatsoever, (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act),

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directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of the Borrower.
For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the words “person” and “group” shall be within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
Notwithstanding anything to the contrary in this definition or any provision of Section 13(d)-3 or 13(d)-5 of the Exchange Act, a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of Equity Interest in connection with the transactions contemplated by such agreement.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term Loans, Other Term Loans established as a separate Class, Initial Revolving Loans or Other Revolving Loans established as a separate Class; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term Loans, Other Term Loans of a specified Class, Initial Revolving Loans or Other Revolving Loans of a specified Class.
“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).
“Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
“Closing Date Refinancing” shall mean, to the extent not previously repaid, the repayment and termination of that certain Amended and Restated Loan and Security Agreement, dated as of September 25, 2020, by and among the Borrower, Magnite Hopper, Inc. (f/k/a Rubicon Project Hopper, Inc.), Magnite Bell, Inc. (f/k/a Rubicon Project Bell, Inc.) and Silicon Valley Bank.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include all other property that is subject or purported to be subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.
“Collateral Agreement” shall mean the Collateral Agreement substantially in the form of Exhibit L to be dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Borrower, each Guarantor and the Collateral Agent.

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“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last three paragraphs of Section 5.10, and subject to Schedule 5.13 (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):
(a)    on the Closing Date, the Collateral Agent shall have received from (i) the Borrower and each Guarantor, a counterpart of the Collateral Agreement and (ii) each Guarantor, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;
(b)    on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties on the Closing Date, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party on the Closing Date, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note endorsements or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(c)    in the case of any person that becomes a Guarantor or a Successor Borrower after the Closing Date, the Agents shall have received (i) in the case of a Guarantor, a supplement to the Guarantee Agreement and (ii) supplements to the Collateral Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor;
(d)    (x) all outstanding Equity Interests of any person that becomes a Guarantor or a Successor Borrower after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Excluded Securities, in each case, shall have been pledged and delivered promptly, but in no event later than thirty (30) days (or such longer period as agreed by the Administrative Agent in its reasonable discretion) pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(e)    except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;
(f)    evidence of insurance required by the terms of Section 5.02 hereof shall have been received by the Collateral Agent to the extent required by Section 5.02;
(g)    after the Closing Date, the Collateral Agent shall have received, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or

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the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10;
(h)    subject to Section 5.10(f) for any Mortgaged Property acquired after the Closing Date, the Collateral Agent shall have received with respect to any Mortgaged Property (other than an Excluded Property), a Mortgage, in each case, in form and substance reasonably acceptable to the Collateral Agent:
(i)    evidence that (A) counterparts of such Mortgage have been duly executed, acknowledged and delivered and such Mortgage is in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, (B) such Mortgage has been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;
(ii)    a fully paid policy of lender’s title insurance (a “Mortgage Policy”) in an amount reasonably acceptable to the Collateral Agent (not to exceed the fair market value of such Mortgaged Property (as determined by the Borrower in good faith)) issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Collateral Agent, insuring the relevant Mortgage as having created a valid subsisting first priority Lien on the real property described therein, subject only to Permitted Liens, together with such endorsements as the Collateral Agent may reasonably request to the extent the same are available in the applicable jurisdiction;
(iii)    if requested by the Collateral Agent, a customary legal opinion of local counsel in the jurisdiction in which such Mortgaged Property is located covering the enforceability of such Mortgage and such other customary matters, in such form and substance as the Collateral Agent may reasonably request;
(iv)    a new survey or an existing survey, together with a no change affidavit, in either case sufficient for the relevant title insurance company to remove the standard survey exception and issue the survey-related endorsements in the Mortgage Policy covering such Mortgaged Property;
(v)    an appraisal (if required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended); and
(vi)    a “Life-of-Loan” flood determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower together with evidence of flood insurance for any such Mortgaged Property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto); and
    (i)    after the Closing Date, the Borrower, the Collateral Agent and the parties thereto shall have entered into Control Agreements with respect to each deposit account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to the Collateral Agreement.

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Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by (A) the filing of a Uniform Commercial Code financing statement or (B) delivery and taking possession of stock certificates of the Target and any Wholly-Owned Domestic Subsidiary of the Borrower or the Target; provided, that the delivery of stock certificates of the Target and its Wholly-Owned Domestic Subsidiaries shall only be required to be delivered on the Closing Date to the extent they have been received from the Target by the Closing Date after the use of commercially reasonable efforts; otherwise such stock certificates may be delivered up to 15 Business Days after the Closing Date (or such later date as is reasonably agreed by the Administrative Agent)) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Closing Date after the use of commercially reasonable efforts by the Borrower to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to any Credit Event on the Closing Date but, instead, shall be required to be delivered and perfected within 90 days after the Closing Date (subject to extension by the Administrative Agent in its reasonable discretion).
“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).
“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Initial Term Loan Commitment, Other Revolving Facility Commitment and/or Other Term Loan Commitment, and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolving Facility Commitment).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compounded SOFR” shall have the meaning assigned to such term in Section 2.14.
“Consolidated Interest Coverage Ratio” shall mean on any date the ratio of (i) EBITDA of the Borrower and its Subsidiaries to (ii) Consolidated Interest Expense of the Borrower and its Subsidiaries, in each case, for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Consolidated Interest Coverage Ratio shall be determined on a Pro Forma Basis.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, consolidated cash interest expense of such Person and its subsidiaries for such period with respect to all outstanding Consolidated Total Debt of such Person and its subsidiaries, including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued, net of cash interest income of such Person and its subsidiaries, to the extent such expenses were deducted (and not added back) in computing Consolidated Net Income, but excluding, for the avoidance of doubt, (a) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (b) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (c) commissions, discounts, yield and other fees and Charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (d) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (e) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Investment, all as

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calculated on a consolidated basis in accordance with GAAP, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued or incurred in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) any interest expense attributable to a parent company resulting from push down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (k) expensing of bridge, arrangement, structuring, commitment or other financing fees.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For the avoidance of doubt, Consolidated Interest Expense shall not include any principal payments respect to any Indebtedness.
“Consolidated Net Income” shall mean, with respect to any Person on a consolidated basis, an amount equal to the sum of net income (loss), determined in accordance with GAAP, but excluding, without duplication:
(a)    any net income (loss) of any Person if such Person is not the Borrower or a Subsidiary, except that the Person’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed as a dividend or other distribution or return on investment;
(b)    any net after tax effect of gains or losses (less all fees and expenses chargeable thereto) attributable to any asset Disposition (including asset retirement costs) outside the ordinary course of business;
(c)    (i) any gain or GAAP Charge from (A) any extraordinary item and/or (B) any nonrecurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, non-recurring or unusual items) and/or (ii) any GAAP Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;
(d)    any GAAP Charge attributable to the development, undertaking and/or implementation of any Cost Saving Initiatives (including (x) in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment and/or (y) for the avoidance of doubt, in connection with the Transactions or any Permitted Business Acquisition, Investment or Disposition), any business optimization GAAP Charge, any restructuring GAAP Charge (including any GAAP Charge relating to any Tax restructuring and/or any acquisitions after the Closing Date and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any GAAP Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation GAAP Charge, any severance GAAP Charge, any GAAP Charge relating to entry into a new market, any GAAP Charge relating to any strategic initiative, any signing GAAP Charge, any retention or completion bonus, any other recruiting, signing and retention GAAP Charge, any expansion and/or relocation GAAP Charge, any GAAP Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any software development GAAP Charge, any GAAP Charge associated with new systems design, any implementation GAAP Charge, any project startup GAAP Charge,

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any GAAP Charge in connection with new operations, any consulting GAAP Charge and/or any business development GAAP Charge;
(e)    Transaction Costs (including any GAAP Charges associated with the rollover, acceleration or payout of Equity Interests held by management of the Target or any of its direct or indirect subsidiaries or parent companies in connection with the Transactions and any other payments contemplated by the Acquisition Agreement as in effect on the Closing Date);
(f)    any GAAP Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), including any issuance or offering of Equity Interests, any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any Permitted Business Acquisition, and/or “growth” Capital Expenditure, including, in each case any earnout obligation expense, integration expense or nonrecurring merger costs incurred during such period as a result of any such transactions (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);
(g)    the amount of any GAAP Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding fiscal quarter);
(h)    any net gain or GAAP Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than (A) at the option of the Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business) and/or (ii) any location that has been closed during such period;
(i)    any net income or GAAP Charge attributable to the early extinguishment of Indebtedness;
(j)    any GAAP Charge that is established, adjusted and/or incurred, as applicable, or that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP;
(k)    (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes and/or (ii) the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or a retroactive application, in each

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case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP;
(l)    any non-cash compensation GAAP Charge and/or any other non-cash GAAP Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);
(m)    amortization of intangible assets;
(n)    any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);
(o)    (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedging Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedging Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);
(p)    any deferred Tax expense associated with any Tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item; and
(q)    any non-cash GAAP Charges related to adjustments to historical Tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made).
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four fiscal quarters; it being understood that to the extent such proceeds are not actually received within the next four fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters).
“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Borrower and its subsidiaries (after giving effect to the Acquisition) have been delivered (or were required to be delivered) pursuant to Section 4.01(i), 5.04(a) or 5.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.
“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection

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with any Permitted Business Acquisition), consisting of Indebtedness for borrowed money, drawn but unreimbursed obligations under Letters of Credit and similar facilities only to the extent such drawn but unreimbursed Letters of Credit and similar facilities are unreimbursed for three (3) Business Days, Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date which aggregate amount of Unrestricted Cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date minus (c) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries restricted in favor of any of the Secured Parties as of such date which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date; provided, Consolidated Total Debt shall not include (w) Letters of Credit (or other letters of credit and bankers’ acceptances), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (x) Swap Obligations, (y) Indebtedness in respect of any Permitted Receivables Financing and (z) Non-Recourse Indebtedness.
“Consolidated Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
“Contract Consideration” shall have the meaning assigned to such term in the definition of the term “Excess Cash Flow.”
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall mean, with respect to any deposit account (other than an Excluded Account) maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank with which such account is maintained.
“Corresponding Tenor” shall have the meaning assigned to such term in Section 2.14.
“Cost Saving Initiative” shall have the meaning assigned to such term in the definition of “EBITDA”.
“Credit Event” shall mean the funding of any Loan (but excluding, for the avoidance of doubt, any continuation or conversion of a Loan from one Type to another) and/or any L/C Credit Extension.
“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash or Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.
“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with

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GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of interest expense (excluding interest expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits and (d) accruals, if any, of transaction costs resulting from the Transactions.
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).
“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Default Actions” shall have the meaning assigned to such term in Section 9.26.
“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Swingline Lender, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a case or proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

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“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Dispose” or “Disposed of” shall mean to convey, sell, lease, assign, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.
“Disqualified Equity Interests” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower or any Subsidiary), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower or any Subsidiary), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.
“Disqualified Lender” shall mean, collectively, those persons that are competitors (or Affiliates of such competitors clearly identifiable as Affiliates of such competitors on the basis of such Affiliates’ names) of the Borrower or its Subsidiaries or the Target and its Subsidiaries identified in writing to the Administrative Agent from time to time; provided that the foregoing shall not apply retroactively to disqualify any assignment to the extent such assignment was acquired by a party that was not a Disqualified Lender at the time of such assignment; provided, further, that a “competitor” or an Affiliate of a competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (A) makes investment decisions or (B) has access to non-public information relating to the Borrower or any person that forms part of the Borrower’s business.

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“Dollars” or “$” shall mean lawful money of the United States of America.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount and (b) if such amount is expressed in a Permitted Foreign Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Permitted Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Permitted Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“DQ List” shall have the meaning assigned to such term in Section 9.04(h).
~~“Early Opt-in Election” shall have the meaning assigned to such term in Section 2.14.~~
“EBITDA” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis for any period, the sum of:
(a)    Consolidated Net Income for such period; plus
(b)    without duplication, and, to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit, letter of guaranty and bankers’ acceptance fees and costs of surety bonds in connection with financing activities;
(ii)    Taxes paid and any provision for Taxes, including income, capital, profit, revenue, state, foreign, provincial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination, pursuant to any Tax sharing arrangement or as a result of any Tax distribution and in respect of repatriated funds) of such Person paid or accrued during such period;
(iii)    (A) depreciation and (B) amortization (including amortization of goodwill, software, internal labor costs, deferred financing fees or costs and other intangible assets);
(iv)    any non-cash GAAP Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that (x) to the extent that any such non-cash GAAP Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash GAAP Charge in the current period and (B) to the extent such Person elects to add back such non-cash GAAP Charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA (as a deduction

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in calculating net income or otherwise) to such extent and (y) any non-cash GAAP Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);
(v)    (A) any GAAP Charge incurred as a result of, in connection with or pursuant to, any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any GAAP Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of such Person (or any parent company thereof), the Borrower and/or any subsidiary;
(vi)    the amount of any GAAP Charge or deduction associated with any subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;
(vii)    the amount of any contingent payments in connection with the licensing of intellectual property or other assets;
(viii)    [reserved];
(ix)    the amount of fees, expense reimbursements and indemnities paid to directors, including directors of the Borrower;
(x)    the amount of any GAAP Charge incurred or accrued in connection with sales of receivables and related assets in connection with any Permitted Receivables Financing;
(xi)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;
(xii)    any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144;
(xiii)    expenses incurred in connection with business interruption and event cancelation insurance;
(xiv)    any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful) (including such expenses or charges reimbursed or actually paid by a Person that is not the Borrower or one of its Subsidiaries or covered by indemnification or reimbursement provisions), including (A) Transaction Costs, (B) such fees, expenses or charges related to the incurrence of the Loans and any other credit facilities or the offering of debt securities and (C) any

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amendment or other modification of this Agreement and any other credit facilities or the offering of debt securities;
(xv)    expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid or payable in connection with Permitted Business Acquisitions, other Investments, acquisitions or Capital Expenditures;
(xvi)    [reserved];
(xvii)    the amount of any restructuring charge or provision (whether or not classified as a restructuring charge or provision under GAAP), integration cost or other business optimization expense or cost, including any one-time costs incurred in connection with acquisitions or divestitures after the Closing Date, any recruiting expenses and costs related to the closure and/or consolidation of facilities and to exiting lines of business and any reconstruction, recommissioning or reconfiguring of fixed assets for alternative use;
(xviii) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided, in connection with any such noncash charge, write-down or item required or anticipated to be made, to the extent it represents an accrual or reserve for a cash expenditure for a future period such Person may determine not to addback such non-cash charges, write-downs, expenses, losses or items in the current period and, to the extent such Person does decide to addback such charges, write-downs, expenses, losses or items in respect thereof in such future period such charges, write-downs, expenses, losses or items will not be added back to EBITDA to the extent of such adjustment previously added back) or other items classified by such Person as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such noncash item of income to the extent it represents a receipt of cash in any future period);
(xix)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its subsidiaries;
(xx)    net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment;
(xxi)    any costs or expenses incurred relating to environmental remediation, litigation or other disputes in respect of events and exposures; and
(xxii)    any charge, loss or expense (including non-cash charges) relating to any Permitted Reorganization, including the amount of incremental amortization or depreciation arising as a result of any adjustments to inventory, equipment and other assets arising as a result of the consummation of, and any other charge, loss or expense arising from other accounting effects of the consummation of, such Permitted Reorganization; plus
(c)    without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (collectively, “Expected Cost Savings”) related to the Transactions or any Permitted Business Acquisition, Investment, Disposition, operating improvement, restructuring, cost savings initiative and/or any similar transaction or initiative (any such

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operating improvement, restructuring, cost savings initiative or similar transaction or initiative, a “Cost Saving Initiative”) projected by such Person in good faith and certified by a Responsible Officer of such Person to be realized as a result of actions that have been taken or initiated, are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case in the good faith determination of such Person), including any cost savings, expenses and GAAP Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of the subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person in an amount proportionate to the percentage of Equity Interests of such joint venture that are beneficially owned by the Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Closing Date (including actions initiated prior to the Closing Date or to the extent identified in the model or quality of earnings report identified in clause (e) of this definition) and (ii) with respect to any other Cost Saving Initiative whether initiated before, on or after the Closing Date, within 24 months after such Cost Saving Initiative (which Expected Cost Savings shall be added to EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such cost savings are reasonably identifiable and factually supportable; plus
(d)    to the extent not included in Consolidated Net Income for such period, the net income of any non-Wholly Owned Subsidiary up to the amount of cash or Cash Equivalents (x) actually distributed by such Person to a Loan Party or a Wholly-Owned Subsidiary or (y) that could have been distributed as a dividend or other distribution or return on investment by such Person to a Loan Party or a Wholly-Owned Subsidiary; plus
(e)    without duplication, adjustments identified in the Borrower’s financial model or the quality of earnings report prepared in connection with the Transactions and delivered to the Arrangers on December 22, 2020; plus
(f)    without duplication, to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of EBITDA pursuant to clause (h) below for any previous period and not added back; minus
(g)    any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus
(h)    the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash GAAP Charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; minus
(i)    to the extent not deducted in arriving at such Consolidated Net Income, the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes.
Notwithstanding the foregoing, but subject to any adjustment set forth above, EBITDA shall be $12,000,000, $8,000,000, $32,000,000 and $63,000,000 for the fiscal quarters ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020. In addition, unless

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otherwise specified or unless the context otherwise requires, EBITDA shall refer to the EBITDA of the Borrower and its Subsidiaries.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environment” shall mean any and all environmental media and natural resources, including ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and flora and fauna.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements binding on Borrower or its Subsidiaries, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).
“Environmental Permits” shall have the meaning assigned to such term in Section 3.16(b).
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding debt securities convertible or exchangeable into any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the failure to make by its due date a

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required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (i) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) a failure by the Borrower, a Subsidiary or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (k) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (l) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.
“Erroneous Payment” shall have the meaning assigned to such term in Section 8.16.
“Erroneous Payment Notice” shall have the meaning assigned to such term in Section 8.16.
“Escrow” has the meaning specified in the definition of “Indebtedness.”
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” shall mean the single currency of the European Union as constituted by the Treaty on European Union and adopted as lawful currency by certain member states under legislation of the European Union for European Monetary Union.
~~“Eurodollar,” when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the definition of “Eurodollar Rate.”~~
~~“Eurodollar Borrowing” shall have the meaning assigned to such term in Section 1.06.~~
~~“Eurodollar Loan” shall have the meaning assigned to such term in Section 1.06.~~
~~“Eurodollar Rate” shall mean for any Interest Payment Date with respect to an Interest Period for a Eurodollar Loan, the rate per annum obtained by multiplying (i) (a) the rate per~~

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~~annum equal to the rate determined by Administrative Agent to be the London Interbank Offered Rate (“LIBOR”) administered by the ICE~~ Benchmark Administration ~~(or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on the date which is two Business Days prior to the commencement of such Interest Period (the “Interest Rate Determination Date”), or (b) in the event the rate referenced in the preceding clause (a) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent (or if the Administrative Agent does not offer such rate, such rate as offered by an Arranger or a Revolving Facility Lender agreed to by the Borrower and the Administrative Agent) for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) the Statutory Reserve Rate; provided, however~~, that notwithstanding the foregoing (x) with respect to the Initial Term Loans, ~~the Eurodollar Rate shall at no time be less than 0.75% and (y) with respect to the Initial Revolving Loans, the Eurodollar Rate~~ shall at no time be less than zero.
~~“Eurodollar Term Borrowing” shall have the meaning assigned to such term in Section 1.06.~~
~~“Eurodollar Term Loan” shall have the meaning assigned to such term in Section 1.06.~~
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, any amount (if positive) equal to:
(a)    Consolidated Net Income for such Excess Cash Flow Period; plus
(b)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow for such Excess Cash Flow Period in such future period); plus
(c)    the decreases, if any, in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long term assets or current liabilities to long term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedging Agreement; plus
(d)    an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; minus

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(e)    an amount equal to the amount of all non-cash gains for such Excess Cash Flow Period included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period; provided that such amounts are added to Excess Cash Flow in the period received) and cash charges included in clauses (a) through (q) of the definition of “Consolidated Net Income” to the extent financed with internally generated cash flow of the Borrower or the Subsidiaries; minus
(f)    the amount of Capital Expenditures made in cash during such period by (or committed during such period to be used for such purposes within the succeeding twelve-month period, subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period) the Borrower and its Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Subsidiaries (other than under any revolving indebtedness); minus
(g)    the aggregate amount of all principal payments of Indebtedness of the Borrower and the Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any scheduled repayment of Term Loans, any mandatory prepayment of Term Loans from any Asset Sale and other prepayments of Term Loans and (C) prepayments of Revolving Facility Loans to the extent such prepayments of Revolving Facility Loans are accompanied by a permanent and concurrent commitment reduction thereunder; provided, that deductions for voluntary prepayments pursuant this clause (g) shall not apply to the extent such voluntary prepayment is financed with the proceeds of long-term Indebtedness (other than under any revolving indebtedness); provided, further, that to the extent the amount of prepayments exceeds the amount of prepayments required to be made from Excess Cash Flow for such year, when taken together with other payments required for such year, then such excess amounts may be applied to the next subsequent fiscal year at the option of the Borrower; minus
(h)    the aggregate amount of cash consideration paid by the Borrower and the Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period (or committed during such period to be used for such purposes within the succeeding twelve-month period, subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period) pursuant to Section 6.04 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Subsidiaries; minus
(i)    the amount of Restricted Payments during such period (on a consolidated basis) by the Borrower and the Subsidiaries (or committed during such period to be used for such purposes within the succeeding twelve-month period, subject to reversal of such deduction if any such committed amount is not actually expended within such twelve-month period) made in compliance with Section 6.03 to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Subsidiaries; minus
(j)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Business Acquisitions, Capital Expenditures or other Investments to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Business Acquisitions, Capital Expenditures or other Investments during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the

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calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; minus
(k)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income; minus
(l)    increases in Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Borrower or any Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long term assets or current liabilities to long term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedging Agreement; minus
(m)    cash payments by the Borrower and the Subsidiaries during such Excess Cash Flow Period in respect of purchase price holdbacks, earn out obligations or long-term liabilities of the Borrower and the Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income to the extent financed with internally generated cash flow of the Borrower or any Subsidiaries; minus
(n)    the aggregate amount of expenditures actually made by the Borrower and any Subsidiary in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower or any Subsidiaries; minus
(o)    the amount of Taxes (including penalties and interest) paid in cash and/or Tax reserves set aside or payable (without duplication) in such Excess Cash Flow Period to the extent they exceed the amount of Tax expense deducted in arriving at such Consolidated Net Income for such Excess Cash Flow Period; minus
(p)    amounts excluded under clause (g) of the definition of “Consolidated Net Income” for such Excess Cash Flow Period, to the extent the relevant indemnification, reimbursement or insurance proceeds have not yet been received; minus
(q)    cash expenditures in respect of Hedging Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income.
For purposes of this definition of “Excess Cash Flow,” (i) “deducted in arriving at such Consolidated Net Income” shall mean deducted in calculating the net income (loss) of the Borrower and the Subsidiaries and not thereafter excluded pursuant to the definition of Consolidated Net Income, (ii) “included in arriving at such Consolidated Net Income” shall mean included in calculating the net income (loss) of the Borrower and the Subsidiaries and not thereafter excluded pursuant to the definition of Consolidated Net Income and (iii) amounts shall be deducted from, or added to, Consolidated Net Income without duplication.
“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending December 31, 2021 (the measurement period for

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which shall commence with the first day of the calendar month commencing immediately following the Closing Date and which shall end on December 31, 2021).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Account” shall mean each deposit account (a) the funds in which are used solely for the payment of salaries and wages, payroll taxes, withholding taxes, workers’ compensation, employee benefit payments and similar expenses in the ordinary course of business, (b) that is a zero-balance disbursement account, (c) that is used solely for paying taxes, including sales taxes, (d) the funds in which consist solely of (i) funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary, (ii) funds representing deferred compensation for the directors and employees of the Borrower or any Subsidiary, (iii) funds held as part of escrow arrangements permitted under the terms of this Agreement or (iv) any fiduciary or trust account, (e) held in any non-U.S. jurisdiction, and (f) with an average monthly balance of less than $500,000, not to exceed $2,000,000 in the aggregate at any time for all accounts that are Excluded Accounts pursuant to this clause (f).
“Excluded Affiliates” shall mean Affiliates of the Lenders that are engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such Affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (other than, in each case, such Persons directly engaged by the Borrower or its Affiliates as part of the Transactions and a limited number of senior employees who are required, in accordance with industry regulations or such Lenders’ (or its Affiliates’) internal policies and procedures, to act in a supervisory capacity and such Lenders’ internal legal, compliance, risk management, credit or investment committee members).
“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.
“Excluded Property” shall have the meaning assigned to such term in Section 5.10.
“Excluded Securities” shall mean any of the following:
(a)    any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;
(b)    any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law (other than to the extent such prohibition is rendered ineffective under the Uniform Commercial Code or any other Requirement of Law notwithstanding such prohibition);
(c)    any Equity Interests of any person that is not the Borrower or a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) is prohibited by (i) any applicable organizational documents, joint venture agreement, shareholder agreement or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.08 that was existing on the Closing Date or at the time of the acquisition of such subsidiary and was not created in contemplation of such acquisition, but, in the case of this subclause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective

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by the Uniform Commercial Code or any other Requirement of Law, (B) any organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary, (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect or (3) such prohibition is terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law, or (C) a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law;
(d)    any Equity Interests of any Immaterial Subsidiary (except to the extent perfected by filing of a UCC financing statement), Insurance Subsidiary or Unrestricted Subsidiary;
(f)    any Margin Stock;
(g)    (i) voting Equity Interests (and any other interests constituting “voting stock” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in excess of 65% of all such voting Equity Interests in any CFC or FSHCO directly owned by the Borrower or a Guarantor; and
(h)     voting Equity Interests (and any other interests constituting “voting stock” within the meaning of Treasury Regulation Section 1.956-2(c)(2)) constituting more than (i) 65% of the voting Equity Interests and (ii) 100% of non-voting Equity Interests, in each case of any entity that is treated as a “disregarded entity” and is a FSHCO.
“Excluded Subsidiary” shall mean any of the following:
(a)    each Immaterial Subsidiary,
(b)    each Domestic Subsidiary that is a non-Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary),
(c)    each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority or other third party (other than the Borrower or a Wholly-Owned Subsidiary) to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received, it being understood that the Borrower and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization),
(d)    each Domestic Subsidiary acquired pursuant to a Permitted Business Acquisition or other Investment permitted hereunder that, at the time of such Permitted Business Acquisition or other Investment, has assumed Indebtedness not incurred in

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contemplation of such Permitted Business Acquisition or other Investment and each subsidiary that is a subsidiary thereof that guarantees such Indebtedness, in each case, to the extent such Indebtedness prohibits such Subsidiary from becoming a Guarantor,
(e)    any Foreign Subsidiary (including for the avoidance of doubt any CFC),
(f)    any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary that is either a CFC or a FSHCO,
(g)    any Subsidiary that is a FSHCO,
(h)    any other Domestic Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including Tax consequences) of providing a Guarantee to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,
(i)    each Unrestricted Subsidiary,
(j)    each Insurance Subsidiary,
(k)    each special purpose entity,
(l)    each not-for-profit subsidiary,
(m)    each receivables subsidiary, and
(n)    each Subsidiary listed on Schedule 1.01A hereto.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, any of the following Taxes imposed on or with respect to any such recipient or required to be withheld or deducted from a payment to any such recipient: (i) Taxes imposed on or measured by its net income (however denominated), franchise and similar Taxes, and branch profits Taxes, in each case imposed by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, being engaged in a trade or business in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a

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result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Loan Document or any transactions pursuant to any Loan Document), (ii) any branch profits Taxes or similar Taxes imposed by any jurisdiction in which the Borrower is located or carries on a trade or business, (iii) in the case of a Lender, U.S. federal withholding Tax imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or a Commitment pursuant to laws in force at the time such Lender acquires such interest in the Loan or Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) or designates a new Lending Office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iv) any Tax attributable to the Administrative Agent’s, any Lender’s, any Issuing Bank’s or any other recipient’s failure to comply with Section 2.17(d) or Section 2.17(f) and (v) any Tax imposed under FATCA.
“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).
“Existing Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a)(i).
“Expected Cost Savings” shall have the meaning assigned to such term in the definition of the term “EBITDA”.
“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).
“Extension” shall have the meaning assigned to such term in Section 2.22(a).
“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).
“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are two Facilities (i.e., the Initial Term Facility and the Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder or, without duplication, Term Loans.
“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Borrower), including, at the option of the Borrower, reliance on the most recent real property Tax bill or assessment in the case of Real Property.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated

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thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate on any day would otherwise be less than 0%, then the Federal Funds Rate on such day shall be deemed to be 0%.
“Federal Reserve Bank of New York’s Website” shall have the meaning assigned to such term in Section 2.14.
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.
“Financial Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.
“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or other executive responsible for the financial affairs of such person.
“First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries (other than if secured by Junior Liens) to (ii) EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the First Lien Net Leverage Ratio shall be determined on a Pro Forma Basis.
“Fixed Amounts” shall have the meaning assigned to such term in Section 1.09.
“Fixed Incremental Amount” shall mean, at any time, the sum of:
(a)    the greater of $85,000,000 and 75.0% of EBITDA calculated on a Pro Forma Basis, for the most recently ended Test Period of the Borrower, plus
(b)    the amount of any optional prepayment of any Term Loan in accordance with Section 2.11(a), all voluntary prepayments of Revolving Loans accompanied by corresponding voluntary permanent reductions of Revolving Facility Commitments and any Incremental Facilities or Incremental Equivalent Debt, so long as, in the case of any such optional prepayment or assignment, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness other than Indebtedness under any revolving credit facility, plus
(c)    the aggregate principal amount of any Term Loan reduction resulting from any assignment of such Term Loan to (and/or purchase of such Term Loan by) the Borrower and/or any Subsidiary (limited, in the case of purchases made at a discount to par value, to the actual

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purchase price of such Term Loan paid in cash), limited, in the case of Incremental Facilities or Incremental Equivalent Debt, to Incremental Facilities or Incremental Equivalent Debt incurred in reliance upon the Fixed Incremental Amount, so long as, in the case of any such optional prepayment or assignment, the relevant prepayment or assignment and/or purchase was not funded with the proceeds of any long-term Indebtedness other than Indebtedness under any revolving credit facility; minus
(d)    the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Fixed Incremental Amount.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto, and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
“FSHCO” shall mean any Subsidiary substantially all of the assets of which (directly or through one or more disregarded entities for U.S. federal income tax purposes) consist of Indebtedness and/or Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.
“GAAP Charge” shall mean any fee (including third party consultant fees and other similar fees), loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any

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obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby. “Guaranteed” and “Guaranteeing” shall have meanings correlative thereto.
“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit M to be dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, between each Guarantor and the Administrative Agent.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Guarantors” shall mean (i) each Subsidiary of the Borrower that executes the Guarantee Agreement on the Closing Date and (ii) each Subsidiary of the Borrower that becomes a Loan Party pursuant to Section 5.10(c), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof; provided that no Excluded Subsidiary shall be a Guarantor.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Hedge Bank” shall mean any person that is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender on the Closing Date (or any person that becomes an Agent, Arranger or Lender or Affiliate thereof after the Closing Date) and that enters into or has entered into a Hedging Agreement with the Borrower or any Subsidiary, in each case, in its capacity as a party to such Hedging Agreement.

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“Hedge Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Agreement, as determined by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Hedging Agreement) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Borrower, if no Hedge Bank is party to such Hedging Agreement).
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that “Hedging Agreement” shall not include (i) convertible Indebtedness or any Permitted Convertible Indebtedness Call Transaction, (ii) any accelerated share repurchase contract, share call option or similar contract with respect to the Borrower’s Equity Interests entered into to consummate a repurchase of such Equity Interests, (iii) any forward sale contract with respect to the Borrower’s Equity Interests or (iv) put and call options and forward arrangements entered into in connection with joint ventures and other business investments, acquisitions and dispositions permitted under this Agreement.
“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).
“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal quarter of the Borrower and its Subsidiaries most recently ended for which financial statements (or pro forma financial statements, as applicable) have been (or were required to be) delivered pursuant to Section 4.01(i), 5.04(a) or 5.04(b), have (x) assets with a value equal to or in excess of 2.5% of Consolidated Total Assets or (y) operating revenue which is equal to or greater than 2.5% of the consolidated operating revenues of the Borrower and its Subsidiaries on such date. Notwithstanding the foregoing, if at any time all Immaterial Subsidiaries, taken as a whole, (i) have total assets at such time exceeding 5.0% of the Consolidated Total Assets of the Borrower and its subsidiaries on such date or (ii) have operating revenue which is greater than 5.0% of the consolidated operating revenues of the Borrower and its Subsidiaries on such date, then the Borrower shall designate which of such Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Agreement to the extent necessary to cause such excess to be eliminated; provided, that if no such designation is made by the Borrower, then one or more of such Immaterial Subsidiaries shall be deemed not to be Immaterial Subsidiaries in descending order based on the amounts of their Consolidated Total Assets or operating revenue, as applicable, until such excess shall have been eliminated.
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Incremental Amount” shall mean, at any time, the sum of:

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(a)    the Fixed Incremental Amount; plus
(b)    an unlimited amount (such amount, the “Ratio Incremental Amount”) so long as, immediately after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt:
(i)    in the case of any Incremental Facility or Incremental Equivalent Debt secured by Liens on the Collateral ranking pari passu with the Liens securing the Loan Obligations (without regard to control of remedies), on a Pro Forma Basis after giving effect to such Incremental Facility or Incremental Equivalent Debt and the use of the proceeds thereof, the First Lien Net Leverage Ratio does not exceed (x) 1.90:1.00 or (y) solely in the case of any such Incremental Facility or Incremental Equivalent Debt being incurred to finance a Permitted Business Acquisition or other similar Investment permitted hereunder, the First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period;
(ii)    in the case of any Incremental Facility or Incremental Equivalent Debt secured by Liens on the Collateral ranking junior to the Liens securing the Loan Obligations, on a Pro Forma Basis after giving effect to such Incremental Facility or Incremental Equivalent Debt and the use of the proceeds thereof, the Secured Net Leverage Ratio does not exceed (x) 1.90:1.00 or (y) solely in the case of any such Incremental Facility or Incremental Equivalent Debt being incurred to finance a Permitted Business Acquisition or other similar Investment permitted hereunder, the Secured Net Leverage Ratio as of the last day of the most recently ended Test Period; or
(iii)    in the case of any Incremental Facility or Incremental Equivalent Debt that is unsecured, on a Pro Forma Basis after giving effect to such Incremental Facility or Incremental Equivalent Debt and the use of the proceeds thereof, either, as elected by the Borrower, (A) the Consolidated Interest Coverage Ratio is at least equal to either (x) 2.00:1.00 or (y) solely in the case of any such Incremental Facility or Incremental Equivalent Debt being incurred to finance a Permitted Business Acquisition or other similar Investment permitted hereunder, the Consolidated Interest Coverage Ratio as of the most recently ended Test Period, or (B) the Total Net Leverage Ratio does not exceed either (x) 5.90:1.00 or (y) solely in the case of any such Incremental Facility or Incremental Equivalent Debt being incurred to finance a Permitted Business Acquisition or other similar Investment permitted hereunder, the Total Net Leverage Ratio as of the most recently ended Test Period;
provided that (x) the Borrower may elect to use the Ratio Incremental Amount (to the extent compliant therewith) prior to the Fixed Incremental Amount regardless of whether there is capacity under the Fixed Incremental Amount, and if the Fixed Incremental Amount, on the one hand, and the Ratio Incremental Amount, on the other hand, are available and the Borrower does not make an election, the Borrower will be deemed to have elected the Ratio Incremental Amount (to the extent compliant therewith), with the balance being incurred under clauses (b) and (c) of the Fixed Incremental Amount and, thereafter, under clause (a) of the Fixed Incremental Amount and (y) the Borrower may elect to use capacity under the Fixed Incremental Amount on the same date that the Borrower uses capacity under the Ratio Incremental Amount, by first calculating the capacity under clause (i), (ii) or (iii) of the Ratio Incremental Amount, as applicable, without regard to the any use of capacity under the Fixed Incremental Amount; provided, further, that the Borrower may redesignate all of any portion of any such Indebtedness originally designated as incurred pursuant to the Fixed Incremental Amount as incurred pursuant to the Ratio Incremental Amount if, at the time of such redesignation, the Borrower would be permitted to incur such Incremental Facility or Incremental Equivalent Debt under the Ratio Incremental Amount (for purposes of clarity, with any such redesignation having the effect of

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increasing the Borrower’s ability to incur indebtedness under the Fixed Incremental Amount as of the date of such redesignation by the amount of such Indebtedness so redesignated). For purposes of any determination under this definition, the calculation of compliance with the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Consolidated Interest Coverage Ratio (and the relevant components thereof, including “Consolidated Total Debt”, “ EBITDA”, “Consolidated Net Income” and “Consolidated Interest Expense”) for purposes of incurring any Indebtedness hereunder, (x) in the case of an incurrence of Incremental Revolving Facility Commitments, such calculation shall be made assuming that such then incurred Incremental Revolving Facility Commitments are fully drawn and (y) with respect to the amount of any Indebtedness in a currency other than Dollars, the equivalent amount in Dollars of Indebtedness in any currency other than Dollars shall be calculated based on the arithmetic mean of the average monthly spot exchange rates quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for each month within the most recently ended Test Period.
“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.
“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.
“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(q)(i).
“Incremental Facility” shall mean the Incremental Commitments and the Incremental Loans made thereunder.
“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.
“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Revolving Facility Loans to the Borrower and to acquire risk participations in Letters of Credit and Swingline Loans as provided herein.
“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.
“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.
“Incremental Term Loans” shall mean, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, additional Initial Term Loans or Other Incremental Term Loans.

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“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.09.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earnout obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP, (iii) any such obligations incurred under ERISA and (iv) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others described in clauses (a) through (d) above, (f) all Capitalized Lease Obligations of such person, (g) the net obligations of any person under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability in accordance with GAAP, (h) the principal component of all unreimbursed obligations of such person as an account party in respect of drawn letters of credit, (i) the principal component of all unreimbursed obligations of such person in respect of drawn bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests) and (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed.
Notwithstanding the foregoing, and where applicable, “Indebtedness” will not include:
(i)    all intercompany Indebtedness and any obligations arising from intercompany transfer pricing arrangements having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business;
(ii)    the amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date;
(iii)    contingent obligations incurred in the ordinary course of business;
(iv)    in connection with any Permitted Business Acquisition or other Investment, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of the Person or assets acquired after the closing; provided, however, that to the extent such payment becomes fixed and determined, the amount is paid within ninety (90) days thereafter;
(v)    deferred compensation payable to directors, officers, employees or consultants and any obligations in respect of workers’ compensation claims, early retirement obligations, pension fund obligations or contributions or social security or wage Taxes;

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(vii)    any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in any amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;
(viii)    current and long term deferred income, current and deferred income taxes payable, capitalized payments in lieu of property taxes in accordance with GAAP, in each case accrued in the ordinary course of business;
(vi)    deferred or prepaid revenues;
(ix)    prepayments or deposits received from clients or customers in the ordinary course of business;
(x)    obligations in respect of letters of credit and bank guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business, to the extent such letters of credit or bank guarantees are not drawn upon or, if and to the extent drawn upon, are reimbursed no later than the tenth (10th) Business Day following receipt by such Person of a demand for reimbursement following such drawing;
(xi)    obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business;
(xii)    obligations in respect of performance, completion, surety, Tax, appeal, judgment, advance payment, customs, guarantees or similar instruments provided by the Borrower or any Subsidiaries in the ordinary course of business;
(xiii)    Escrowed Proceeds and other obligations which would otherwise constitute Indebtedness but which have been cash collateralized and obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose and are used for such purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to be unrestricted cash), and
(xiv)    any Increased Amount.
The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.
Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness for purposes of this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness for purposes of this Agreement.

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“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Information Memorandum” shall mean the Confidential Information Memorandum dated March, 2021 as modified or supplemented prior to the Closing Date.
“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.
“Initial Term Facility” shall mean the Initial Term Loan Commitments and the Initial Term Loans made hereunder.
“Initial Term Lender” shall mean, at any time, any Lender that holds an Initial Term Loan Commitment or Initial Term Loans at such time.
“Initial Term Loan Commitment” shall mean, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder. The amount of each Term Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $360,000,000.
“Initial Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).
“Initial Term Loan Maturity Date” shall mean the date that is the seven year anniversary of the Closing Date; provided that if on any date prior to the date that is the seven year anniversary of the Closing Date (any such date, an “Initial Term Loan Maturity Reference Date”), (x) the Borrower’s 0.25% convertible senior notes due 2026 and (y) any Indebtedness incurred to refinance or otherwise extend the maturity date of the Borrower’s 0.25% convertible senior notes due 2026, is outstanding and scheduled to mature or similarly become due on or prior to the date that is ninety-one (91) days after the Initial Term Loan Maturity Reference Date, the Initial Term Loan Maturity Date shall instead be the Initial Term Loan Maturity Reference Date; provided, further, that, in each case, if any such day is not a Business Day, the Initial Term Loan Maturity Reference Date shall be the Business Day immediately preceding such day.
“Initial Term Loan Maturity Reference Date” shall have the meaning assigned to such term in the definition of “Initial Term Loan Maturity Date”.
“Initial Term Loans” shall mean the term loans made by the Term Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a).
“Insurance Subsidiary” shall have the meaning assigned to such term in Section 6.04(x).
“Intellectual Property” shall mean the following intellectual property rights, including both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names,

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logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other knowhow, whether or not patentable.
“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.11.
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent.
“Interest Payment Date” shall mean, (a) as to any ~~Eurodollar~~Adjusted Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for ~~a Eurodollar~~an Adjusted Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; provided that if such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day; and (b) as to any ABR Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the applicable Facility under which such Loan was made.
“Interest Period” shall mean, as to each ~~Eurodollar~~Adjusted Term SOFR Loan, the period commencing on the date such ~~Eurodollar~~Adjusted Term SOFR Loan is disbursed or converted to or continued as ~~a Eurodollar~~an Adjusted Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request~~,~~ or such other period that is requested by the Borrower and consented to by the Administrative Agent and all applicable Lenders; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of ~~a Eurodollar~~an Adjusted Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to ~~a Eurodollar~~an Adjusted Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; ~~and~~
(iii)    no Interest Period for any Loan shall extend beyond the Maturity Date of the Facility under which such Loan was made~~.~~; and
~~“Interest Rate Determination Date” shall have the meaning assigned to such term in the definition of the term “Eurodollar Rate”~~
(iv)    no tenor that has been removed from this definition pursuant to Section 2.14(d) shall be available for specification in such Borrowing Request or Interest Election Request.
“Investment” shall have the meaning assigned to such term in Section 6.04.

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“IRS” shall mean the U.S. Internal Revenue Service.
“ISDA CDS Definitions” shall have the meaning assigned to such term in Section 9.26.
“ISDA Definitions” shall have the meaning assigned to such term in Section 2.14.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce, publication number 590 (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” shall mean (i) each person listed as having a Letter of Credit Commitment on Schedule 2.01 and (ii) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).
“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Loan Obligations.
“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date then in effect on such date of determination.
“L/C Advance” shall mean, with respect to each Revolving Facility Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Facility Borrowing.
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07 (and, in the case of any Letter of Credit denominated in a Permitted Foreign Currency, based on the Dollar Equivalent thereof at such time).
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).
“LCA Election” shall have the meaning assigned to such term in Section 1.10.
“LCA Test Date” shall have the meaning assigned to such term in Section 1.10.

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“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23. Unless the context clearly indicates otherwise, the term “Lenders” shall include any Swingline Lender.
“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.
“Letter of Credit” shall mean any letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.
“Letter of Credit Commitment” shall mean, as to any Issuing Bank, the amount set forth on Schedule 2.01 opposite such Issuing Bank’s name or, in the case of an Issuing Bank that becomes an Issuing Bank after the Closing Date, the amount notified in writing to the Administrative Agent by the Borrower and such Issuing Bank; provided that the Letter of Credit Commitment of any Issuing Bank may be increased or decreased if agreed in writing between the Borrower and such Issuing Bank (each acting in its sole discretion) and notified in writing to the Administrative Agent by such persons.
“Letter of Credit Facility Expiration Date” shall mean, with respect to any Revolving Facility, the fifth Business Day prior to the Revolving Facility Maturity Date for such Revolving Facility.
“Letter of Credit Request” shall mean a request by the Borrower substantially in the form of Exhibit D-3 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Issuing Bank) as shall be approved by the applicable Issuing Bank.
“Letter of Credit Sublimit” shall mean $15,000,000, as such amount may be reduced pursuant to Section 2.08. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capital lease that would constitute a Capitalized Lease Obligation having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction” shall mean (i) any Permitted Business Acquisition or other Investment, including by means of a merger, amalgamation or consolidation, by the Borrower or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Borrower or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (ii) any Restricted Payment subject to an irrevocable declaration by the Board of Directors of the Borrower or any Subsidiary that is payable within 60 days of the date of declaration, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing and/or (iii) any repayment or redemption of Indebtedness of the Borrower or any of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

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“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) any Intercreditor Agreement and (viii) any Note issued under Section 2.09(e).
“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding), and (b) the due and punctual payment of all monetary obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding).
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.
“Local Time” shall mean New York City time (daylight or standard, as applicable).
“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) representing more than 50% of the sum of all Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) under such Facility at such time (subject to the last paragraph of Section 9.08(b)).
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (i) on the Closing Date, a “Material Adverse Effect” (as defined in the Acquisition Agreement) and (ii) at any time thereafter, a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Facilities or (c) the material rights and material remedies of the Administrative Agent and the Lenders (taken as a whole) under the applicable Loan Documents.
“Material Indebtedness” shall mean Indebtedness (other than Indebtedness under this Agreement) of any one or more of the Borrower or any Significant Subsidiary in an aggregate

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principal amount exceeding the greater of (x) $15,000,000 and (y) 12.5% of EBITDA for the most recently ended Test Period.
“Maturity Date” shall mean (i) with respect to any Revolving Facility, the Revolving Facility Maturity Date thereof, and (ii) with respect to any Term Facility, the Term Facility Maturity Date thereof.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“MFN Provision” shall have the meaning assigned to such term in Section 2.21(b)(v).
“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the applicable Issuing Bank in their sole discretion.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean any mortgage, deed of trust, deed to secure debt or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, on any Mortgaged Property constituting Collateral.
“Mortgage Policy” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.
“Mortgaged Property” shall mean any owned real property that has a fair market value (as determined by the Borrower in good faith) in excess of $1,000,000 (a) as of the Closing Date, with respect to any real property owned by any Loan Party as of the Closing Date or (b) as of the date of acquisition thereof, with respect to any real property acquired by any Loan Party after the Closing Date; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Mortgaged Property include any Excluded Property.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Proceeds” shall mean:
(a)    100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Sections 6.05(d), 6.05(g), 6.05(m) or 6.05(n) or from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness and required payments of other obligations relating to the applicable asset (other than pursuant to the Loan Documents), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the principal amount of such then outstanding debt as a percentage of the aggregate principal amount of all then outstanding Term Loans and

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Other First Lien Debt), (iv) Taxes paid or payable (in the good faith determination of the Borrower) as a direct result thereof, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date) and (vi) in the case of any Asset Sale or Recovery Event by any Subsidiary that is not a Guarantor, amounts applied to repay Indebtedness (other than Indebtedness (x) owed to the Borrower or any Subsidiary or (y) under any revolving credit facility except to the extent there is a corresponding reduction in the commitments thereunder); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and/or the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Investments in Cash Equivalents or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale or Recovery Event, as applicable, then such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such proceeds if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds unless such net cash proceeds realized in a single transaction or series of related transactions shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);
(b)    [Reserved]; and
(c)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
“Net Short Lender” shall have the meaning assigned to such term in Section 9.26.
“Net Short Representation” shall mean, with respect to any Lender (other than an Unrestricted Lender) at any time, a representation and warranty (including any deemed representation and warranty, as the case may be) from such Lender to the Borrower that is not a Net Short Lender.
“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).
~~“Next Available Term SOFR” shall have the meaning assigned to such term in Section 2.14.~~

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“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” shall have the meaning given that term in Section 2.05(b)(iii).
“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower or any of its Subsidiaries.
“Note” shall have the meaning assigned to such term in Section 2.09(e).
“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement (including, in each case, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding).
“Other First Lien Debt” shall mean any obligations secured by Other First Liens (including any Incremental Equivalent Debt or Refinancing Notes secured by Other First Liens).
“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Loan Obligations (without regard to control of remedies).
“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).
“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments and (b) Replacement Revolving Facility Commitments.
“Other Revolving Loans” shall mean, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes imposed as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from any Loan Document or any transactions pursuant to any Loan Document) imposed with respect to an assignment (other than with respect to an assignment pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)).
“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.
“Other Term Loan Commitments” shall mean, collectively, (a) Incremental Term Loan Commitments with respect to Other Term Loans and (b) commitments to make Refinancing Term Loans.

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“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.10(a)(ii).
“Other Term Loans” shall mean, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.
“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(e).
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or a majority of the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower or its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), so long as (i) subject to Section 1.10 for a Limited Condition Transaction, no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable material laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and (iv) any acquired Equity Interests or any Equity Interests in any entity newly formed in connection with such transactions shall be Equity Interests of a Subsidiary (except as permitted by a provision of Section 6.04 (other than Section 6.04(k))).
“Permitted Convertible Indebtedness Call Transaction” shall mean any purchase by the Borrower of a call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests in connection with the issuance of any convertible Indebtedness otherwise permitted hereunder, or any refinancing, refunding, extension or renewal thereof as permitted by Section 6.01, and any sale by the Borrower of a call option or warrant (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests; provided that the purchase price for the Permitted Convertible Indebtedness Call Transaction does not exceed the net proceeds from the issuance of such convertible notes issued in connection with the Permitted Convertible Indebtedness Call Transaction or any such refinancing, refunding, extension or renewal thereof as permitted by Section 6.01, as applicable.
“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with any Lien securing the Loan Obligations, one or more intercreditor agreements in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

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“Permitted Foreign Currency” means, with respect to any Letter of Credit, any foreign currency that is reasonably requested by the Borrower from time to time and that has been agreed to by the applicable Issuing Bank.

“Permitted Investments” shall mean Investments in any Cash Equivalents.
“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Loan Obligations, one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Receivables Financing” shall mean, collectively, any receivables, securitizations or other receivables financing (including any factoring program) in an aggregate outstanding amount not to exceed (solely when incurred or created) $10,000,000 (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the most recently ended Test Period) so long as such financings are non-recourse to the Borrower and any of the Subsidiaries (except for (a) recourse to any Foreign Subsidiaries in a manner customary in the relevant local market, (b) any customary limited recourse obligations, (c) any performance undertaking or guarantee that is no more extensive in any material respect than customary performance undertakings or (d) an unsecured parent guarantee, and, in each case, reasonable extensions thereof).
“Permitted Receivables Net Investment” shall mean the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or any of the Subsidiaries).
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), any Indebtedness (including successive refinancings thereof); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) and an amount equal to any existing revolving commitments unutilized thereof of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the final maturity date of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced (provided that such Indebtedness may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of this clause (b)), (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Obligations, such

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Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith), (d) no Permitted Refinancing Indebtedness shall have obligors that are not obligors with respect to the Indebtedness being so Refinanced; provided that, if any of the Guarantees of the Indebtedness being Refinanced were subordinated to the Obligations, the Guarantees of the Permitted Refinancing Indebtedness shall be subordinated to the Obligations on no less favorable terms, (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Borrower in good faith), (f) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable and (g) if the Indebtedness being Refinanced is the Borrower’s 0.25% convertible senior notes due 2026 (or any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness), such Permitted Refinancing Indebtedness must also be in the form of unsecured debt securities (and, in the case of any such Permitted Refinancing Indebtedness that is not convertible into the Borrower’s Equity Interests, the final maturity date of such Permitted Refinancing Indebtedness must be on or after the date that is 91 days after the latest Term Loan Maturity Date) unless the Indebtedness incurred to Refinance such Indebtedness is otherwise Excluded Indebtedness.
“Permitted Reorganization” shall mean any transaction or undertaking, including Investments, in connection with internal reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto (w) the Loan Parties shall comply with the Collateral and Guarantee Requirement as required by Section 5.10, (x) the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired, (y) any pledges of Equity Interests that are part of the Collateral are maintained or replaced with equivalent pledges and (z) such transaction is not otherwise materially adverse to Lenders.
“Permitted Sale Lease-Back Transaction” shall mean (i) any sale and lease-back transaction entered into prior to the Closing Date and (ii) any sale and lease-back transactions by the Borrower and/or any of its Subsidiaries with aggregate net proceeds for all such transactions made pursuant to this clause (ii) not to exceed (calculated at the time of such transaction) $10,000,000.
“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower, any Subsidiary or any ERISA Affiliate and (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 5.04.

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“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.
“Pounds” and “£” shall mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of the greater of $5,000,000 and an amount equal to 5.0% of EBITDA (provided, that the Borrower may elect to give effect to any Asset Sale, acquisition, Investment (or series of related Investments) below such threshold), merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period in connection with the Transactions, Permitted Business Acquisitions and similar acquisitions and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Equity Interests or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).
Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph reasonably expected to result from the applicable pro forma event in the twenty four (24) month period following the consummation of the pro forma event, which may be reasonably allocated to the Borrower or any of its Subsidiaries in the reasonable good faith determination of the Borrower. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to

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above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).
“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).
“Projections” shall mean the projections of the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall have the meaning assigned to such term in Section 5.04.
“Purchase Offer” shall have the meaning assigned to such term in Section 2.25(a).
“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Equity Interests.
“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”
“Rate Election Notice” shall have the meaning assigned to such term in Section 2.14.
“Ratio Incremental Amount” shall have the meaning assigned to such term in the definition of “Incremental Amount”.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any Subsidiary, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Reference Time” shall have the meaning assigned to such term in Section 2.14.

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“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.
“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(e).
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
“Refinancing Notes” shall mean any secured or unsecured or subordinated notes or loans issued by the Borrower or any Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Term Loans and/or replace Revolving Facility Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Term Loans so reduced and/or Revolving Facility Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) subject to clause (e) below, the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) subject to clause (e) below, the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Facility Commitments so replaced; (e) if any such Refinancing Notes are not Other First Lien Debt, it does not (1) mature prior to the date that is 91 days after the Latest Maturity Date or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of the Initial Term Loans and Initial Revolving Loans (or any later maturing Facility then in effect) plus 91 days and (2) have mandatory prepayment, redemption or offer to purchase events more onerous to the Borrower (as reasonably determined in good faith by the Borrower) than those set forth in the Initial Term Loans and Initial Revolving Loans (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, amortization to the extent permitted above and other than mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Borrower and its Subsidiaries than, those applicable to the Term Loans and/or Revolving Facility Commitments, as the case may be being refinanced, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans then outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if the Indebtedness being refinanced was (A) contractually subordinated to any Facility in right of payment, such Refinancing Notes shall be contractually subordinated to such Facility on the same basis, (B) junior to any Facility in right of security, such Refinancing Notes shall be junior in right of security to such Facility on the same or more junior basis or be unsecured or (C) unsecured, such Refinancing Notes shall be unsecured; (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Borrower or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable; and (j) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth

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in this clause (j)) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or not materially more favorable to the lenders providing such Refinancing Notes than, the terms, taken as a whole, applicable to the Term Loans so reduced or the Revolving Facility Commitments so replaced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance, as determined by the Borrower in good faith); provided that such Refinancing Notes may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness so long as, subject only to customary conditions the failure of which to be satisfied would otherwise result in an Event of Default, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of the foregoing clauses (c), (d) and (e), as applicable.
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.03(i)(q).
“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).
“Regulated Bank” shall mean an Approved Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective partners, directors, officers, employees, agents, managers, advisors and representatives of such person and of such Person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

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“Relevant Governmental Body” shall have the meaning assigned to such term in Section 2.14.
“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(c).
“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).
“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).
~~‘~~“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.
“Repricing Event” shall mean (i) any prepayment or repayment of Initial Term Loans with the proceeds of, or conversion of all or any portion of the Initial Term Loans into, any new or replacement tranche of broadly syndicated first-lien secured term loan Indebtedness that is secured on the Collateral bearing interest at All-in Yield less than the All-in Yield applicable to the Initial Term Loans (as such comparative rates are determined by the Administrative Agent in consultation with the Borrower) and (ii) any amendment to this Agreement whose primary purpose is to directly or indirectly reduce the All-in Yield applicable to the Initial Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.19(c)); provided, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control or Transformative Acquisition constitute a Repricing Event. Any determination by the Administrative Agent in consultation with the Borrower of the All-in Yield for purposes of this definition shall be conclusive and binding on all Lenders holding the Initial Term Loans.
“Required Lenders” shall mean, at any time, Lenders having Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Facility Commitments (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure) at such time; provided, that the Term Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided, that, if the First Lien Net Leverage Ratio as of the end of such Excess Cash Flow Period is (x) less than or equal to 1.40:1.00 but greater than 0.90:1.00, such percentage shall be 25% or (y) less than or equal to 0.90:1.00, such percentage shall be 0%
“Required Revolving Facility Lenders” shall mean, at any time with respect to any Revolving Facility, Revolving Facility Lenders having Revolving Facility Commitments under such Revolving Facility (or if the Revolving Facility Commitments under such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility) that, taken together, represents more than 50% of the sum of all Revolving Facility Commitments under such Revolving Facility (or, if the Revolving Facility Commitments under

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such Revolving Facility have terminated, Revolving Facility Credit Exposure under such Revolving Facility at such time); provided, that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.
“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any person shall mean any manager, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.
“Restricted Debt Payments” shall have the meaning assigned to such term in Section 6.03(ii).
“Restricted Payments” shall have the meaning assigned to such term in Section 6.03(i). The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.
“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, or a successor thereto.

“Revaluation Date” means with respect to any Letter of Credit denominated in a Permitted Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, (iv) on the Business Day immediately following each Honor Date in respect of such Letter of Credit and (v) such additional dates as the Administrative Agent or any applicable Issuing Bank shall reasonably determine.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.
“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.
“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Lender’s Revolving Facility Commitment on the Closing Date is set forth on Schedule 2.01, or in the Assignment and Acceptance, Incremental Assumption

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Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $52,500,000.
“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of the Financial Covenant only and only if all Revolving Facility Commitments shall have been terminated, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.
“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.
“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.
“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, December 14, 2025 and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.
“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“Revolving L/C Exposure” of any Revolving Facility of any Class shall mean at any time the aggregate L/C Obligations under such Revolving Facility at such time. The Revolving L/C Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure under such Revolving Facility at such time.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc.
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) Her Majesty’s Treasury, (c) the European Union or (d) the United Nations Security Council.

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“Screened Affiliate” means any Affiliate of a Lender (i) that makes investment decisions independently from such Lender and any other Affiliate of such Lender that is not a Screened Affiliate (and such Lender and any other Affiliate of such Lender that is not a Screened Affiliate shall make investment decisions independently from such Screened Affiliates), (ii) that has in place customary information screens between it and such Lender and any other Affiliate of such Lender that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Borrower or its Subsidiaries between or among (x) such Lender and any other Affiliates of such Lender that are not Screened Affiliates and (y) any Screened Affiliate, (iii) whose investment policies are not directed by such Lender or any other Affiliate of such Lender that is not a Screened Affiliate in connection with its investment in the Loans, (iv) who does not have the ability to influence the investment policies of such Lender or any other Affiliate of such Lender that is not a Screened Affiliate in connection with such Lender’s or any Affiliate of such Lender’s investment in the Loans and (v) whose investment decisions are not influenced by the investment decisions of such Lender or any other Affiliate of such Lender in connection with its investment in the Loans; provided, that such Lender shall have no knowledge of such Screened Affiliate’s holdings or investment positions and such Screened Affiliate shall have no knowledge of such Lender’s holdings or investment positions (other than, in each case, a limited number of senior employees who are required, in accordance with industry regulations or such Lender’s (or such Screened Affiliate’s) internal policies and procedures, to act in a supervisory capacity and such Lenders’ internal legal, compliance or risk management committee members). No Affiliate of a Lender shall be considered a Screened Affiliate unless and until the applicable Lender has provided the Borrower and the Administrative Agent with written certification or deemed certification of such Screened Affiliate’s compliance with the requirements of a Screened Affiliate under this definition.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Closing Date, that is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.
“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Subsidiary and any Hedge Bank, including any such Hedging Agreement that is in effect on the Closing Date, that is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.
“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries to (ii) EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Secured Net Leverage Ratio shall be determined on a Pro Forma Basis.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Swingline Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

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“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement), the Mortgages, the Control Agreements and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.
“Senior Administration Fee” shall have the meaning assigned to such term in Section 2.12(c).
“Significant Subsidiary” shall mean each Subsidiary as to which a specified circumstance exists relating to a “Significant Subsidiary” that (when taken together with any other Subsidiaries as to which such circumstance then exists) (a) for the four fiscal quarter period of the Borrowing ending as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements (or pro forma financial statements, as applicable) have been (or were required to be) delivered pursuant to Section 4.01(i), 5.04(a) or 5.04(b), accounted for at least 5% of the combined EBITDA of the Borrower, consolidated with its Subsidiaries, for the last four fiscal quarters then ended or (b) as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements (or pro forma financial statements, as applicable) have been (or were required to be) delivered pursuant to Section 4.01(i), 5.04(a) or 5.04(b), has assets which represent at least 5% of Consolidated Total Assets.
“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Borrower and its Subsidiaries on the Closing Date and (ii) any business that is a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, corollary, complementary, ancillary, synergistic or incidental to any of the foregoing.

“SOFR” shall ~~have the meaning assigned to such term in Section 2.14~~mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Soft Call Date” shall have the meaning assigned to such term in Section 2.12(d).
“Specified Representations” shall mean those representations and warranties of the Borrowers and the Guarantors set forth in Sections 3.01(a) (solely with respect to the Loan Parties), 3.01(d), 3.02(a), 3.02(b)(i)(B) (solely as it relates to the execution and delivery by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party, the borrowings and other extensions of credit hereunder on the date on which such representations and warranties are being made and the granting of the Liens in the Collateral pursuant to (and solely to the extent required under) the Loan Documents), 3.03, 3.10, 3.11, 3.17 (subject to the limitations set forth in the last paragraph of the definition of “Collateral and Guarantee Requirement”), 3.18, 3.23(c) and 3.24.
~~“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is~~

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~~subject with respect to the Eurodollar Rate, for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~
“Subagent” shall have the meaning assigned to such term in Section 8.02.
“Subordinated Indebtedness” shall mean (i) any Indebtedness of a Borrower that is contractually subordinated in right of payment to the Loan Obligations and (ii) any Indebtedness of any Guarantor that is contractually subordinated in right of payment to the Guarantee of such Guarantor of the Loan Obligations.
“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean, unless otherwise specified or unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Redesignation” shall have the meaning assigned to such term in the definition of “Unrestricted Subsidiary” in this Section 1.01.
“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(q).
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“SWIFT” shall have the meaning assigned to such term in Section 2.05(f).
“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit D-2 or such other form (including any form on an electronic platform or electronic transmission system as shall be approved by the Swingline Lender) as shall be approved by the Swingline Lender and appropriately completed and signed by a Responsible Officer of the Borrower.
“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments is $15,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

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“Swingline Exposure” shall mean at any time for any Revolving Facility the aggregate principal amount of all outstanding Swingline Borrowings under such Revolving Facility at such time. The Swingline Exposure of any Revolving Facility Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure under such Revolving Facility at such time.
“Swingline Lender” shall mean the Administrative Agent, in its capacity as a lender of Swingline Loans.
“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term Borrowing” shall mean a Borrowing of Initial Term Loans or Other Term Loans.
“Term Facility” shall mean each of the Initial Term Facility and/or each of the Other Term Facilities.
“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including Initial Term Loans and/or Other Term Loans.
“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term Facility, the Initial Term Loan Maturity Date, and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.
“Term Lender” shall mean a Lender with a Term Facility Commitment or with outstanding Term Loans.
“Term Loan Installment Date” shall mean any Initial Term Loan Installment Date or any Other Term Loan Installment Date.
“Term Loans” shall mean the Initial Term Loans and/or the Other Term Loans.

“Term SOFR” shall ~~have the meaning assigned to such term in Section 2.14~~mean,
(a)    for any calculation with respect to an Adjusted Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City Time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S.

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Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City Time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.
“Term SOFR Adjustment” shall mean (a) for any Interest Period of one-month’s duration, a percentage equal to 0.11448% per annum, (b) for any Interest Period of three-months’ duration, a percentage equal to 0.26161% per annum and (c) for any Interest Period of six-months’ duration, a percentage equal to 0.42826% per annum.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(v).
“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan and L/C Borrowing all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired with no pending drawings and all amounts drawn or paid thereunder have been reimbursed in full in cash (or other arrangements satisfactory to the applicable Issuing Bank have been made).
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 4.01(j), 5.04(a) or 5.04(b).
“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

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“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt to (ii) EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period on or prior to such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined on a Pro Forma Basis.
“Transaction Costs” shall mean fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Borrower and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.
“Transaction Documents” shall mean the Acquisition Agreement and the Loan Documents.
“Transactions” shall mean, collectively (a) the consummation of the Acquisition; (b) the Closing Date Refinancing; (c) the other transactions, actions and/or restructurings that occur pursuant to or in connection with the foregoing (including, but not limited to, any transaction that occurs prior to or substantially concurrently with the Acquisition); and (d) the payment of all fees and expenses to be paid and owing in connection with the foregoing.
“Transformative Acquisition” shall mean any acquisition by the Borrower or any Subsidiary that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.
“Treasury Capital Stock” shall have the meaning assigned to such term in Section 6.03(q).
“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean ~~the Eurodollar Rate~~Adjusted Term SOFR and the ABR. It is understood and agreed that Loans bearing interest based upon clause (c) of the definition of “ABR” shall be ABR Loans (and not Adjusted Term SOFR Loans) for all purposes hereunder.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall have the meaning assigned to such term in Section 2.14.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial

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Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “US” shall mean the United States of America.
“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c)(i).
“Unrestricted Cash” shall mean unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries and cash and Cash Equivalents of the Borrower and its Subsidiaries restricted in favor of the Lenders.
“Unrestricted Lender” shall mean any regulated Bank, any Revolving Facility Lender as of the Closing Date, any Arranger or any of their respective Affiliates.
“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower, whether owned on, or acquired or created after, the Closing Date, that is designated after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary following the Closing Date so long as (a) no Event of Default pursuant to Section 7.01(b), (c), (h) or (i) is continuing or would result therefrom and (b) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04; and (2) any subsidiary of an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default pursuant to Section 7.01(b), (c), (h) or (i) is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence) and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary. The Borrower may not designate any Subsidiary as an Unrestricted Subsidiary hereunder if it is a “restricted subsidiary” (or other term with a substantially similar meaning) under the documentation governing any Incremental Equivalent Debt or Indebtedness incurred pursuant to Section 6.01(v)(x)(i) hereof and where any such documentation provides for the ability to designate subsidiaries as “restricted” and “unrestricted” (or other terms with substantially similar meanings).
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

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“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d)(ii)(C).
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Domestic Subsidiary” shall mean a Wholly-Owned Subsidiary that is also a Domestic Subsidiary.
“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly-Owned Subsidiary of the Borrower.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Terms Generally; GAAP. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein (including, for the avoidance of doubt, the proviso in the definition of “Capitalized Lease Obligations”), all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the

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Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income” and “EBITDA”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.
For purposes of determining compliance at any time with Article VI, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02,6.03, 6.04 or 6.05, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any category. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Affiliate transaction, restriction on subsidiary distribution and negative pledge clauses under Sections 6.01, 6.02, 6.03, 6.04 or 6.05, respectively, but may instead be permitted in part under any combination thereof. For the avoidance of doubt, a transaction or item that is permitted by one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition under Section 6.01, 6.02, 6.03, 6.04 or 6.05, respectively, shall not be counted against any other category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment or Disposition under Section 6.01, 6.02, 6.03, 6.04 or 6.05, respectively (i.e., each category shall be independent of each other category).
Section 1.03.    Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
Section 1.04.    Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.05.    Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

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Section 1.06.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., ~~a~~an “~~Eurodollar~~Adjusted Term SOFR Loan”) or by Class and Type (e.g., ~~a~~an “~~Eurodollar~~Adjusted Term SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., ~~a~~an “~~Eurodollar~~Adjusted Term SOFR Borrowing”) or by Class and Type (e.g., ~~a~~an “~~Eurodollar~~Adjusted Term SOFR Term Borrowing”).
Section 1.07.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life of the Letter of Credit in effect at such time.
Section 1.08.    Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Facilities, Refinancing Term Loans, Loans in connection with any Refinancing Revolving Facility Commitments, Extended Term Loans, Extended Revolving Facility Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.
Section 1.09.    Certain Calculations. For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test, such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.10), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.
Section 1.10.    Limited Condition Transactions.
In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:
(a)    determining compliance with any provision of the Loan Documents (other than Section 6.10 hereof) that requires the calculation of the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, Secured Net Leverage Ratio or the First Lien Net Leverage Ratio;
(b)    determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

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(c)    testing availability under baskets set forth in the Loan Documents (including baskets measured as a percentage of EBITDA or Consolidated Total Assets or by reference to the Builder Basket);
in each case, at the option of the Borrower (the Borrower’s election, in writing to the Administrative Agent, to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into or the date of delivery of the relevant notices, if any (the “LCA Test Date”), and if, on a Pro Forma Basis after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.
For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA of the Borrower or any Subsidiary or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.
If the Borrower has made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated; provided that if such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any action taken where compliance of such ratios or baskets was determined or tested assuming such Limited Condition Transaction and other transaction in connection therewith have been consummated will not be deemed to have been exceeded as a result of failure to consummate such Limited Condition Transaction and other transactions in connection therewith.
Section 1.11.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interest at such time.
Section 1.12.    Exchange Rates; Currency Equivalents. On each Revaluation Date, the Administrative Agent shall determine the Dollar Equivalent amounts of Letter of Credit extensions denominated in Permitted Foreign Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided

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herein, the applicable amount of any Permitted Foreign Currency or purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
ARTICLE II

The Credits
Section 2.01.    Commitments. Subject to the terms and conditions set forth herein:
(a)    Each Initial Term Lender agrees, severally and not jointly, to make an Initial Term Loan in Dollars to the Borrower on the Closing Date in an aggregate principal amount not to exceed its Initial Term Loan Commitment.
(b)    Each Revolving Facility Lender agrees, severally and not jointly, to make Revolving Facility Loans of a Class in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.
(c)    Each Lender having an Incremental Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make an Incremental Loan to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment.
(d)    The full amount of the Term Loans pursuant to the Initial Term Loan Commitments must be drawn in a single drawing on the Closing Date. Term Loans that are repaid or prepaid may not be reborrowed.
Section 2.02.    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and of the same Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class (or, in the case of Swingline Loans, in accordance with the Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or ~~Eurodollar~~Adjusted Term SOFR Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or ~~Eurodollar~~Adjusted Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

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(c)    At the commencement of each Interest Period for any ~~Eurodollar~~Adjusted Term SOFR Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or as contemplated by Section 2.04(c) or Section 2.05(c). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, and after giving effect to all Borrowings, all conversions of Loans from one type to another, and all continuations of Loans of the same type, would result in more than (i) 10 (ten) ~~Eurodollar~~Adjusted Term SOFR Borrowings outstanding under the Revolving Facility at any time and (ii) 6 (six) ~~Eurodollar~~Adjusted Term SOFR Borrowings outstanding under each other Facility. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Maturity Date for such Class.
Section 2.03.    Requests for Borrowings.
(a)    To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of ~~a Eurodollar~~an Adjusted Term SOFR Borrowing, not later than 12:00 noon, Local Time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing (or, in each case, such later time as is acceptable to the Administrative Agent); provided, that (i) if the Borrower wishes to request ~~Eurodollar~~Adjusted Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon, Local Time four (4) U.S. Government Securities Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them and not later than 12:00 noon, Local Time, three (3) U.S. Government Securities Business Days before the requested date of such Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders and (ii) any such notice of an ABR Revolving Facility Borrowing as contemplated by Section 2.04(c) or Section 2.05(c) may be given no later than 12:00 noon, Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Acquisition) and (in the case of telephonic requests) shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    whether such Borrowing is to be a Borrowing of Initial Term Loans, Other Term Loans or Revolving Facility Loans of a particular Class, as applicable;
(ii)    the aggregate amount of the requested Borrowing;

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(iii)    the date of such Borrowing, which shall be a Business Day or a U.S. Government Securities Business Day, as applicable;
(iv)    whether such Borrowing is to be an ABR Borrowing or ~~a Eurodollar~~an Adjusted Term SOFR Borrowing;
(v)    in the case of ~~a Eurodollar~~an Adjusted Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar~~Adjusted Term SOFR Borrowing then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender hereby agrees to make Swingline Loans under any Revolving Facility in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Lender’s Swingline Commitment or (ii) the Revolving Facility Credit Exposure of the applicable Class exceeding the total Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing and the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by the making of such Swingline Loan may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower.
(c)    The Swingline Lender may, by written notice given to the Administrative Agent not later than 12:00 noon, Local Time, on any Business Day, require the Revolving Facility Lenders under the applicable Revolving Facility to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it under such Revolving Facility. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility

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Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, Local Time, on a Business Day no later than 2:00 p.m. Local Time on such Business Day and if received after 12:00 noon, Local Time, on a Business Day, no later than 12:00 noon, Local Time on the immediately succeeding Business Day), to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of any Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
Section 2.05.    Letters of Credit.
(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Facility Expiration Date for the applicable Revolving Facility, to issue Letters of Credit in Dollars or a Permitted Foreign Currency for the account of the Borrower or any of its Subsidiaries under any Revolving Facility, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued for the account of the Borrower or any of its Subsidiaries under such Revolving Facility and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Revolving Facility Credit Exposure under the applicable Revolving Facility shall not exceed the Revolving Facility Commitments thereunder, (x) the Revolving Facility Credit Exposure of any Lender under the applicable Revolving Facility shall not exceed such Lender’s Revolving Facility Commitment thereunder, (y) the outstanding amount of the L/C Obligations under all Revolving Facilities shall not exceed the Letter of Credit Sublimit and (z) unless otherwise agreed by such Issuing Bank in its sole discretion, the outstanding amount of the L/C Obligations in respect of Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a

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representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s and its Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower and its Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The previously issued letters of credit listed on Schedule 2.05 (the “Existing Letters of Credit”), shall, subject to the satisfaction of the applicable conditions set forth in Article IV, be deemed to be Letters of Credit under this Agreement as of the Closing Date.
(ii)    No Issuing Bank shall issue any Letter of Credit under any Revolving Facility if:
(A)    subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or the then-current expiration date, unless the Required Revolving Facility Lenders under such Revolving Facility have approved such expiry date; or
(B)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Facility Expiration Date for such Revolving Facility, unless (x) all the Revolving Facility Lenders under such Revolving Facility and such Issuing Bank have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable Issuing Bank.
(iii)    No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount of less than $250,000 or the Dollar Equivalent thereof;
(D)    [reserved];
(E)    any Revolving Facility Lender under the applicable Revolving Facility is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including for the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.24(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit

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then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or reasonably determined potential Fronting Exposure, as it may elect in its sole discretion); or
(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not have been permitted at such time to issue the Letter of Credit in its amended form under the terms of this Section 2.05(a).
(v)    No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    Subject to the provisions of Section 2.05(f), each Issuing Bank shall act on behalf of the Revolving Facility Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it under such Revolving Facility and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.
(vii)    Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Facility Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or increase any existing Letter of Credit.
(viii)    For the avoidance of doubt and notwithstanding any other provisions hereunder, Goldman Sachs Bank USA, as an Issuing Bank, shall be under no obligation to issue any Letter of Credit other than a standby Letter of Credit.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Letter of Credit Request must be received by the applicable Issuing Bank and the Administrative Agent not later than 12:00 noon at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit

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(which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) if more than one Revolving Facility is then in effect, the Revolving Facility under which such Letter of Credit is to be issued; and (H) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable Issuing Bank may reasonably request. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may reasonably request pursuant to its policies of general applicability to other account parties for whom such Issuing Bank issues letters of credit.
(ii)    Promptly after receipt of any Letter of Credit Request, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from the Required Revolving Facility Lenders, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied (solely with respect to an issuance), then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or issue the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under a Revolving Facility and each amendment increasing the amount of a Letter of Credit, each Revolving Facility Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Facility Lender’s Revolving Facility Percentage of such Revolving Facility times the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Request, an Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Facility Expiration Date of the applicable Revolving Facility; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Facility Lenders under the applicable Revolving Facility have elected not to permit

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such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. one Business Day after the date of notice of any payment by an Issuing Bank under a Letter of Credit or, if the Borrower shall have received such notice from the Issuing Bank later than 11:00 a.m. on any Business Day, not later than 4:00 p.m. on the next Business Day (each such date of payment by an Issuing Bank, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing; provided that, in the case of a drawing in a Permitted Foreign Currency, the applicable Issuing Bank may require the Borrower to reimburse such Issuing Bank through the Administrative Agent in an amount equal to the Dollar Equivalent of such Permitted Foreign Currency drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender under the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Facility Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Facility Loans under the applicable Revolving Facility to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Facility Commitments under Section 4.02 and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Facility Lender under the applicable Revolving Facility shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank to the Administrative Agent in an amount equal to its applicable Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Facility Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to ABR Revolving Facility Loans of the applicable Class. In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be

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deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05; provided that the amount of any drawing that is not reimbursed on the Honor Date shall bear interest at the rate applicable to ABR Revolving Facility Loans from and including the date of drawing to but excluding the date such amount becomes an Unreimbursed Amount.
(iv)    Until each Revolving Facility Lender under the applicable Revolving Facility funds its Revolving Facility Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of such Issuing Bank.
(v)    Each Revolving Facility Lender’s obligation to make Revolving Facility Loans or L/C Advances to reimburse the Issuing Banks for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any Issuing Bank, the Borrower or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Facility Lender’s obligation to make Revolving Facility Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (minus the foregoing interest and fees) shall constitute such Lender’s Revolving Facility Loan included in the relevant Revolving Facility Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by the Administrative Agent.

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(ii)    If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.22 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;
(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP or other applicable rules or the express terms of the Letter of Credit, as applicable;
(vii)    any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any case or proceeding under any Debtor Relief Law; or

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(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the relevant Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the relevant Issuing Bank and its correspondents unless such notice is given as aforesaid.
(f)    Role of Issuing Banks. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, other than in respect of any sight draft, certificates and documents expressly required by the Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Required Revolving Facility Lenders, as applicable, under the applicable Revolving Facility; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence, or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in compliance with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall be stated therein to apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any Requirements of Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions,

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practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(i)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such subsidiaries.
(j)    Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d), 2.11(e), 2.24(a)(v) or 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders under each Revolving Facility, an amount in cash equal to 102% of the Revolving L/C Exposure under such Revolving Facility as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(d), 2.11(e) and 2.24(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Collateral Agent, for the benefit of the Secured Parties, a security interest in such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for any disbursements under any Letter of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(d) or (e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(d) and (e) no longer being exceeded, as applicable.
(k)    Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Revolving Facility Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) and shall thereafter be an Issuing Bank hereunder for all purposes.
(l)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section

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2.05(b) no later than the next Business Day after receipt thereof (or, if earlier, the time specified thereon) and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any disbursement under any Letter of Credit, the date of such disbursement and the amount of such disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.
(m)    Amounts. For the avoidance of doubt, each reference to an “amount” in this Section 2.05 that describes an obligation in respect of a Letter of Credit shall be deemed to refer to the Dollar amount or the Permitted Foreign Currency amount, as applicable.
Section 2.06.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of any disbursement under any Letter of Credit and reimbursements as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of ~~Eurodollar~~Adjusted Term SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 11:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.07.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of ~~a Eurodollar~~an Adjusted

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Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of ~~a Eurodollar~~an Adjusted Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.07, the Borrower shall not be permitted to change the Class of any Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice), by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for ~~Eurodollar~~Adjusted Term SOFR Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or ~~a Eurodollar~~an Adjusted Term SOFR Borrowing; and
(iv)    if the resulting Borrowing is ~~a Eurodollar~~an Adjusted Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests ~~a Eurodollar~~an Adjusted Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

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(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to ~~a Eurodollar~~an Adjusted Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as ~~a Eurodollar~~an Adjusted Term SOFR Borrowing and (ii) unless repaid, each ~~Eurodollar~~Adjusted Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then current Interest Period.
Section 2.08.    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Revolving Facility Maturity Date for such Class. On the Closing Date (after giving effect to the funding of the Initial Term Loans to be made on such date), the Initial Term Loan Commitments of each Term Lender with an Initial Term Loan Commitment as of the Closing Date will automatically and permanently terminate.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
Section 2.09.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and

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(iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made under any Revolving Facility on the Revolving Facility Maturity Date for such Revolving Facility; provided, that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and the Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
Section 2.10.    Repayment of Term Loans and Revolving Facility Loans and Prepayment Procedures.
(a)    Subject to the other clauses of this Section 2.10 and to Section 9.08(e),
(i)    the Borrower shall repay principal of outstanding Initial Term Loans on the last Business Day of each March, June, September and December of each year (commencing on the last Business Day of the first full fiscal quarter of the Borrower commencing after the Closing Date) and on the Initial Term Loan Maturity Date (each such date being referred to as an “Initial Term Loan Installment Date”), in an aggregate principal amount of Initial Term Loans equal to (i) for each Initial Term Loan Installment Date prior to the Initial Term Loan Maturity Date, 0.25% of the aggregate principal amount of the Initial Term Loans incurred on the Closing Date and (ii) in the case of such payment due on the Initial Term Loan Maturity Date, an amount equal to the then unpaid principal amount of such Initial Term Loans outstanding;
(ii)    in the event that any Other Term Loans are made, the Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”); and

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(iii)    to the extent not previously paid, all outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.
(b)    To the extent not previously paid, all outstanding Revolving Facility Loans and Swingline Loans shall be due and payable on the applicable Revolving Facility Maturity Date.
(c)    Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or Section 2.11(c) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Initial Term Loans and Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes; provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1) and 2.11(c), any Class of Other Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term Loans and any other Classes of then outstanding Other Term Loans, in each case to the extent the respective Class receiving less than its pro rata share has consented thereto). Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrower may in each case direct.
Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by electronic means) of such selection not later than (i) 10:00 a.m., Local Time, in the case of an ABR Borrowing or any Swingline Loan, on the scheduled date of such prepayment and (ii) 2:00 p.m., Local Time, in the case of ~~a Eurodollar~~an Adjusted Term SOFR Borrowing, at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent (and Swingline Lender, if applicable)). Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent (and Swingline Lender, if applicable) on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon its respective Revolving Facility Percentage of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16. In connection with any prepayment of any Loan of any Lender hereunder that would otherwise occur from the proceeds of new Loans being funded hereunder on the date of such prepayment, if agreed to by the Borrower and such Lender in a writing provided to the Administrative Agent, the portion of the existing Loan of such Lender that would otherwise be prepaid on such date may instead be converted on a “cashless roll” basis into a like principal amount of the new Loans being funded on such date.
(d)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b)(1) or 2.11(c) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment

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(based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Lender (a “Declining Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b)(1) or 2.11(c) not be made (the aggregate amount of such prepayments declined by the Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrower. For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with the immediately preceding sentence to prepay loans in accordance with Section 2.11(a) below.
Section 2.11.    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d), Section 2.12(e) and Section 2.16 and subject to prior notice in accordance with the provisions of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding, subject to prior notice in accordance with the first sentence of Section 2.10(d).
(b)    Following the Closing Date, the Borrower shall make a prepayment in an amount equal to (1) the amount of all Net Proceeds (other than Net Proceeds of the kind described in the following clauses (2) and (3)) within ten (10) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10; and (2) the amount of all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds) no later than three (3) Business Days after the date on which such Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments are issued or incurred, to prepay Term Loans and/or Revolving Facility Commitments in accordance with Section 2.23 and the definition of “Refinancing Notes” (as applicable). Notwithstanding anything to the contrary in this Section 2.11(b) or elsewhere in this Agreement, to the extent that (A) any or all of the Net Proceeds from any Foreign Subsidiary are prohibited by any Requirement of Law from being loaned, distributed or otherwise transferred to Borrower (provided that the Borrower and such Subsidiary shall take all commercially reasonable actions available under local law to permit such repatriation or to remove such prohibitions) or any Domestic Subsidiary or materially adverse consequences (including Tax consequences) to the Borrower or any Subsidiary (as reasonably determined by the Borrower) would result therefrom or (B) any or all of the Net Proceeds received by a Subsidiary other than a Guarantor are prohibited from being transferred to the Borrower for application in accordance with this Section 2.11(b) by any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or any other contractual obligation with an unaffiliated third party (including any agreement governing Indebtedness) that was not created in contemplation of such event resulting in Net Proceeds, then in each case the portion of such Net Proceeds so affected will not be required to be applied at the times provided in this Section 2.11(b) but may be retained by the applicable Subsidiary or applied in any other manner not prohibited by this Agreement. Notwithstanding the foregoing, in no event shall the Borrower be required to repatriate cash held at a Foreign Subsidiary in order to make a required

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mandatory prepayment; provided that, for the sake of clarity, this sentence shall not impact the obligation of the Borrower to make any such prepayment.
(c)    Not later than ten (10) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate the Excess Cash Flow of the Borrower and its Subsidiaries for such Excess Cash Flow Period and the Borrower shall apply an amount to prepay Term Loans equal to (i) the Required Percentage of such Excess Cash Flow minus, without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, (ii) to the extent not financed using the proceeds of funded Indebtedness (other than revolving indebtedness), the sum of (a) the amount of any voluntary payments of Term Loans and amounts used to repurchase outstanding principal of Term Loans during such Excess Cash Flow Period pursuant to Sections 2.11(a) and Section 2.25 (it being understood that the amount of any such payments pursuant to Section 2.25 shall be calculated to equal the amount of cash used to repay principal and not the principal amount deemed prepaid therewith), (b) the amount of any voluntary payments of Revolving Facility Loans to the extent that Revolving Facility Commitments are terminated or reduced pursuant to Section 2.08 by the amount of such payments and (c) the amount used to fund voluntary prepayments, voluntary repurchases or voluntary redemptions of any other Indebtedness, in each case to the extent secured on a pari passu basis with the Obligations under this Agreement (other than Indebtedness under any revolving credit facility except to the extent there is a corresponding reduction in the commitments thereunder), plus, in each case, at the option of the Borrower and without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments, voluntary repurchases or voluntary redemptions of such Indebtedness after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c). Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail. Notwithstanding anything to the contrary in this Section 2.11(c) or elsewhere in this Agreement, to the extent that (A) any or all of Excess Cash Flow that is attributable to a Foreign Subsidiary is prohibited by any Requirement of Law from being loaned, distributed or otherwise transferred to Borrower or any Domestic Subsidiary (provided that the Borrower and such Subsidiary shall take all commercially reasonable actions available under local law to permit such repatriation or to remove such prohibitions) or materially adverse Tax consequences (as reasonably determined by the Borrower) would result therefrom or (B) any or all of the Excess Cash Flow that is attributable to a Subsidiary other than a Guarantor are prohibited from being transferred to the Borrower for application in accordance with this Section 2.11(c) by any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or any other contractual obligation with an unaffiliated third party (including any agreement governing Indebtedness), then the portion of such Excess Cash Flow so affected will not be required to be applied at the times provided in this Section 2.11(c) but may be retained by the applicable Subsidiary or applied in any other manner not prohibited by this Agreement. Notwithstanding the foregoing, in no event shall the Borrower be required to repatriate cash held at a Foreign Subsidiary in order to make a required mandatory prepayment; provided that, for the sake of clarity, this sentence shall not impact the obligation of the Borrower to make any such prepayment.
(d)    In the event (other than as a result of any revaluation of the Dollar Equivalent of the Revolving Exposure on any Revaluation Date) that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall prepay Revolving Facility Borrowings and/or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess. In addition, if solely as a result of changes in the exchange rate of any Permitted Foreign

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Currency, the Administrative Agent notifies the Borrower that either (i) the Dollar Equivalent of the L/C Obligations exceeds the Letter of Credit Sublimit or (ii) the Dollar Equivalent of the Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, then in either such case the Borrower shall, at the request of the Administrative Agent, within ten (10) days of receipt of such notice, provide Cash Collateral in respect of outstanding Letters of Credit denominated in such Permitted Foreign Currency in an aggregate amount such that the applicable exposure does not exceed the applicable amount set forth above.
(e)    Prepayments pursuant to this Section 2.11 shall be in accordance with the procedures specified in clauses (c) and (d) of Section 2.10 (including, for the avoidance of doubt, that Term Lenders may decline such prepayments and the Borrower may retain any Declined Prepayment Amount).
Section 2.12.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of any Class of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated as provided herein.
(b)    The Borrower agrees to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the first Business Day following the end of each March, June, September and December (commencing on the first such Business Day that is at least three months after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders in such Class shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed disbursements under any Letter of Credit) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided, that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for ~~Eurodollar~~Adjusted Term SOFR Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each March, June, September and December (commencing on the last Business Day of the first fiscal quarter commencing after the Closing Date) and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate per annum to be agreed between the Borrower or such Issuing Bank (but not in any event to exceed 0.125% per annum) of the daily available amount of such Letter of Credit (or such lesser amount as may be acceptable to the Issuing Bank in its sole discretion, or with respect to any additional Issuing Bank designated in accordance with Section 2.05(k) after the Closing Date, such greater amount as may be agreed with the Borrower), plus

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(y) in connection with the issuance, amendment, cancellation, document examination, presentment, renewal, extension or transfer of any such Letter of Credit or any disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.
(c)    The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “Senior Administration Fee” as set forth in the Agent Fee Letter, in the amounts and, at the times specified therein (the “Administrative Agent Fees”).
(d)    If any Repricing Event occurs prior to the date occurring 12 months (the “Soft Call Date”) after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Term Lender with Initial Term Loans that are subject to such Repricing Event, a fee in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event. For the avoidance of doubt, after the Soft Call Date, the Initial Term Loans may be prepaid in whole or in part at any time without premium or penalty.
(e)    All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.
(f)    On the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, a fee of 3.00% of the aggregate principal amount of Term Loans held by each Lender.
Section 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.
(b)    The Loans comprising each ~~Eurodollar~~Adjusted Term SOFR Borrowing shall bear interest at ~~the Eurodollar Rate~~Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other monetary amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue monetary amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(d)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR

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Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (C) in the event of any conversion of any ~~Eurodollar~~Adjusted Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (D) any Loan that is repaid on the same day on which it is made shall bear interest for one day.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or ~~Eurodollar Rate~~Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14.    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement,” such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement. If the Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement,” such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. The parties hereto shall take commercially reasonable efforts to cooperate to ensure that any changes pursuant to this Section 2.14 qualify for either of the safe harbors under proposed U.S. Treasury Regulations Section 1.1001-6(b)(2)(ii) (or any successors thereto) or as a modification described in Section 4.02 of Rev. Proc. 2020-44.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of the Term SOFR Reference Rate pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.14 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or

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refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.14.
(d)    Unavailability of Tenor of Term SOFR Reference Rate. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time and with respect to any Interest Period, if the Benchmark at such time is the Term SOFR Reference Rate and the Term SOFR Reference Rate for the applicable tenor is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, the Administrative Agent may (i) modify the definition of “Interest Period” for all determinations of interest at or after such time to remove such unavailable tenor and (ii) if the Term SOFR~~, as applicable,~~ Reference Rate for the applicable tenor is displayed on such screen or information service after its removal pursuant to clause (i) above, modify the definition of “Interest Period” for all determinations of interest at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for ~~a Eurodollar~~an Adjusted Term SOFR Borrowing of, conversion to or continuation of ~~Eurodollar~~Adjusted Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the then-current Benchmark will not be used in any determination of ABR.
(f)    Certain Defined Terms. As used in this Section 2.14:
“Benchmark” means, initially, ~~LIBOR~~the Term SOFR Reference Rate; provided that if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred with respect to ~~LIBOR~~the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (a) of this Section 2.14.
“Benchmark Replacement” means, for any Interest Period, the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:

(1~~) the sum of: (a) Term SOFR or, if the Administrative Agent determines that Term SOFR for the applicable Corresponding Tenor cannot be determined, Next Available Term SOFR, and (b) the Benchmark Replacement Adjustment;~~
~~(2~~) the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(~~3~~2) the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-

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denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment;
provided that, in the case of ~~clauses~~clause (1~~) and (2~~) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by the Administrative Agent in its reasonable discretion~~. If~~; provided, further, that notwithstanding the foregoing (x) with respect to the Initial Term Loans, if the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2) above would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement and (y) with respect to the Initial Revolving Loans, if the Benchmark Replacement as determined pursuant to clause (1) or (~~3~~2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, for any Interest Period:
(1) for purposes of ~~clauses~~clause (1~~) and (2~~) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Benchmark Replacement Date:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(b) the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to ~~USD LIBOR~~the Term SOFR Reference Rate for the Corresponding Tenor; and
(2) for purposes of clause (~~3~~2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption

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and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein~~; or~~
~~(3) in the case of an Early Opt-in Election, the first Business Day after the Rate Election Notice is provided to each of the other parties hereto~~.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the then-current Benchmark has not been

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replaced with a Benchmark Replacement pursuant to ~~clauses~~clause (1~~) or (2~~) of the definition of “Benchmark Replacement,” the period (x) beginning at the time that such Benchmark Replacement Date pursuant to ~~clauses~~clause (1~~) or (2~~) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document in accordance with this Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder or under any Loan Document in accordance with this Section 2.14.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)    if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;
provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark.
~~“Early Opt-in Election” means the occurrence of:~~
~~(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term SOFR plus a Benchmark Replacement Adjustment (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2) the joint election by the Administrative Agent, the Borrower and the Required Lenders by affirmative vote to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to each of the other parties hereto (the “Rate Election Notice”).~~

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“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
~~“Next Available Term SOFR” means, at any time, for any Interest Period, Term SOFR for the longest tenor that can be determined by the Administrative Agent that is shorter than the applicable Corresponding Tenor.~~
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is ~~LIBOR~~the Term SOFR Reference Rate, ~~11:00~~5:00 a.m. (~~London~~Chicago time) on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such determination, and (2) if the Benchmark is not ~~LIBOR~~the Term SOFR Reference Rate, the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
~~“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.~~
~~“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
Section 2.15.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or
(ii)    subject the Administrative Agent, any Lender or any Issuing Bank to any Tax with respect to any Loan Document (other than (i) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 or (ii) Excluded Taxes); or
(iii)    impose on any Lender or Issuing Bank or the ~~London or other~~ relevant interbank market any other condition affecting this Agreement or ~~Eurodollar~~Adjusted Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any ~~Eurodollar~~Adjusted Term SOFR Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrower will pay to the Administrative Agent, such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then within 30 days of receipt by the Borrower of the certificate contemplated by Section 2.15(c) the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions.
(d)    Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any ~~Eurodollar~~Adjusted Term SOFR Loan other than on the last day of an Interest

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Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or 2.11), (b) the conversion of any ~~Eurodollar~~Adjusted Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Adjusted Term SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked under Section 2.10(c)) or (d) the assignment of any ~~Eurodollar~~Adjusted Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. ~~Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market.~~ A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
Section 2.17.    Taxes.
(a)    All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by any applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a copy of an official receipt issued by the relevant Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender, as applicable. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

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(b)    Without duplication of amounts paid pursuant to Section 2.17(a), the Borrower shall timely pay any Other Taxes imposed on or incurred by the Administrative Agent or any Lender to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall, without duplication of any additional amounts paid pursuant to Section 2.17(a)(iii) or any amounts paid pursuant to Section 2.17(b), indemnify and hold harmless the Administrative Agent and each Lender, within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time(s) and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (ii)(A), (ii)(B), (ii)(C), (ii)(D), and (iii), and paragraph (f) of this Section 2.17) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d) and Section 2.17(f); provided that a Participant shall furnish all such required forms and statements only to the participating Lender.
(i)    Each Lender and Administrative Agent that is a U.S. Person shall deliver, at the time(s) and in the manner prescribed by applicable law or reasonably requested by the Borrower, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed IRS Form W-9 or any successor form, certifying that such person is exempt from U.S. backup withholding Tax on payments made hereunder.
(ii)    Without limiting the foregoing,
any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time

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thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for such purposes) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, with respect to the person treated as its owner for such purposes);
(C)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for such purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable;
(D)    to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income tax purposes, the person treated as its owner for such purposes) is not the beneficial owner of such payments, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-1 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4 on behalf of each such direct and indirect partner; or
(E)    executed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a

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reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(iii)    The Administrative Agent and each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstance that would modify or render invalid any claimed exemption or reduction, and (B) agrees that if any form or certification it previously delivered pursuant to this Section 2.17 expires or becomes inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(iv)    On or before the date that Goldman Sachs Bank USA (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower a duly completed and executed copy of either (i) IRS Form W-9 (or any successor form) or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account), with the effect that, in any case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.
(e)    If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in good faith to the be the portion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (e) or any other provision of this Section 2.17. For purposes of this clause (e), all references to “refund” shall include the monetary benefit of a credit received in lieu of a refund.

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(f)    If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 2.17(d) or (f).
(h)    The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.
For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable Requirement of Law” includes FATCA.
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Unless otherwise specified (including in Section 2.17(a)), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of any disbursement under any Letter of Credit, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in any disbursement under any Letter of Credit or

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Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in any disbursement under any Letter of Credit and Swingline Loans and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in any disbursement under any Letter of Credit to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06, or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
Section 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in

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the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20 and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.15 (in excess of that being charged by other Lenders under the applicable Facility) or gives notice under Section 2.20, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment, the Swingline Lender and each Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in any disbursement under any Letter of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable Requirement of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.
(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all Lenders or all of the Lenders adversely affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of a Term Loan, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving

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Facility Commitment, the Swingline Lender and the Issuing Bank; provided, that: (i) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced in respect of the assigned interest shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the Borrower shall pay any amount required by Section 2.12(d), if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.
Section 2.20.    Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any ~~Eurodollar~~Adjusted Term SOFR Loans, or to determine or charge interest rates based upon ~~the Eurodollar Rate~~Adjusted Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or continue ~~Eurodollar~~Adjusted Term SOFR Loans or to convert ABR Borrowings to ~~Eurodollar~~Adjusted Term SOFR Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the ~~Eurodollar Rate~~Adjusted Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurodollar Rate~~Adjusted Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all ~~Eurodollar~~Adjusted Term SOFR Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurodollar Rate~~Adjusted Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar~~Adjusted Term SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon ~~the Eurodollar Rate~~Adjusted Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the ~~Eurodollar Rate~~Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~the Eurodollar Rate~~Adjusted Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.21.    Incremental Commitments.
(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or Incremental Revolving Facility Commitments

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are established from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their sole discretion (and no approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Term Loan Commitments and/or Incremental Revolving facility Commitments shall be required); provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, each Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to (and which shall together with any then outstanding Initial Term Loans form a single Class of) Initial Term Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Initial Term Loans (“Other Incremental Term Loans”).
(b)    The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:
(i)    any (x) commitments to make additional Initial Term Loans shall have the same terms as the Initial Term Loans, and shall form part of the same Class as the Initial Term Loans and (y) Incremental Revolving Facility Commitments shall have the same terms as the then outstanding Class of Revolving Facility Commitments (or, if more than one Class of Revolving Facility Commitments is then outstanding, the Revolving Facility Commitments with the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of all then outstanding Revolving Facility Commitments,
(ii)    the Other Incremental Term Loans incurred pursuant to this Section 2.21 shall be entitled to benefit from the same guarantees as, and shall be entitled to be secured on a pari passu or junior basis by the same Collateral securing the Initial Term Loans (subject, in the case of any Incremental Term Loans secured on a junior basis, to a customary and reasonably satisfactory Intercreditor Agreement),
(iii)    except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date, the final maturity date of any Incremental Term Loans shall be no earlier than the Initial Term Loan Maturity Date in effect at the date of incurrence of such Incremental Term Loans and, subject to clause (i) above, except as to pricing, amortization, final maturity date and participation in mandatory prepayments (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), shall have terms that are reasonably

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satisfactory in all respects to the Administrative Agent to the extent that such terms, except to the extent set forth above or below, are not substantially similar to the Initial Term Loans; provided, that any terms (x) that are added for the benefit of the Initial Term Lenders and the Revolving Facility Lenders pursuant to an amendment hereto (with no consent of the Lenders being required) or (y) that are only applicable to periods after the Initial Term Loan Maturity Date, in each case, shall be deemed reasonably satisfactory to the Administrative Agent,
(iv)    except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that is not earlier than the Initial Term Loan Maturity Date, the Weighted Average Life to Maturity of any Incremental Term Loans that are not Initial Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,
(v)    with respect to any Incremental Term Loan secured on a pari passu basis with the Loan Obligations, the All-in Yield shall be as agreed by the respective Incremental Term Lenders and the Borrowers, except that the All-in Yield in respect of any such Incremental Term Loan may exceed the All-in Yield in respect of the Initial Term Loans by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “~~LIBOR~~Adjusted Term SOFR floor” as provided in the following proviso) applicable to such Initial Term Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided, that to the extent any portion of the Term Yield Differential is attributable to a higher “~~LIBOR~~Adjusted Term SOFR floor” being applicable to such Incremental Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than ~~the Eurodollar Rate~~Adjusted Term SOFR in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “~~LIBOR~~Adjusted Term SOFR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “~~LIBOR~~Adjusted Term SOFR floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Margin applicable to such Initial Term Loans then outstanding (this clause (v), the “MFN Provision”),
(vi)    such Other Incremental Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Initial Term Loans in any mandatory prepayment hereunder,
(vii)    such Other Incremental Term Loans may require participation on a pro rata basis or non-pro rata basis with the Initial Term Loans in any voluntary prepayment hereunder,
(viii)    there shall be no borrower (other than the Borrower) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments,
(ix)    any Incremental Revolving Facility Commitment will be documented solely as an increase to the commitments with respect to the Revolving Facility Commitments, without any change in terms except for such upfront fees as may be agreed between the Lenders providing such Incremental Revolving Facility Commitments and the Borrower; and

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(x)    Other Incremental Term Loans and Incremental Revolving Facility Commitments shall not be secured by any asset of the Borrower or its Subsidiaries other than the Collateral.
Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.
(c)    Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) no Event of Default shall have occurred and be continuing; provided, that in the event that any tranche of Incremental Term Loans is used to finance a Limited Condition Transaction, (A) to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (i) shall be tested at the time of the execution of the acquisition agreement, the declaration of the dividend by the Board of Directors of the Borrower or the applicable Subsidiary or the giving of the irrevocable notice of repayment or redemption, as applicable related to such Limited Condition Transaction and (B) no Event of Default shall exist under Section 7.01(b) or 7.01(c) or, with respect to the Borrower only, under Sections 7.01(h) or 7.01(i) at the time such Incremental Term Loans are incurred; (ii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); provided, that in the event that the tranche of Incremental Term Loans is used to finance a Limited Condition Transaction and to the extent the Incremental Term Lenders participating in such tranche of Incremental Term Loans agree, the foregoing clause (ii) shall be limited to the Specified Representations (with the representation in Section 3.18 made on the date of funding of such Incremental Term Loans and after giving effect to such Limited Condition Transaction and other transactions on such date in connection therewith) and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to the person or business to be acquired that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a failure of such representations to be accurate; and (iii) the Administrative Agent shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
(d)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of ~~Eurodollar~~Adjusted Term SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.
Section 2.22.    Extensions of Loans and Commitments.

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(a)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(b) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).
(b)    The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have the same terms as the existing Class of Term Loans from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Facility Maturity Date of the Class of Term Loans subject to such Pro Rata Extension Offer, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have the same terms as the existing Class of Revolving Facility Commitments from which they are extended except for any terms which shall not apply until after the then Latest Maturity Date and, in respect of any other terms that would

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affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender, and (v) any Extended Term Loans may require participation on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of the Swingline Lender and each Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.
(c)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.
(d)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by the same priority of Lien securing the Term Loans or Revolving Facility Loans being extended), (v) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Facility Commitments.
(e)    Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
Section 2.23.    Refinancing Amendments.

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(a)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(b) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:
(i)    after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;
(ii)    the final maturity date of the Refinancing Term Loans shall be no earlier than the earlier of (x) the final maturity date of the refinanced Indebtedness and (y) the Latest Maturity Date in effect at the time of incurrence thereof;
(iii)    the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the lesser of (x) the then-remaining Weighted Average Life to Maturity of the refinanced Indebtedness and (y) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity;
(iv)    the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Indebtedness plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(v)    all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or (as determined by the Borrower in good faith) not materially more favorable to the lenders providing such Refinancing Term Loans, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Term Loans being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence);
(vi)    there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;
(vii)    Refinancing Term Loans shall not be secured by any asset of the Borrower and its Subsidiaries other than the Collateral;
(viii)    Refinancing Term Loans may participate (x) on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder and (y) on a pro-rata or on a non-pro rata basis in any voluntary prepayments, as specified in the applicable Refinancing Amendment;

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(b)    The Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.
(c)    Notwithstanding anything to the contrary in this Agreement, including Section 2.18(b) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent at any time after the Closing Date establish one or more additional Facilities (each, a “Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that: (i) after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or (as determined by the Borrower in good faith) not materially more favorable to the lenders providing such Refinancing Term Loans, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Revolving Facility Commitments being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence); (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrower and its Subsidiaries other than the Collateral. In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of

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such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including upfront fees) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as (i) after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.02 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments, (ii) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) such Replacement Revolving Loans shall be secured by Liens on Collateral with the same priority as the Term Loans being refinanced, (v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility and (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially similar to, or (as determined by the Borrower in good faith) not materially more favorable to the lenders providing such Refinancing Term Loans, taken as a whole, as reasonably determined by the Borrower in good faith, than the terms applicable to the Revolving Facility Commitments being refinanced (except to the extent such covenants and other terms (x) apply solely to any period after the Latest Maturity Date, (y) are otherwise reasonably acceptable to the Administrative Agent or (z) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence). Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.
(d)    The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (subject to receipt of any consents that would be required for an assignment of Revolving Facility Commitments to such person pursuant to Section 9.04); provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the

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extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.
(e)    The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) this Agreement shall impose no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents and shall have the same rank and Lien priority as the Term Facility or Revolving Facility being refinanced or replaced, as applicable.
Section 2.24.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders,” “Required Lenders,” or “Required Revolving Facility Lenders,” as applicable, and Section 9.08.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts

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owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default then exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(C)    With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans under any Revolving Facility shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments under such Revolving Facility (calculated without regard to such Defaulting Lender’s Commitment) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender under such Revolving Facility to exceed such Non-Defaulting Lender’s Revolving Facility Commitment under such Revolving Facility. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within five (5) Business Days following the written request of the (i) Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the

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Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.25.    Loan Repurchases.
(a)    Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Term Loans of one or more Classes (as determined by the Borrower) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Borrower and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:
(i)    each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;
(ii)    no Default or Event of Default shall be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer or shall result therefrom;
(iii)    the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);
(iv)    the principal amount of all Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold) (without any increase to EBITDA as a result of any gains associated with cancellation of debt), and in no event shall the Borrower be entitled to any vote hereunder in connection with such Term Loans;
(v)    no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

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(vi)    either (A) (x) the Borrower shall represent and warrant that no Loan Party has any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer or (y) shall state that it cannot make such representation set forth in clause (A)(x) or (B) such Purchase Offer shall contain customary “big boy” representations; and
(vii)    any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis.
(b)    The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.25, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.
(c)    The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25; provided, that notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.
(d)    Notwithstanding anything in this Agreement to the contrary, any Lender may assign all or a portion of its rights and obligations with respect to the Term Loans or the Term Loan Commitments, under this Agreement to the Borrower or any Subsidiaries through open market purchases on a pro-rata or non-pro rata basis, in each case subject to the following limitations:
(i)    (x) if the assignee is a Subsidiary, upon such assignment, transfer or contribution, the applicable assignee will automatically be deemed to have contributed or

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transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower or (y) if the assignee is the Borrower, (including through the contribution or transfers set forth in clause (x)), the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower will be deemed automatically cancelled and extinguished upon such assignment, contribution or transfer; and
(ii)    no Event of Default shall be continuing or shall result therefrom
(e)    This Section 2.25 shall supersede any provisions in this Agreement to the contrary.
ARTICLE III

Representations and Warranties
On (i) the Closing Date (in each case, after giving effect to the Transactions) and (ii) the date of each Credit Event (after the Closing Date), as provided in Section 4.02, the Borrower represents and warrants to the Lenders that (it being understood and agreed that the only representations and warranties in this Article III or any other Loan Document that are required to be true and correct as a condition to the Closing Date, the funding of the Loans on the Closing Date and the use of the proceeds thereof on the Closing Date to consummate the Acquisition are solely those referred to in Section 4.01(c)):
Section 3.01.    Organization; Powers. The Borrower and each of the Subsidiaries which is a Loan Party (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Borrower), clause (b) (other than with respect to the Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.
Section 3.02.    Authorization. The execution, delivery and performance by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Borrower and such Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any such Guarantor, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrower, or any such Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Guarantor or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than clause (i)(B)) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a

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Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.
Section 3.03.    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower and each such Guarantor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.
Section 3.04.    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Offices, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to be made under the terms of the Security Documents to perfect Liens created by the Security Documents.
Section 3.05.    Financial Statements. (a) The audited consolidated balance sheets and the statements of income, and cash flow (i) for the Borrower and its consolidated subsidiaries as of and for each fiscal year of the Borrower in the three-fiscal year period ended on December 31, 2020 and (ii) for the Target and its consolidated subsidiaries as of and for each fiscal year of the Target in the two-fiscal year period ended December 31, 2020, including the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Borrower and its consolidated subsidiaries or the Target and its consolidated subsidiaries (as applicable) as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.
Section 3.06.    No Material Adverse Effect. Since December 31, 2020, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.07.    Title to Properties. Each of the Borrower and the Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, free and clear of all Liens except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title or such Liens would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.08.    Subsidiaries. Schedule 3.08 sets forth as of the Closing Date, after giving effect to the Transactions, the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of the Equity Interests of such subsidiary owned by the Borrower or by any such subsidiary.

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Section 3.09.    Litigation; Compliance with Laws.
(a)    There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Borrower or any of its Subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed on Schedule 3.09 or in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020.
(b)    None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10.    Federal Reserve Regulations. No part of the proceeds of any Loans and no Letter of Credit will be used by the Borrower and its Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.
Section 3.11.    Investment Company Act. None of the Borrower or any of the Subsidiaries are required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.12.    Use of Proceeds.
(a)    The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for working capital purposes, for capital expenditures, for the Transactions, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit); provided, that on the Closing Date, no more than $10,000,000 may be used to finance a portion of the Transactions plus additional amounts for ordinary course working capital needs.
(b)    The Borrower will use the proceeds of the Initial Term Loans borrowed on the Closing Date directly or indirectly to finance a portion of the Transactions and for general corporate purposes.
(c)    The Borrower will use the proceeds of any Incremental Loans solely for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Business Acquisitions, Capital Expenditures and permitted Restricted Payments) or as otherwise set forth in the applicable Incremental Assumption Agreement.
Section 3.13.    Tax Returns.
(a)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries has filed or caused

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to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct; and
(b)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and, to the extent such Taxes are due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings.
Section 3.14.    No Material Misstatements.
(a)    All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
(b)    The Projections and other forward looking information prepared by or on behalf of the Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.
Section 3.15.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
Section 3.16.    Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (b) each of the Borrower and its Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or, to Borrower’s knowledge, formerly owned,

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operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released by Borrower or its Subsidiaries, or, to the Borrower’s knowledge, otherwise at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws and (e) there has been no written environmental assessment or audit (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect) conducted during the past five years, by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of the Subsidiaries that is in the current possession or control of Borrower or its Subsidiaries or of which Borrower has knowledge that has not been made available to the Administrative Agent prior to the Closing Date.
Section 3.17.    Security Documents.
(a)    Each Security Document when executed by the applicable parties thereto is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent contemplated by such Security Document and the other Loan Documents. Subject to the last paragraph in the definition of Collateral and Guarantee Requirement, in the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to no Liens other than Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).
(b)    Subject to the last paragraph in the definition of Collateral and Guarantee Requirement, when the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).
(c)    Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any

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representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.
Section 3.18.    Solvency. Immediately after giving effect to the Transactions on the Closing Date and the making of the Loans on the Closing Date and the application of the proceeds of such Loans, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
Section 3.19.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. None of the Borrower, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that would reasonably be expected to result in a Material Adverse Effect.
Section 3.20.    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.
Section 3.21.    Insurance. Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of any Loan Party as of the Closing Date after giving effect to the Transactions. As of such date, such insurance is in full force and effect.
Section 3.22.    Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.22, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that are used or held for use or is otherwise reasonably necessary in the operation of their respective businesses, (b) to the knowledge of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or, to the knowledge of the Borrower, threatened and (ii) to the knowledge of the Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

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Section 3.23.    USA PATRIOT Act. The Borrower and each of its Subsidiaries is in compliance in all material respects with the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and other applicable anti-money laundering laws. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 3.24.    Anti-Corruption Laws and Sanctions. (a) Neither (i) the Borrower nor any Subsidiary, (ii) to the knowledge of the Borrower, any director, officer, employee, agent or affiliate of the Borrower or any Subsidiary of the Borrower, nor (iii) any director or officer of any Subsidiary, is the subject of Sanctions or in violation of any applicable Anti-Corruption Laws, (b) neither the Borrower nor any Subsidiary is located, organized or resident in a Sanctioned Country and (c) no part of the proceeds of the Loans and no Letter of Credit shall be used, directly or, to the knowledge of the Borrower, indirectly, in a manner that would result in a violation of applicable Anti-Corruption Laws or Sanctions by any party hereto.
ARTICLE IV

Conditions of Lending
Section 4.01.    Closing Date. The obligations of (i) (a) the Revolving Facility Lenders to make Revolving Facility Loans and the Swingline Lender to make Swingline Loans, (b) any Issuing Bank to issue, amend or extend or renew Letters of Credit or increase the amounts of Letters of Credit hereunder and (c) each Lender with an Initial Term Loan Commitment to make Initial Term Loans to the Borrower, in each case, on the Closing Date are subject solely to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions at or prior to the Closing Date:
(a)    The Administrative Agent shall have received from the Borrower a counterpart of this Agreement signed on behalf of the Borrower.
(b)    To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied as of the Closing Date.
(c)    (i) The Specified Representations are true and correct in all material respects as of the Closing Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, (ii) the Acquisition Agreement Specified Representations are true and correct to the extent contemplated by the definition of “Acquisition Agreement Specified Representations”, and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in the foregoing clauses (c)(i), (c)(ii) and (l) below have been satisfied.
(d)    The Administrative Agent shall have received a Borrowing Request with respect to the Initial Term Loan as required by Section 2.03
(e)    The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis immediately after giving effect to the Transactions on the Closing Date.

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(f)    The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of Gibson, Dunn & Crutcher LLP, as counsel for the Loan Parties, or such other firm as may be reasonably acceptable to the Administrative Agent, with respect to the enforceability of the Loan Documents and other related matters, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(g)    The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:
(i)    that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,
(ii)    that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iii),
(iii)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and
(iv)    as to the incumbency and specimen signature of each officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.
(h)    The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of each Loan Party, together with the results of a search of the Uniform Commercial Code (or equivalent), Tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the Closing Date, released.
(i)    Substantially concurrently with the initial Credit Event on the Closing Date, the Acquisition shall be consummated in all material respects in accordance with the Acquisition Agreement after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by the Borrower that are materially adverse to the interests of the Lenders or Arrangers in their respective capacities as such, unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

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(j)    The Administrative Agent shall have received (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for the fiscal year ended December 31, 2019 and for each fiscal ended thereafter and ended at least 105 days prior to the Closing Date, (C) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Target for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (excluding the fourth quarter of any fiscal year) and (D) pro forma financial information (which shall in any event be limited to a pro forma income statement and a pro forma balance sheet) of the Borrower and its subsidiaries (after giving effect to the Acquisition) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Borrower ended at least 105 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), which pro forma financial information need not (1) be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or (2) include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, (formerly SFAS 141R)) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower); provided that the filing by the Borrower of the required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (A) or (C), as applicable, of this Section 4.01(j) with respect to the Borrower.
(k)    The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, (x) all documentation and other information required with respect to the Loan Parties by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (y) a Beneficial Ownership Certification, in each case, to the extent requested in writing at least 10 Business Days prior to the Closing Date.
(l)    Since the date of the Acquisition Agreement, there has not been any event, occurrence, change, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(m)    Prior to or substantially concurrently with the initial Credit Event, the Closing Date Refinancing shall have occurred and all other third party Indebtedness for borrowed money of the Borrower, the Target and their respective Subsidiaries (other than Indebtedness incurred pursuant to the Senior Credit Facilities) that is outstanding on the Closing Date will be repaid, redeemed, defeased or otherwise discharged, all commitments thereunder will be terminated and all Liens related thereto will be released, except for any third party Indebtedness for borrowed money of the Borrower, the Target and their respective Subsidiaries permitted to remain outstanding with the approval of the Arrangers (not to be unreasonably withheld, delayed or conditioned).
(n)    The Agents and Arrangers shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP), in each case, required to be reimbursed or paid by the Loan Parties hereunder, under the Arranger Fee Letter, the Agent Fee Letter or under any Loan Document on or prior to the Closing Date.

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Section 4.02.    Subsequent Credit Events. Each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of each Borrowing and on the date of each issuance or renewal of a Letter of Credit:
(a)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).
(b)    Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Limited Condition Transaction, the representations and warranties of the Borrowers and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(c)    Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Limited Condition Transaction, at the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall be continuing.
Section 4.03.    Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to, with respect to conditions specified in Section 4.01, the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Closing Date and each such notification shall be conclusive and binding.
ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees with each Lender that from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and (except in the case of Sections 5.04 and 5.05) will cause each of the Subsidiaries to:
Section 5.01.    Existence; Business and Properties.
(a)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05 and 6.09 and (iii) for the liquidation or dissolution of Subsidiaries if the assets of any such Subsidiary (to the extent they exceed estimated liabilities of such Subsidiary) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower

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in such liquidation or dissolution; provided, that (x) Guarantors may not be liquidated into Subsidiaries that are not Loan Parties and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05); provided that neither the Borrower nor any of the Subsidiaries shall be required to preserve any such existence (other than the Borrower) if a Responsible Officer of such Person or such Person’s Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
(b)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business (provided that neither the Borrower nor any of the Subsidiaries shall be required to preserve any such permits, franchise, authorizations, Intellectual Property, license or rights if a Responsible Officer of such Person or such Person’s Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders) and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (casualty, condemnation and ordinary wear and tear excepted), from time to time make, or cause to be made, all needed and proper repairs necessary in order that the business carried on in connection therewith, if any, may be properly conducted (in each case except as permitted by this Agreement).
Section 5.02.    Insurance. Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (as determined by the Borrower in good faith but not, for the avoidance of doubt, flood insurance except to the extent required by applicable Requirements of Law), and to cause (within 30 days (or such longer period as agreed by the Administrative Agent in its reasonable discretion) following the commencement of any insurance policy (or 90 days (or such longer period as agreed by the Administrative Agent in its reasonable discretion) following the Closing Date with respect to any insurance policy in existence on the Closing Date)) the Collateral Agent to be listed as a lenders loss payee or mortgagee, as applicable, on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other assets which do not constitute Collateral (and in such event the lenders loss payee endorsement shall be limited or otherwise modified accordingly), and/or (iii) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure (as reasonably determined by the Borrower).
If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall (i) maintain, or cause to be maintained flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

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Section 5.03.    Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where (i) the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP and, to the extent due and payable pursuant to a governmental assessment, the amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.04.    Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)    within 90 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year (and including, to the extent not otherwise included in the Borrower’s annual report on Form 10-K for such fiscal year, a customary “management discussion and analysis of financial condition and results of operations”), which consolidated balance sheet and related statements of operations and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to the status of the Borrower as a going concern other than resulting solely from (x) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered, (y) an anticipated or actual financial covenant default or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;
(b)    within 45 days after the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year (and including, to the extent not otherwise including in the Borrower’s quarterly report on Form 10-Q for such fiscal quarter, a customary “management discussion and analysis of financial condition and results of operations”) and which consolidated balance sheet and related statements of operations shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of certain footnotes);
(c)    within five Business Days of delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred during such period, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the end of the first full fiscal quarter after the Closing Date, setting forth computations in reasonable detail showing the First Lien Net Leverage Ratio as of the most recently ended Test Period (and, solely to the extent the Financial Covenant is then applicable, compliance with the Financial Covenant), (iii) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the consolidated statement of operations and the consolidated balance sheet and (iv) a list identifying each

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subsidiary of the Borrower as a Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate or confirming that there is no change in such information since the later of the Closing Date and the date of the last such list;
(d)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries; provided, however, that neither the Borrower nor any Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.04(d)); and
(e)    concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (e) or Section 4.02, as applicable (or a certificate of a Responsible Officer certifying as to the absence of any changes to the previously delivered update, if applicable).
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such persons’ securities. The Borrower hereby agrees that (w) the Borrower Materials that are to be distributed to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower, its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
Section 5.05.    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the

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Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)    any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;
(d)    promptly, such additional information regarding compliance by any Lender with the Beneficial Ownership Regulation, as the Administrative Agent may from time to time reasonably request; and
(e)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Section 5.06.    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.
Section 5.07.    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and continuance of an Event of Default pursuant to Section 7.01(b),(c), (h) or (i), any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and continuance of an Event of Default pursuant to Section 7.01(b), (c), (h) or (i), any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants); provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Borrower and the Subsidiaries, (c) when an Event of Default has occurred and is continuing, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its subsidiaries and/or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided that such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.07).
Section 5.08.    Use of Proceeds. Use the proceeds of the Loans made and use the Letters of Credit issued only in the manner contemplated by Section 3.12.

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Section 5.09.    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.10.    Further Assurances; Additional Security.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    If any asset is acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property) such Loan Party will, (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a valid and perfected Lien (subject to no Liens other than Permitted Liens) securing the Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to cause the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the penultimate and last paragraphs of this Section 5.10 and the definition of “Excluded Property.”
(c)    If any additional direct or indirect Subsidiary of the Borrower is formed, including by division, acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a direct or indirect Wholly-Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of the Borrower that may be designated in writing to the Administrative Agent by the Borrower in its sole discretion, within thirty (30) Business Days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Guarantor, subject to the third to last and penultimate paragraphs of this Section 5.10. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by the Borrower (with any such designation of a Foreign Subsidiary being subject to the Administrative Agent’s consent as to the jurisdiction of organization thereof (such consent not to be unreasonably withheld, conditioned or delayed)) and no Subsidiary (other than any Subsidiary that is subject to clauses (a) and/or (h) of the definition of Excluded Subsidiary) that is designated as a Guarantor by the Borrower shall be released solely on the basis that it was not required to become a Guarantor.
(d)    Furnish to the Collateral Agent prompt (and in any event within 30 days of the applicable change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization, accompanied by

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certified Organizational Documents reflecting such changes, and take all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.
(e)    If any Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Loan Party, within sixty (60) days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to the penultimate and last paragraphs of this Section 5.10 and the definition of “Excluded Property”.
(f)    Within 90 days after the acquisition by the Borrower or any Guarantor of any Mortgaged Property (or such longer period as the Administrative Agent may reasonably agree), the Borrower shall or shall cause such Loan Party to comply with the requirements set forth in clause (g) of the definition of “Collateral and Guarantee Requirement”.
(g)    The Borrower will, concurrently with the next delivery of a certificate under Section 5.04(c), notify the Administrative Agent of the existence of any deposit account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to the Collateral Agreement.
Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) (a) any interest in fee owned real property that is not in excess of $1,000,000 individually and (b) all leasehold interests in real property (including requirements to deliver landlord lien waivers, estoppels and collateral access letters); (ii) motor vehicles, airplanes and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code); (iii) letters of credit and letter of credit rights (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code); (iv) commercial tort claims (as defined in the Uniform Commercial Code) reasonably expected to result in a recovery of less than $10,000,000; (vi) leases, licenses, permits and other agreements or any property subject to a purchase money security interest or similar arrangement to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary), but only to the extent, and for so long as, such prohibition or limitation is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or other Debtor Relief Law or other Requirement of Law, other proceeds and receivable thereof, the assignment of which is expressly deemed effective under applicable law; (vii) other assets to the extent the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation (other than to the extent such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received) other than to the extent such requirement is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law; (viii) those assets as to which the Administrative Agent and the Borrower shall reasonably agree that the costs or other adverse consequences (including, without limitations, Tax consequences) of obtaining such security

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interest are excessive in relation to the value of the security to be afforded thereby; (ix) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law; (x) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent Liens and security interests therein are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law; (xi) property and assets to the extent that a pledge thereof or creation of security interest therein is restricted by applicable law, rule or regulation or which would require governmental consent, approval, license or authorization (in each case, only for so long as such restriction remains in effect or until such consent, approval or license is obtained, as applicable), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition; (xii) Excluded Securities; (xiii) any intercompany loans, Indebtedness or receivables owed by any CFC or FSHCO (or treated as owed by any CFC or FSHCO for income tax purposes); (xiv) cash collateral that is the subject of a deposit or pledge constituting a Permitted Lien, but only to the extent the agreements governing such deposit or pledge prohibit the existence of a Lien therein in favor of the Administrative Agent; (xv) any assets of any CFC or FSHCO or any Subsidiary thereof and (xvi) for the avoidance of doubt, any assets of any person other than a Loan Party; provided, further that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property by expressly notifying the Collateral Agent of it decision to do so with reference to this proviso.
In addition, in no event shall (1) landlord, mortgagee and bailee waivers or similar subordination agreements be required, (2) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing and (3) foreign-law governed security documents or perfection under foreign law be required.
Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for (x) the creation or perfection of security interests in, (y) the obtaining of insurance with respect to particular assets or (z) any other action required pursuant to the Collateral and Guarantee Requirement (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date), in each case, where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items (or the satisfaction by the Loan Parties of the Collateral and Guarantee Requirement) cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents and (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.
Section 5.11.    Ratings. Use commercially reasonable efforts to obtain and to maintain (a) public ratings from Moody’s and S&P for the Term Loans and (b) public corporate credit ratings and corporate family ratings from Moody’s and S&P in respect of the Borrower; provided, however, in each case, that the Borrower and its Subsidiaries shall not be required to obtain or maintain any specific rating.
Section 5.12.    Restricted and Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

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Section 5.13.    Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.13 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion). All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 5.13 within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Loan Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.13.
Section 5.14.    Quarterly Lender Calls. Following delivery of the financial statements pursuant to Section 5.04(a) or (b), as applicable, promptly host a conference call with a Financial Officer of the Borrower, such other members of senior management of the Borrower as the Borrower deems appropriate, the Lenders and the Lenders’ respective representatives and advisors to review the financial information presented therein at a time as may be agreed between the Borrower and the Administrative Agent; provided that the requirements set forth in this Section 5.14 may be satisfied with a public earnings calls for the applicable period.
ARTICLE VI

Negative Covenants
The Borrower covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders (or, in the case of the Financial Covenant, the Required Revolving Facility Lenders) shall otherwise consent in writing, the Borrower will not, and the Borrower will not permit any of the Subsidiaries to:
Section 6.01.    Indebtedness. Incur, create, assume or otherwise become directly or indirectly liable with respect to any Indebtedness, except:
(a)    Indebtedness, including Capitalized Lease Obligations (other than Indebtedness described in Section 6.01(b) below), existing or committed on the Closing Date (provided, that any such Indebtedness that is owed to any person other than the Borrower and/or one or more of its Subsidiaries, in an aggregate amount in excess of $1,000,000 shall be set forth in Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;
(b)    Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;
(c)    Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;
(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;
(e)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a

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Loan Party owing to a Loan Party pursuant to this Section 6.01(e) shall be subject to Section 6.04(b) and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Guarantor pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Loan Obligations on terms reasonably satisfactory to the Administrative Agent or at least as favorable to the Lender as those set forth in the form of intercompany note attached as Exhibit G;
(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case arising in the ordinary course of business;
(h)    (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement, in each case, pursuant to this subclause (h)(i); provided, that, (x) Indebtedness acquired or assumed pursuant to this subclause (h)(i) shall be in existence prior to the respective merger or acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) immediately after giving effect to the acquisition or assumption of such Indebtedness, (A) if such Indebtedness is secured by a Lien that is pari passu with the Lien securing the Initial Term Loans, the Revolving Facility Loans or Other First Lien Debt, the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis for the then most recently ended Test Period, shall not be greater than either (x) 1.90:1.00 or (y) the First Lien Net Leverage Ratio for the then most recently ended Test Period, (B) if such Indebtedness is secured by a Junior Lien, the Secured Net Leverage Ratio, calculated on a Pro Forma Basis for the then most recently ended Test Period, shall not be greater than either (x) 1.90:1.00 or (y) the Secured Net Leverage Ratio for the then most recently ended Test Period and (C) if such Indebtedness is unsecured, either, as elected by the Borrower, (a) the Consolidated Interest Coverage Ratio is at least equal to either (x) 2.00:1.00 or (y) the Consolidated Interest Coverage Ratio for the then most recently ended Test Period, or (b) the Total Net Leverage Ratio, calculated on a Pro Forma Basis for the then most recently ended Test Period shall not be greater than (x) 5.90:1.00 or (y) the Total Net Leverage Ratio for the then most recently ended Test Period; provided, that the aggregate outstanding amount of Indebtedness by Subsidiaries that are not Guarantors under this clause (h) and under clause (v) below (such outstanding amount measured solely when incurred, created or assumed) shall not exceed the greater of (x) $25,000,000 and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”); and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
(i)    (x) mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets in order to finance such acquisition, lease, construction, repair, replacement or improvement (whether through the direct purchase of property or the Equity Interests of any person owning such property) and (y) Capitalized Lease Obligations (and, in each case of clause (x) and (y), any Permitted Refinancing Indebtedness in

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respect thereof) in an aggregate principal outstanding amount pursuant to this clause (i) (such outstanding amount measured solely at the time of incurrence, creation or assumption) not to exceed the greater of (x) $25,000,000 and (y) 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);
(j)    Indebtedness of the Borrower and/or any Subsidiary (including, for the avoidance of doubt, any Guarantees thereof), in an aggregate principal outstanding amount (such outstanding amount measured solely when incurred, created or assumed) pursuant to this clause (j) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) $45,000,000 and (y) 40.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);
(k)    Guarantees (A) by the Borrower of Indebtedness of any Subsidiary, (B) by any Subsidiary that is not a Guarantor or a Subsidiary of a Guarantor of Indebtedness of any other Subsidiary that is not a Guarantor or a Subsidiary of a Guarantor and (C) by any Guarantor or Subsidiary of such Guarantor of Indebtedness of any other Subsidiary of such Guarantor;
(l)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, in connection with any Permitted Business Acquisition or similar Investment or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;
(m)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;
(n)    obligations in respect of Cash Management Agreements in the ordinary course of business;
(o)    Indebtedness in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;
(p)    Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or any Subsidiary in the ordinary course of business;
(q)    (i) Indebtedness in an outstanding amount not to exceed (such outstanding amount measured solely when incurred, created or assumed) the then available Incremental Amount consisting of the issuance of senior secured (on a pari passu basis with the Loan Obligations), junior lien, unsecured or subordinated notes or loans (including “mezzanine” debt and bridge loans), (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt shall be subject to (a) Sections 2.21(b)(ii), 2.21(b)(iii), 2.21(b)(iv), 2.21(b)(viii), 2.21(b)(x), 2.21(c)(i) and 2.21(c)(ii), (b) if such Incremental Equivalent Debt consists of term loans secured on a pari passu basis with the Loan Obligations, 2.21(b)(v), (c) if the Incremental Equivalent Debt is a notes issuance, no mandatory prepayment or redemption provisions other than customary prepayments for notes offerings required as a result of a “change of control” or asset sales or

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other prepayment events consistent with market practice at the time of issuance, (d) if such Incremental Equivalent Debt consists of loans, the terms thereof, to the extent not substantially similar to the terms of the Term Loans, being, taken as a whole, not materially more restrictive than the terms of the Initial Term Loans and Initial Revolving Loans as determined in good faith by the Borrower (but excluding any terms (x) that are added in the Initial Term Loans and Initial Revolving Loans for the benefit of the Lenders pursuant to an amendment hereto (with no consent of the Lenders being required), (y) that are only applicable to periods after the Initial Term Loan Maturity Date or (z) reflect market terms and conditions (as determined by the Borrower in good faith) at the time of incurrence or issuance) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness and (e) if such Incremental Equivalent Debt is secured by Collateral, it shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable;
(r)    (i) Capitalized Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Permitted Sale Lease-Back Transaction and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(s)    Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.03;
(t)    Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements of such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;
(u)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(v)    (x) Indebtedness of the Borrower and/or any Subsidiary (measured solely when incurred, created or assumed) pursuant to this clause (v)(x) so long as:
(i)    any such Indebtedness secured by Liens on the Collateral ranking pari passu with the Liens securing the Initial Term Loans, the Revolving Facility Loans or Other First Lien Debt (without regard to control of remedies) or is otherwise secured by an asset of a non-Loan Party, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, the First Lien Net Leverage Ratio does not exceed either (x) 1.90:1.00 or (y) if incurred in connection with a Permitted Business Acquisition or other permitted Investment, the First Lien Net Leverage Ratio for the then most recently ended Test Period prior to giving effect to such incurrence of Indebtedness and any transactions occurring in connection therewith; provided that (x) any such Indebtedness pursuant to this clause (i) that is secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement and (y) any such Indebtedness pursuant to this clause (i) that consists of term loans secured on a pari passu basis with the Loan Obligations shall be subject to the provisions of Section 2.21(b)(v);
(ii)    any such Indebtedness secured by Junior Liens, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, the Secured Net Leverage Ratio does not exceed either (x) 1.90:1.00 or (y) if incurred in connection with a Permitted Business Acquisition or other permitted Investment, the Secured Net Leverage Ratio for the then most recently ended Test Period prior to giving effect to such incurrence of Indebtedness and any transactions occurring in connection therewith; provided that any such Indebtedness pursuant to this clause (ii) that is secured

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by Collateral shall be subject to the provisions of a Permitted Junior Intercreditor Agreement; and
(iii)    any such Indebtedness that is unsecured, on a Pro Forma Basis immediately after giving effect to such Indebtedness and the use of the proceeds thereof, either, as elected by the Borrower, (A) the Consolidated Interest Coverage Ratio is at least equal to either (x) 2.00:1.00 or (y) if incurred in connection with a Permitted Business Acquisition or other permitted Investment, the Consolidated Interest Coverage Ratio for the then most recently ended Test Period prior to giving effect to such incurrence of Indebtedness and any transactions occurring in connection therewith, or (B) the Total Net Leverage Ratio does not exceed (x) 5.90:1.00 or (y) if incurred in connection with a Permitted Business Acquisition or other permitted Investment, the Total Net Leverage Ratio for the then most recently ended Test Period prior to giving effect to such incurrence of Indebtedness and any transactions occurring in connection therewith; and
(y)    any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
provided, that the aggregate outstanding amount of Indebtedness (such outstanding amount measured solely when incurred, created or assumed) by Subsidiaries that are not Guarantors under this clause (v) and under clause (h) above shall not exceed the greater of (x) $25,000,000 and (y) 20.0% of EBITDA (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);
(w)    [reserved];
(x)    [reserved];
(y)    [reserved];
(z)    (i) Indebtedness pursuant to this clause (z)(i) in respect of Permitted Receivables Financings and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
(aa)    so long as no Event of Default is continuing or would result therefrom, Indebtedness of any Subsidiary that is not a Loan Party in an outstanding amount (such outstanding amount measured solely when incurred, created or assumed) pursuant to this clause (aa) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of $25,000,000 and 20.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”);
(bb)    Guarantees by the Borrower and/or any Subsidiary of Indebtedness or other obligations of the Borrower, any Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.04;
(cc)    Indebtedness issued by the Borrower or any Subsidiary to any current or former director, officer, employee, member of management, manager or consultant of the Borrower or

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any subsidiary (or their respective immediate family members) to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.03;
(dd)    to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement;
(ee)    [reserved];
(ff)    Indebtedness of the Borrower and/or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;
(gg)    Indebtedness of the Borrower and/or any Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument otherwise permitted by this Section 6.01;
(hh)    unfunded pension fund and other employee benefit plan obligations and liabilities of the Borrower and/or any Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(k);
(ii)    without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower and/or any Subsidiary otherwise permitted under this Section 6.01;
(jj)    Indebtedness of the Borrower or any Subsidiary in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions or any other Investment permitted hereunder;
(kk)    Indebtedness of any subsidiary that is a joint venture in an outstanding amount (such outstanding amount measured solely when incurred, created or assumed) pursuant to this clause (kk) that, together with any Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of $5,000,000 and 5.0% of EBITDA for the most recently ended Test Period (plus any increase in the amount thereof in connection with any refinancing, renewal or extension thereof to the extent such increase is permitted by the definition of “Permitted Refinancing Indebtedness”); and
(ll)    customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business.
For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing

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Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
Section 6.02.    Liens. Create, incur, assume or suffer to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary now owned or hereafter acquired by it, except the following (collectively, “Permitted Liens”):
(a)    Liens on property or assets of the Borrower and/or the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $1,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property or property type covered by such Lien and (B) proceeds and products thereof;
(b)    any Lien created under the Loan Documents (including Liens under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements);
(c)    any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and Permitted Refinancing Indebtedness in respect thereof));
(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;
(e)    Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or

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indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(g)    deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;
(i)    Liens securing Indebtedness permitted by Sections 6.01(i); provided, that such Liens do not apply to any property or assets of the Borrower and/or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates);
(j)    Liens arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;
(k)    (i) Liens securing judgments, awards, attachments and/or decrees and notice of lis pendens and associated rights relating to litigation that do not constitute an Event of Default under Section 7.01(j) and (ii) any pledge and/or deposit securing any settlement of litigation;
(l)    any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;
(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

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(n)    Liens (i) arising solely by virtue of any statutory or common law provision or customary contractual provision in account documentation relating to banker’s liens, rights of setoff or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds, (v) in favor of credit card companies pursuant to agreements therewith or (vi) in favor of banks or other financial institutions related to check, draft or similar instruments drawn against insufficient funds in the ordinary course of business or other cash management services;
(o)    Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts, or similar obligations permitted under Section 6.01 and in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;
(p)    leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(s)    Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations in respect of Indebtedness of any Subsidiary that is not a Loan Party permitted under Section 6.01;
(t)    Liens (a) on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions or (b) on any amounts subject to an Escrow, pending the application of such amounts in connection with the consummation of a transaction;
(u)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(v)    agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;
(w)    Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;
(x)    Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement, (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries and (iii) on Equity Interests in Unrestricted Subsidiaries;
(y)    [reserved];

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(z)    [reserved];
(aa)    Liens securing insurance premiums financing arrangements;
(bb)    in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject (including ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located);
(cc)    Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
(dd)    Liens on cash or Cash Equivalents securing Hedging Agreements in the ordinary course of business;
(ee)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a letter of credit or bank guarantee issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;
(ff)    Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Borrower or any Subsidiary;
(gg)    Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Sections 6.01(b), 6.01(q) and/or 6.01(v);
(hh)    Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Borrower or any of the Subsidiaries in the ordinary course of business;
(ii)    with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries;
(jj)    [Reserved];
(kk)    Liens permitted under the Acquisition Agreement to remain outstanding after the Closing Date and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01);
(ll)    Liens on assets and Equity Interests of Subsidiaries that are not Loan Parties (including Equity Interests owned by such persons) securing Indebtedness of Subsidiaries that are not Loan Parties;
(mm)    Liens on receivables and related assets in connection with Section 6.01(z);

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(nn)    Liens on assets that are not Collateral pursuant to this clause (nn) (x) securing Indebtedness in an amount then outstanding (such outstanding amount measured solely when incurred, created or assumed), not to exceed the greater of (a) $12,000,000 and (b) 10.0% of EBITDA for the most recently ended Test Period or (y) so long as the Initial Term Loans and Initial Revolving Loans are equally and ratably secured;
(oo)    Liens (i) incidental to the conduct of the Borrower’s and/or its Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of the Borrower or a Subsidiary of the Borrower, and which do not in the aggregate materially detract from the value of the Borrower’s and its Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business and/or (ii) with respect to property or assets of the Borrower and/or any Subsidiary securing obligations under this clause (oo)(ii) in an aggregate outstanding principal amount (such outstanding amount measured solely when incurred, created or assumed) that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (oo)(ii), immediately after giving effect to such Liens, would not exceed the greater of (x) $45,000,000 and (y) 40.0% of EBITDA for the most recently ended Test Period.
(pp)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (and other agreements pursuant to which the Borrower or any Subsidiary has granted rights to end users to access and use the Borrower’s or any Subsidiary’s products, technologies or services) which do not secure any Indebtedness, and which do not materially interfere with the ordinary conduct of business of the Borrower and any of the Subsidiaries, taken as a whole;
(qq)    Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.04 arising out of such repurchase transaction and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
(rr)    Liens securing Indebtedness permitted by 6.01(jj) (to the extent arising by operation of law) and/or 6.01(kk) (only with respect to the assets of the joint venture); and
(ss)    with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary).
Section 6.03.    Restricted Payments; Restricted Debt Payments.
(i)    (A) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions) or (B) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) (all of the foregoing, “Restricted Payments”); provided, however, that:
(a)    Restricted Payments may be made to the Borrower or any Subsidiary (provided, that Restricted Payments made by a non-Wholly-Owned Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary based on its ownership interests in such non-Wholly-Owned Subsidiary);

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(b)    the Borrower may repurchase, redeem, retire or otherwise acquire or retire for value Equity Interests of the Borrower or any subsidiary thereof held by any future, present or former employee, director, officer or consultant (or any immediate family member thereof) of the Borrower or any subsidiary of any of the foregoing (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), together with any amounts needed to pay amounts needed to pay social security and medicare taxes for such Person’s share of any payroll or employment Taxes related to the foregoing:
(A)    with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of the Borrower or any subsidiary thereof held by any future, present or former employee, director, officer or consultant (or any immediate family member thereof) of the Borrower or any subsidiary of any of the foregoing) in an amount not to exceed $10,000,000, which, if not used in such fiscal year, may be carried forward to succeeding fiscal years; provided that the aggregate amount of Restricted Payments in any fiscal year pursuant to this clause (A) shall not exceed $15,000,000;
(B)    with the proceeds of any sale or issuance of the Equity Interest of the Borrower (to the extent such proceeds are contributed in respect of Qualified Equity Interests, the Borrower or any Subsidiary, are not used to increase the Builder Basket or the Available Excluded Contribution Amount); and/or
(C)    with the net proceeds of any key-person life insurance policy;
(c)    any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests to the extent such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;
(d)    so long as no Event of Default is continuing or would result therefrom, Restricted Payments may be made pursuant to this clause (d) from a substantially concurrent receipt of proceeds of any equity contribution (that is not in exchange for Disqualified Equity Interests) or any issuance of Qualified Equity Interests received by the Borrower after the Closing Date that do not increase either the Builder Basket or the Available Excluded Contribution Amount;
(e)    any payments in connection with a Permitted Convertible Indebtedness Call Transaction;
(f)    Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;
(g)    so long as no Event of Default has occurred and is continuing, Restricted Payments may be made pursuant to this clause (g) in an aggregate amount not to exceed the greater of (x) $17,000,000 and (y) 15% of EBITDA for the last Test Period;
(h)    [reserved];
(i)    [reserved];

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(j)    [reserved];
(k)    [reserved];
(l)    [reserved];
(m)    [reserved];
(n)    Restricted Payments may be made pursuant to this clause (n) in an amount not to exceed the portion, if any, of the Builder Basket on such date that the Borrower elects to apply to this clause (n) so long as (x) with respect to the portion of the Builder Basket referred to in clauses (iii), (iv) and (vii) of the definition thereof, no Event of Default pursuant to Section 7.01(b), (c), (h) or (i) has occurred and is continuing at the time of the Restricted Payment and (y) with respect any other portion of the Builder Basket, (i) no Event of Default has occurred and is continuing at the time of such Restricted Payment and (ii) the Total Net Leverage Ratio, calculated on a Pro Forma Basis would not exceed 5.40:1.00;
(o)    so long as no Event of Default has occurred and is continuing, Restricted Payments may be made pursuant to this clause (o) in an amount not to exceed the Available Excluded Contribution Amount;
(p)    to the extent constituting a Restricted Payment, Restricted Payments may be made under any transactions permitted by Sections (i) 6.01, (ii) 6.03(ii), (iii) 6.04, (iv) 6.05 and (v) 6.06;
(q)    Restricted Payments may be made pursuant to this clause (q) to (i) redeem, repurchase, retire or otherwise acquire any Equity Interest (“Treasury Capital Stock”) of the Borrower and/or any Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower and/or any Subsidiary) of, Qualified Equity Interests of the Borrower (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of any Refunding Capital Stock;
(r)    to the extent constituting a Restricted Payment, the consummation of the Transactions;
(s)    Restricted Payments may be made pursuant to this clause (s) to repurchase Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise or required withholding or similar Taxes;
(t)    to the extent constituting a Restricted Payment, payments of cash upon settlements of conversions or exchanges of convertible notes; and
(u)    unlimited Restricted Payments may be made pursuant to this clause (u); provided that at the time of such Restricted Payment, (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis, would not exceed 4.15:1.00 and (B) no Event of Default has occurred and is continuing or would result therefrom.

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(ii)    make any payment in cash on or in respect of principal of or interest on any Indebtedness secured by Junior Liens or any Subordinated Indebtedness, in each case that constitutes Material Indebtedness (collectively, “Junior Financing”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Junior Financing, more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:
(a)    with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Permitted Refinancing Indebtedness permitted by Section 6.01;
(b)    as part of an applicable high yield discount obligation catch-up payment;
(c)    payments of regularly scheduled principal and interest and payments of fees, expenses and indemnification obligations as and when due;
(d)    so long as, at the time of delivery of an irrevocable notice with respect thereto, no Event of Default exists or would result therefrom, Restricted Debt Payments pursuant to this clause (d) in an aggregate amount not to exceed the greater of $17,000,000 and 15.0% of EBITDA for the most recently ended Test Period;
(e)    (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Equity Interests of the Borrower and/or any Subsidiary and/or any capital contribution in respect of Qualified Equity Interests of the Borrower or any Subsidiary (in each case, other than to the Borrower or any of the Subsidiaries received by the Borrower after the Closing Date that do not increase either the Builder Basket or the Available Excluded Contribution Amount), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Junior Financing into Qualified Equity Interests of the Borrower and/or any Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment in-kind interest with respect to any Junior Financing that is permitted under Section 6.01;
(f)    Restricted Debt Payments pursuant to this clause (f) in an aggregate amount not to exceed (A) the portion, if any, of the Builder Basket on such date that the Borrower elects to apply to this clause (f)(A) so long as (x) with respect to the portion of the Builder Basket referred to in clauses (iii), (iv) and (vii) of the definition thereof, no Event of Default pursuant to Section 7.01(b), (c), (h) or (i) has occurred and is continuing or would result therefrom and (y) with respect any other portion of the Builder Basket, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio, calculated on a Pro Forma Basis would not exceed 5.40:1.00, and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this clause (f)(B);
(g)    unlimited Restricted Debt Payments pursuant to this clause (g); provided that at the time of such Restricted Debt Payment, (A) the Total Net Leverage Ratio, calculated on a Pro Forma Basis would not exceed 4.15:1.00 and (B) no Event of Default has occurred and is continuing or would result therefrom;
(h)    Restricted Debt Payments that at the time of such Restricted Debt Payment would have been permitted as Restricted Payments at such time as set forth in Section 6.03(i); provided that such Restricted Debt Payments shall constitute usage of the applicable permitted Restricted Payment basket; and

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(i)    to the extent constituting a Restricted Debt Payment, payments of cash upon settlements of conversions or exchanges of convertible notes.
Section 6.04.    Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is a non-Wholly-Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:
(a)    Investments in connection with the Transactions;
(b)    Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary; provided that (i) the outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of such Investments by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed the greater of (x) $17,000,000 and (y) 15.0% of EBITDA for the most recently ended Test Period;
(c)    Investments in cash and Cash Equivalents;
(d)    Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the Disposition of assets permitted under Section 6.05;
(e)    loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in an aggregate outstanding amount pursuant to this clause (e)(i) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $1,000,000 and 1.0% of EBITDA for the most recently ended Test Period, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Borrower;
(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Hedging Agreements entered into for non-speculative purposes;
(h)    Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);
(i)    Investments resulting from pledges and deposits under Sections 6.02(a), (f), (g), (m), (n), (q), (r), (t), (dd), (ii) and (kk);

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(j)    Investments by the Borrower or any Subsidiary in an aggregate outstanding amount pursuant to this clause (j) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $35,000,000 and (y) 30.0% of EBITDA for the most recently ended Test Period (such outstanding amount measured solely at the time of the making of any such Investment); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);
(k)    Investments (including Permitted Business Acquisitions) pursuant to this clause (k); provided that (i) the outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) of such Investments in Subsidiaries that do not become Guarantors shall not exceed the greater of (x) $23,000,000 and (y) 20.0% of EBITDA for the most recently ended Test Period and (ii) after giving effect to such Investment, the Total Net Leverage Ratio, on a Pro Forma Basis, would be less than or equal to 5.40:1.00;
(l)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(m)    Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(n)    acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(o)    Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (b), (f), (g), (h), (i) or (j) of the definition thereof, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;
(p)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;
(q)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

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(r)    any Permitted Convertible Indebtedness Call Transaction;
(s)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;
(t)    Investments by the Borrower and/or any Subsidiary pursuant to this clause (t), if the Borrower or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.03(i) in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.03(i) for all purposes of this Agreement);
(u)    so long as no Event of Default has occurred and is continuing or would result therefrom, Investments in joint ventures in an outstanding amount pursuant to this clause (u) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (x) $5,000,000 and (y) 5.0% of EBITDA for the most recently ended Test Period;
(v)    Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;
(w)    to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;
(x)    any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company (each, an “Insurance Subsidiary”) consistent with its customary practices of portfolio management;
(y)    Investments in connection with Permitted Reorganizations;
(z)    Investments pursuant to this clause (z) funded with the sale of Equity Interests of the Borrower or contributions to the Borrower that does not increase the Builder Basket or the Available Excluded Contribution Amount or consideration paid in Equity Interests of the Borrower;
(aa)    Investments held by the Target and its subsidiaries on the Closing Date and permitted under the Acquisition Agreement;
(bb)    so long as no Event of Default pursuant to Section 7.01(b), (c), (h) and (i) has occurred and is continuing or would result therefrom, Investments pursuant to this clause (bb) of up to the available amount of the Builder Basket at the time such Investment is made;
(cc)    Investments pursuant to this clause (cc), so long as, at the time any such Investment is made and immediately after giving effect thereto, (i) no Event of Default shall have occurred and is continuing and (ii) the Total Net Leverage Ratio, on a Pro Forma Basis, would be less than or equal to 4.40:1.00;
(dd)    Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01, Permitted Liens, Restricted Payments permitted under Section 6.03(i) (other than 6.03(i)(p)(iii), Restricted Debt Payments permitted by Section 6.03(ii) and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.05;

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(ee)    Investments pursuant to this clause (ee) made with the Available Excluded Contribution Amount;
(ff)    Investments pursuant to this clause (ff) that at the time any such Investment is made would have been permitted as Restricted Debt Payments at such time as set forth in Section 6.03(ii); provided that any Investment made as provided above in lieu of any such Restricted Debt Payment shall reduce availability under the applicable Restricted Debt Payment basket under Section 6.03(ii);
(gg)    Investments pursuant to this clause (gg) that at the time any such Investment is made would have been permitted as Restricted Payments at such time as set forth in Section 6.03(i); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.03(i);
(hh)    Investments in the Borrower or any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;
(ii)    any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Subsidiary;
(jj)    Investments in subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing;
(kk)    contributions to a “rabbi” trust for the benefit of employees, directors, consult ants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(ll)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of intellectual property pursuant to joint marketing arrangements, in each case in the ordinary course of business; and
(mm)    commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business.
Neither the Borrower nor any Restricted Subsidiary will transfer to an Unrestricted Subsidiary the ownership of (x) any intellectual property or (y) any other assets (other than cash or Cash Equivalents), in either case, that the Borrower determines in good faith is material to the Borrower and its Restricted Subsidiaries taken as a whole.
The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof. For the avoidance of doubt, the outstanding amount of any Investment pursuant to this Section 6.04 shall be reduced by any returns on such Investments received by the Borrower or any Subsidiary.
Section 6.05.    Mergers, Consolidations; Asset Sales. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (solely in one non-ordinary course transaction or in a series of

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related non-ordinary course transactions other than, in each case, sales of assets in the ordinary course of business) all or any part of its assets or any Equity Interests of any Subsidiary (whether now owned or hereafter acquired), in each case, for (x) any individual Disposition involving assets with a Fair Market Value in excess of the greater of $2,500,000 and 2.0% of EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period or (y) all such Dispositions made since the Closing Date involving assets with an aggregate Fair Market Value in excess of the greater of $5,000,000 and 5.0% of EBITDA of the Borrower and its Subsidiaries for the most recently ended Test Period, except that this Section 6.05 shall not prohibit:
(a)    (i) the purchase and Disposition of inventory or equipment or other assets (including on an intercompany basis), (ii) the acquisition or lease (pursuant to an operating lease) of any other asset, (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property and (iv) the Disposition of Cash Equivalents, in each case pursuant to this clause (a) (as determined in good faith by the Borrower), by the Borrower or any Subsidiary in the ordinary course of business or, with respect to operating leases, otherwise for Fair Market Value on market terms;
(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary with or into the Borrower in a transaction in which such Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, amalgamation or consolidation of any Subsidiary that is not a Guarantor with or into any other Subsidiary that is not a Guarantor, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if (x) the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a), (v) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04 (other than Section 6.04(m)(ii))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;
(c)    Dispositions from a Loan Party to any other Loan Party;
(d)    Dispositions of any property subject to a Permitted Sale Lease-Back Transaction; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby.
(e)    (i) Investments permitted by Section 6.04 (other than Section 6.04(m)(ii)), Permitted Liens, and Restricted Payments and Restricted Debt Payments permitted by Section 6.03 and (ii) the Transactions to the extent otherwise prohibited by this Section 6.05;
(f)    the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but

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only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(g)    Dispositions of assets; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby, (ii) any such Dispositions shall comply with the final sentence of this Section 6.05 and (iii) the Borrower may not dispose of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole in one transaction or a series of related transactions pursuant to this clause (g);
(h)    Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(q) are otherwise complied with;
(i)    leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;
(j)    Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;
(k)    the settlement or early termination of any Permitted Convertible Indebtedness Call Transaction;
(l)    the Transactions;
(m)    exchanges or swaps of assets in exchange for other assets (including any combination of assets along with cash or Cash Equivalents so long as the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby) of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, determined in good faith by the management of the Borrower;
(n)    Dispositions of non-core assets acquired in connection with a Permitted Business Acquisition or other permitted Investment or made to obtain the approval of an anti-trust authority and any Dispositions made to comply with an order of any agency or state authority or other regulatory body or any applicable law or regulation, in each case so long as the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;
(o)    Dispositions of (i) accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) receivables and related assets pursuant to any Permitted Receivables Financing;
(p)    licensing arrangements entered into in the ordinary course of business;
(q)    if at the time thereof and immediately after giving effect thereto no Event of Default shall be continuing or would result therefrom, (A) any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower; provided that the Borrower shall be the surviving entity or (B) any Subsidiary or any other person

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may be merged, amalgamated or consolidated with or into the Borrower or all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole may be Disposed of to any person; provided that, in the case of this subclause (B) either the Borrower shall be the surviving entity or, if the surviving person (or the person to whom all or substantially all of the assets of the Borrower and its Subsidiaries are disposed) is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and shall satisfy the Collateral and Guarantee Requirement to the extent required by Section 5.10, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); provided that this subclause (B) shall not apply at any time any Revolving Facility Commitments are outstanding;
(r)    Dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;
(s)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;
(t)    Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Borrower and any of the Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product or business line;
(u)    (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;
(v)    Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

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(w)    Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);
(x)    [reserved];
(y)    terminations or unwinds of Hedging Agreements;
(z)    Dispositions of Equity Interests of, or sales of Indebtedness or other securities of, Unrestricted Subsidiaries; and
(aa)    Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees or consultants of the Borrower and/or any Subsidiary.
Neither the Borrower nor any Restricted Subsidiary will transfer to an Unrestricted Subsidiary the ownership of (x) any intellectual property or (y) any other assets (other than cash or Cash Equivalents), in either case, that the Borrower determines in good faith is material to the Borrower and its Restricted Subsidiaries taken as a whole.
Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall in each case be permitted unless, (i) no Event of Default shall have occurred and be continuing at the time of such Disposition pursuant to Section 6.05(g) or would result therefrom, (ii) such Disposition pursuant to Section 6.05(g) is for Fair Market Value, and (iii) with respect to (x) any individual Disposition pursuant to Section 6.05(g) involving assets with a Fair Market Value exceeding $2,500,000 or (y) series of related Dispositions pursuant to Section 6.05(g) involving assets with an aggregate Fair Market Value exceeding $5,000,000, at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Cash Equivalents; provided, that for purposes of this clause (iii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash and Cash Equivalents received) and (c) any Designated Non-Cash Consideration outstanding received by the Borrower or any of its Subsidiaries having an aggregate Fair Market Value not to exceed, in the aggregate for all Dispositions under Section 6.05(g), the greater of (x) $2,500,000 and (y) 2.0% of EBITDA for the most recently ended Test Period when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured solely at the time received and without giving effect to subsequent changes in value).
Section 6.06.    Transactions with Affiliates.
(a)    Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) unless such transaction is (i) otherwise permitted (or required) under this Agreement; or (ii) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or is otherwise fair to the Borrower or such Subsidiary from a financial point of view, in each case, as determined by the Board of Directors of the Borrower or such Subsidiary in good faith.

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(b)    The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower,
(ii)    Transaction Costs,
(iii)    transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower or a Subsidiary is the surviving entity),
(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business,
(v)    to the extent constituting affiliate transactions, the consummation of the Transactions,
(vi)    (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    Indebtedness permitted under Section 6.01, Restricted Payments and Restricted Debt Payments permitted under Section 6.03 and Investments permitted under Section 6.04,
(viii)    transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,
(ix)    any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Borrower qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view,
(x)    transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or any other transaction with a joint venture that is not otherwise prohibited by the Loan Documents,
(xi)    affiliate transactions constituting part of any Permitted Reorganization,

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(xii)    transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower on any matter involving such other person,
(xiii)    transactions permitted by, and complying with, the provisions of Section 6.05,
(xiv)    intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated Tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,
(xv)    payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,
(xvi)    transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Borrower or the Subsidiaries,
(xvii)    transactions existing on the Closing Date and described on Schedule 6.06,
(xviii)    transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or a Subsidiary (provided such transaction is not entered into in contemplation of such event), and
(xix)    transactions where the only consideration paid by any Loan Party is Qualified Equity Interests of the Borrower or any Subsidiary.
Section 6.07.    Business of the Borrower and the Subsidiaries; Etc. Engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business.
Section 6.08.    Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Borrower or any Subsidiary to secure the Obligations, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(a)    restrictions imposed by applicable law;
(b)    (i) contractual encumbrances or restrictions existing on the Closing Date, (ii) any agreements that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower) beyond those restrictions applicable on the Closing Date or (iii) with respect to any Subsidiary, any restriction that is not materially more restrictive (as determined by the Borrower in good faith) than the most restrictive restrictions applicable to such Subsidiary existing on the Closing Date;

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(c)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(d)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(e)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;
(f)    any restrictions imposed by any agreement relating to (i) Indebtedness permitted pursuant to Sections 6.01(c) or 6.01(n), in each case, solely with respect to any accounts, cash, cash equivalents or cash collateral related thereto, (ii) Indebtedness permitted pursuant to Sections 6.01(h), 6.01(ee) or 6.01(kk), in each case, solely with respect to the Subsidiary to which such Indebtedness relates, (iii) Indebtedness permitted pursuant to Sections 6.01(i) or 6.01(r), in each case, solely with respect to the assets to which such Indebtedness relates, (iv) Indebtedness of a non-Loan Party that is permitted pursuant to Section 6.01, solely with respect to the Subsidiary to which such Indebtedness relates, (v) Indebtedness permitted pursuant to Sections 6.01(b) and 6.01(q), (vii) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing and (viii) Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);
(g)    customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(h)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(i)    customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;
(j)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;
(k)    Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.08;
(l)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;
(m)    any agreement in effect at the time a person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

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(n)    customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(o)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(p)    restrictions in agreements (other than agreements governing Indebtedness of Subsidiaries) that (as determined in good faith by the Borrower) will not prevent the Borrower from satisfying its payment obligations in respect of the Facilities;
(q)    restrictions arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;
(r)    restrictions arising in any Hedging Agreement and/or any agreement relating to Cash Management Agreement;
(s)    any prohibitions on the creation of any Lien on, or transfer of, any aircraft; and
(t)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.
Section 6.09.    Amendments to Junior Financing. The Borrower will not (nor will it permit any of the Subsidiaries to) effect any waiver, supplement, modification or amendment of any indenture, instrument or agreement governing any Junior Financing if (i) such waiver, supplement, modification or amendment has the effect of modifying such Junior Financing in a manner that would not have been permitted under this Agreement at the time such Junior Financing was incurred and (ii) the effect of such waiver, supplement, modification or amendment would be materially adverse to the Lenders (it being understood that the foregoing limitation shall not otherwise prohibit debt refinancing, replacement or exchange permitted pursuant to Section 6.03(ii)).
Section 6.10.    Financial Covenant. Except with the written consent of the Required Revolving Facility Lenders, permit the First Lien Net Leverage Ratio as of the last day of any Test Period (commencing with the first full fiscal quarter ending after the Closing Date) to be greater than 3.25:1.00.
Notwithstanding the foregoing, this Section 6.10 shall be in effect (and shall only be in effect) as of the last day of any Test Period when the aggregate amount of L/C Obligations and Revolving Facility Loans outstanding as of the end of such fiscal quarter (with respect to L/C Obligations, excluding (x) undrawn Letters of Credit of up to $7,500,000 and (y) Letters of Credit then outstanding that have been Cash Collateralized) exceeds 35% of the aggregate amount of all Revolving Facility Commitments (excluding, for any such determination made in respect of any of the first four full fiscal quarters following the Closing Date, the amount of Revolving Facility Loans funded on the Closing Date and used to finance a portion of the

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Transactions, ordinary course working capital needs of the Borrower and/or purchase price adjustments) (it being understood that in all cases calculation of compliance with this Section 6.10 shall be determined as of the last day of such Test Period).
ARTICLE VII

Events of Default
Section 7.01.    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):
(a)    any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made, and if such incorrect representation or warranty is capable of being cured (including by a restatement of any relevant financial statements), such incorrectness shall remain incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;
(b)    default shall be made in (i) the payment of any principal of any Loan or L/C Borrowing when and as the same shall become due and payable and such default shall continue unremedied for a period of three (3) Business Days or (ii) the failure to deposit Cash Collateral when due, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of five (5) Business Days;
(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;
(d)    default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Borrower) or 5.05(a) or in Article VI; provided, that the failure to observe or perform the Financial Covenant shall not constitute an Event of Default with respect to any Term Facility unless the Required Revolving Facility Lenders have accelerated the Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded;
(e)    default shall be made in the due observance or performance by the Borrower or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(f)    the Borrower or any Guarantor (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any,

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specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit to the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Section 7.01 and (B) this clause (f) shall not apply to (I) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness or (II) any conversion of, or event which permits the conversion of, convertible debt (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) and the settlement of any Permitted Convertible Indebtedness Call Transaction);
(g)    there shall have occurred a Change of Control;
(h)    an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Significant Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Borrower or any Significant Subsidiary (except in a transaction permitted hereunder); and any such case or proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any Significant Subsidiary shall (i) voluntarily commence any case or proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any case or proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower or any of the Significant Subsidiaries or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such case or proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;
(j)    the failure by the Borrower or any Significant Subsidiary to pay any final judgment in excess of $15,000,000 (to the extent not paid or covered by self-insurance (if applicable) or by insurance or indemnities as to which the relevant third party insurance company or third party has been notified of such judgment and has not denied coverage), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to attach or

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levy upon assets or properties of the Borrower or any Significant Subsidiary to enforce any such judgment;
(k)    (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans or (iii) the Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the trustees, administrator or other fiduciary of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or
(l)    (i) any Loan Document shall for any reason (other than the occurrence of the Termination Date) be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document shall cease to be (other than in accordance with it terms), or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest with respect to assets that constitute a material portion of the Collateral (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from a release of Collateral in accordance with the terms hereof or thereof, the occurrence of the Termination Date, the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, to file any filings with the United States Patent and Trademark Office or the United States Copyright Office, or to file Uniform Commercial Code continuation statements (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof).
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or, in the case of a failure to observe or perform the Financial Covenant, where the Required Revolving Facility Lenders have accelerated any Revolving Facility Loans then outstanding as a result of such breach and such declaration has not been rescinded, the Required Revolving Facility Lenders) may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand Cash Collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any

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unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided, that notwithstanding anything to the contrary in this Agreement (including whether any representation or warranty made or to be made as a condition to the Closing Date or otherwise was inaccurate or will be inaccurate when made or the funding of each Loan on the Closing Date, in each case, except as otherwise specified in Section 4.01), prior to the funding of the Initial Term Loans and any Revolving Facility Loans on the Closing Date and the use of proceeds thereof to consummate the Acquisition, (x) no Commitment may be terminated and no Lender may refuse to participate in the making of any Loan on the Closing Date, (y) no Secured Party may exercise any right of set-off or counterclaim in connection herewith and (z) no Loan may be declared due and payable, in each case, to the extent to do so would prevent, limit or delay the funding of the Loans on the Closing Date and the use of the proceeds thereof to consummate the Acquisition (it being understood that the funding of the Loans on the Closing Date are subject solely to the satisfaction or waiver of the conditions set forth in Section 4.01)).
Section 7.02.    [Reserved].
Section 7.03.    Application of Funds. Any proceeds of Collateral received by the Administrative Agent or the Collateral Agent (whether as a result of any realization on the Collateral, any setoff or recoupment rights, any distribution in connection with any case or proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to the provisions of any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrower (including post-petition fees, indemnities or expense reimbursements hereunder, whether or not an allowed claim in any case or proceeding under any Debtor Relief Laws), second, to pay any fees or expense reimbursements then due hereunder to the Secured Parties (all in their respective capacities as such) from the Borrower, third, to pay interest (including post-petition interest, whether or not an allowed claim in any case or proceeding under any Debtor Relief Laws) then due and payable on the Loans and on obligations arising under each Secured Cash Management Agreement and Secured Hedge Agreement ratably, fourth, to repay principal on the Loans and unreimbursed disbursements under any Letter of Credit, to Cash Collateralize all outstanding Letters of Credit, and to pay any other amounts owing with respect to Secured Cash Management Agreements and Secured Hedge Agreements and any other Obligations due to the Secured Parties ratably; provided, that amounts which are applied to Cash Collateralize outstanding Letters of Credit that remain available after expiry of the applicable Letter of Credit shall be applied in the manner set forth herein, fifth, after all Obligations have been paid in full, to the Borrower or as otherwise required by Requirements of Law.
Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the

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preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent as its agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if it were a “Lender” party hereto.
ARTICLE VIII

The Agents
Section 8.01.    Appointment.
(a)    Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The provisions of this Article (other than the final paragraph of Section 8.12 hereof) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions.
(b)    In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including Section 8.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.
Section 8.02.    Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any such agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from

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time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects with reasonable care.
Section 8.03.    Exculpatory Provisions. None of the Agents, their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for the creation, perfection or priority of any Lien purported to be created by the Loan Documents or to assure that the Liens granted to the Collateral Agent pursuant to any Loan Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or for the value or the sufficiency of any Collateral or for any failure of any Loan Party to perform its obligations hereunder or under the other Loan Documents. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the respective Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws and (c) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent

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in accordance with Section 8.05. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender. The Administrative Agent shall not be responsible or have any liability for costs or expenses suffered by the Borrower, any of its Subsidiaries, any Lender or any Issuing Bank as a result of any determination of any Dollar Equivalent.
Section 8.04.    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
Section 8.05.    Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice

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thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.06.    Non-Reliance on Agents and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective Related Parties have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and Issuing Bank represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its Related Parties.
Section 8.07.    Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of any disbursement under any Letter of Credit owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, claims (including intra-party claims), losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct. The

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failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.05 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) based on each Lender’s share of the aggregate principal amount of Term Loans and Revolving Facility Commitments in effect at such time (or, if the Revolving Facility Commitments have terminated, Revolving Facility Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent), the Issuing Bank or the Swingline Lender in connection with such capacity.
The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
Section 8.08.    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
Section 8.09.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents upon 30 days’ notice to the Lenders and the Borrower. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, as applicable, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such resignation, then the Required Lenders shall have the right, subject to the reasonable consent of the Borrower (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and Collateral Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent

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has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, and the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its Subagents and their respective Related Parties while it was Administrative Agent under this Agreement and the other Loan Documents.
Section 8.10.    Arrangers, Etc. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Arranger, syndication agent or documentation agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Sections 4.01, 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).
Section 8.11.    Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.
The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted First Lien Intercreditor Agreement, any Permitted Junior Intercreditor Agreement and any other intercreditor or subordination agreement contemplated by this Agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting all or a portion of the Collateral under any of Sections 6.02 (and in accordance with the relevant requirements thereof) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and other Secured Party hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02(c), (i), (j), (t), (x), (ll) or (mm), in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon reasonable request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which

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such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.08.
Section 8.12.    Right to Realize on Collateral, Enforce Guarantees, and Credit Bidding. In the event of the pendency of any case or proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such case or proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest and fees and expenses owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such case or proceeding.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any

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sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized (x) to form one or more acquisition vehicles to make a bid, (y) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 9.08(b) of this Agreement, and (z) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata to the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
Section 8.13.    Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.13.
Section 8.14.    Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.03, any Guarantee or any Collateral by virtue of the provisions hereof or of the Guarantee

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Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
Section 8.15.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such

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Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 8.16.    Erroneous Payments.
(a)    Each Lender and each Issuing Bank hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender and each Issuing Bank hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each Issuing Bank agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to

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which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, shall cause each of the Guarantors to agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(c)    Each party’s obligations under this Section 8.16 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE IX

Miscellaneous
Section 9.01.    Notices; Communications.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Loan Party or the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and
(ii)    if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.
(c)    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

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(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(e)    Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 9.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17, 9.05, 9.16 and 9.22 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
Section 9.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank, each Swingline Lender, and each Lender and their respective permitted successors and assigns.
Section 9.04.    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted by Section 6.05(q), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly

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contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(b)    (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (x) for an assignment in connection with the primary syndication of the Facilities previously identified to and consented to (such consent not to be unreasonably withheld, delayed or conditioned) by the Borrower, (y) for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender or (z) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, for an assignment to any person;
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to (x) a Lender, an Affiliate of a Lender, or an Approved Fund, or (y) the Borrower or an Affiliate of the Borrower made in accordance with Section 2.25; and
(C)    each Issuing Bank and the Swingline Lender (such consent, in each case, not to be unreasonably withheld or delayed); provided, that no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
Notwithstanding the forgoing to the contrary, Goldman Sachs Bank USA may assign its Commitments or Loans to Goldman Sachs Lending Partners LLC without the consent of any party hereto.
(ii)    Assignments (other than pursuant to Section 2.25) shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent, which consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in

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respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);
(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    the Assignee shall not be (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries except with respect to assignments to the Borrower in accordance with Section 2.25, (ii) any Disqualified Lender (subject to Section 9.04(h)), (iii) a natural person or (iv) a Defaulting Lender.
For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement (A) with respect to the Initial Term Loan Commitments and Initial Term Loans, prior to the funding of the Initial Term Loans on the Closing Date and (B) with respect to the Revolving Facility Commitments, prior to the funding of all Revolving Facility Loans requested by the Borrower on the Closing Date, in each case, to any person, unless consented to by the Borrower. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Default or an Event of Default has occurred and is continuing.
(iii)    Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and

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obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including, without limitation, the requirements of Sections 2.17(d) and 2.17(f)) and continue to be bound by the requirements of Section 9.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, and, in each case with respect to itself, any Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(c) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).
(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) a natural person, (II) the Borrower or any of its Subsidiaries or any of their respective Affiliates or (III) a Disqualified Lender subject to Section 9.04(h) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby

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pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including the requirements of Sections 2.17(d) and 2.17(f) (it being understood that the documentation required under Section 2.17(d) and 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(b) as though it were a Lender.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(iii)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.
(f)    Each purchase of Term Loans pursuant to Section 2.25 shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of

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such Term Loans and the Borrower shall, upon consummation of any such purchase, notify the Administrative Agent that the Register should be updated to record such event as if it were a prepayment of such Loans.
(g)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(h)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders; provided, further, without limiting the generality of the foregoing clause, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. With respect to any Lender or Participant that becomes a Disqualified Lender after the applicable assignment or participation, (x) such Assignee shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such Assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h) shall not be void, but the Borrower shall have the right to (A) in the case of any outstanding Revolving Facility Commitments, terminate any Revolving Facility Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Facility Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Assignee in accordance with this Section 9.04 that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents;

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provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii), (ii) such assignment does not conflict with applicable laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.
Section 9.05.    Expenses; Indemnity.
(a)    The Borrower hereby agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent, the Arrangers and their respective Affiliates in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower), including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel per material jurisdiction that is reasonably necessary, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) so long as an Event of Default has occurred and is continuing, all reasonable and documented out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender (other than any Excluded Affiliate) in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of such for such affected person).
(b)    The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates (other than any Excluded Affiliate), successors and assignors, and each of their respective Related Parties (other than any Excluded Affiliate) (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims (including intra-party claims), damages, liabilities and related expenses, including reasonable and documented out-of-pocket counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each applicable jurisdiction (and, in the case of an actual or potential conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws related in any way to the Borrower or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrower or

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any Subsidiary except to the extent that Borrower can demonstrate by a preponderance of the evidence that such presence or Release (A) occurred, in the first instance, after the period of ownership, termination of lease or cessation of operations by the Borrower or any Subsidiary and (B) is not a presence or Release for which Borrower or any Subsidiary would have any liability under Environmental Law, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (ii) a material breach by an Indemnitee or any of its Related Parties or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates), nor the Borrower or its subsidiaries (or any of their respective affiliates), shall be responsible or liable for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions; provided, that this sentence shall not limit the Borrower’s or its subsidiaries’ indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification thereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(c)    This Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.
(d)    To the fullest extent permitted by applicable law, no party hereto (or any of their Affiliates) shall assert, and hereby waives, any claim against any other party hereto (or any of their Affiliates), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. Neither the Borrower nor any Guarantor nor any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Borrower, any Guarantor or such Indemnitee, as the case may be.
(e)    The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other

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Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(f)    The Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable)), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of the relevant Indemnitee.
Section 9.06.    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(b); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.
Section 9.07.    Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of clause (a) of the definition Material Adverse Effect and whether there shall have occurred a Material Adverse Effect on the Acquired Business, (b) the determination of whether the condition in Section 4.01(h) has been satisfied and (c) the determination of whether the Acquisition Agreement Specified Representations are accurate and whether as a result of any inaccuracy of any such representations the Borrower or Acquisition Sub has the right to terminate the obligations of the Borrower or has the right to decline to consummate the

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Acquisition under the Acquisition Agreement, shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable of the laws of any jurisdiction other than the State of Delaware.
Section 9.08.    Waivers; Amendment.
(a)    No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.14, 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (except that any waiver, amendment or modification of the Financial Covenant or of any defined term (or component defined term) but only to the extent as used therein (or any Default or Event of Default or exercise of remedies by the Required Revolving Facility Lenders in respect or as a result thereof) shall only require the Required Revolving Facility Lenders voting as a single Class rather than the Required Lenders) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:
(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (1) any amendment to the financial definitions in this Agreement or to the MFN Provision shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any disbursement under any Letter of Credit or to reduce any fee payable hereunder, (2) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or Fees at the applicable default rate set forth in Section 2.13(c) and (3) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or mandatory prepayments shall not constitute an a reduction in the principal or interest due for purposes of this clause (i);

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(ii)    increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or extensions for administrative convenience as agreed by the Administrative Agent shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);
(iii)    extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date, extend or waive any Revolving Facility Maturity Date or reduce the amount due on any Revolving Facility Maturity Date or extend any date on which payment of interest on any Loan or any disbursement under any Letter of Credit or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby; provided that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, prepayment premium, mandatory prepayment or mandatory reduction of the Loans shall constitute such an extension, waiver or reduction;
(iv)    amend the provisions of Section 2.18(b) or Section 7.03 in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby, in each case except in connection with any transaction permitted under Sections 2.21, 2.22, 2.23, 2.25 or otherwise provided in this Section 9.08;
(v)    amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Required Revolving Facility Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);
(vi)    except as provided in Section 9.18 release all or substantially all of the Collateral or all or substantially all of the Guarantors from their respective Guarantees (other than in connection with Dispositions permitted under Section 6.05) without the prior written consent of each Lender;
(vii)    effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);
(viii)    [reserved];
(ix)    amend the provisions of Section 9.04 to reduce the number or percentage of Lenders required to permit the Borrower to assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of each Lender; or

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(x)    amend the provisions of Section 9.04 in a manner that would further restrict assignments of any Loans under this Agreement without the prior written consent of each Lender directly adversely affected thereby;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lenders or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, each Swingline Lender or each Issuing Bank affected thereby, as applicable; provided, further that, notwithstanding anything herein to the contrary, (A) solely with the consent of each Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent that pertains to the issuance of any Letter of Credit and (B) solely with the consent of the Swingline Lender and the Administrative Agent, (x) increase or decrease the Swingline Commitments or (y) waive, amend or modify any condition precedent as it pertains to any Swingline Loan. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(c)    Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required or contemplated by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
(d)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Facility Lenders. In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Borrower and the Administrative Agent (but without the consent of any Lender or Issuing Bank) to include any

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additional financial maintenance covenant (or any financial maintenance covenant that is already included in this Agreement but with covenant levels and component definitions that are more restrictive to the Borrower) for the benefit of the Lenders of all of the Facilities (but not fewer than all of the Facilities) then existing.
(e)    Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans and Other Revolving Loans in a manner consistent with Sections 2.21, 2.22 and 2.23 as may be necessary to establish such Other Term Loan Commitments, Other Revolving Facility Commitment, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Facility Commitments, Term Loans or Revolving Facility Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt, (C) to amend any provisions necessary for any Incremental Loan to be fungible with any Facility, so long as such amendment either provides the Lenders of such Facility with additional benefits or is not adverse to such Lenders, (D) to cure any ambiguity, omission, error, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document or (E) to cause such Loan Document to be consistent with the Credit Agreement or the other Loan Documents.
(f)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.
Section 9.09.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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Section 9.10.    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Arranger Fee Letter and the Agent Fee Letter shall each survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees, the Cash Management Banks under any Secured Cash Management Agreement and the Hedge Banks under any Secured Hedge Agreement) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.
Section 9.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15.    Jurisdiction; Consent to Service of Process.
(a)    The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating

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hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.
Section 9.16.    Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary or their respective businesses furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than on a “need to know” basis to (x) its Related Parties (other than Excluded Affiliates) and (y) any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph), except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, (in which case such Person shall, (i) to the extent permitted by applicable Requirements of Law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities (in which case such person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment) (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have

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been instructed to keep the same confidential in accordance with this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph); provided, that in no case shall any information relating to the Borrower or any subsidiary or their respective businesses be provided to any Excluded Affiliate pursuant to this clause (C), (D) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph), (F) to any direct or indirect contractual counterparty (or its Related Parties (other than Excluded Affiliates)) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 and such disclosing Lender, Issuing Bank or Agent, as applicable, remains responsible for such person’s compliance with this paragraph), (G) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (H) with the prior written consent of the Borrower, (I) solely with respect to disclosing the existence of this Agreement, the size of the Facilities and the parties to the Loan Documents, to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, Collateral Agent, Issuing Banks and the Lenders, in each case in connection with the administration, settlement and management of this Agreement and the other Loan Documents and (J) to any other party to this Agreement. Notwithstanding anything herein to the contrary, in no event shall any information relating to the Borrower and any Subsidiary or their respective businesses furnished to any Lender, Issuing Bank or Agent by or on behalf of the Borrower or any Subsidiary be disclosed to (x) any Disqualified Lender or (y) any Excluded Affiliate.
Section 9.17.    Platform; Borrower Materials. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
Section 9.18.    Release of Liens and Guarantees.
(a)    The Lenders, the Issuing Banks, the Swingline Lenders, and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral

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Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, or (v) if the property subject to such Lien becomes Excluded Property and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.11 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.
(b)    In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Subsidiary Guarantor shall be released from its respective Guarantee (i) automatically upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary (including because such Subsidiary is designated an “Unrestricted Subsidiary”) or (y) in the case of any Subsidiary Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary as a result of a transaction permitted by this Agreement following which it has become (or remains) a Subsidiary of a Guarantor, in each case following a written request by the Borrower to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that without the consent of the Required Lenders, no Loan Party shall be released from its obligations under the Loan Documents pursuant to clause (y) above if such Loan Party becomes an Excluded Subsidiary pursuant to clause (b) of the definition of “Excluded Subsidiary” solely by virtue of a Disposition or issuance of Equity Interests (unless, for the avoidance of doubt, another clause of the definition of “Excluded Subsidiary” is then applicable), unless such Disposition or issuance is for a legitimate business purpose on an arm’s length basis ), or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).
(c)    The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii)

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the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
(d)    Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon or otherwise in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).
(e)    Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors affected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.
Section 9.19.    USA PATRIOT Act and Beneficial Ownership Regulation Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party shall use commercially reasonable efforts to, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations

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under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 9.20.    Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.
Section 9.21.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.22.    Payments Set Aside. (a) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff or recoupment, and such payment or the proceeds of such setoff or recoupment or any part thereof is subsequently invalidated, declared to be or avoided as fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any case or proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff or recoupment had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
Section 9.23.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other

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agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.24.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the

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foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
Section 9.25.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Acceptances, amendments or other Borrowing Requests, Swingline Borrowing Requests, Letter of Credit Requests, Interest Election Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 9.26.    Net Short Lenders. Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders or the Required Revolving Facility Lenders, as applicable, have (A) delivered (or not delivered) a notice of a Default or an Event of Default or a notice of acceleration under any Loan Document, (B) otherwise acted on any matter related to a Default, an Event of Default or an acceleration under any Loan Document, or (C) directed or required the Administrative Agent to deliver (or not deliver) a notice of a Default or an Event of Default or a notice of acceleration under any Loan Document (clauses (A) through (C), the “Default Actions”), any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Facility Lender as of the Closing Date (or as otherwise agreed among the Borrower, the applicable Revolving Facility Lender and the Administrative Agent)) that, as a result of its (or its Affiliates’ (other than any Screened Affiliates)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short

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Lender”), without the consent of the Borrower, shall have no right to take any Default Action, be counted as a Required Lender or Required Revolving Facility Lender with respect any Default Action or vote any of its Loans and Commitments with respect to any Default Action (and, with respect to any votes with respect to any Default Action, shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders). For purposes of determining whether a Lender (alone or together with its Affiliates (other than any Screened Affiliates)) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates (other than any Screened Affiliates) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender or its Affiliates (other than any Screened Affiliates) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Affiliates (other than any Screened Affiliates) protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates (other than any Screened Affiliates) and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or, in the absence of any such written notification to the Administrative Agent prior to the date of such determination, shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely conclusively on each such representation and deemed representation). The Administrative Agent shall be entitled to rely conclusively on any Net Short Representation delivered, provided or made (or deemed delivered, provided or made) to it in accordance with this Agreement, shall have no duty to inquire as to or investigate the accuracy of any Net Short Representation, verify any statements in any officer’s certificate delivered to it, or otherwise make any calculations, investigations or determinations with respect to any interest in any total return swap, total rate of return swap, credit default swap or other derivative contract or “net short positions” or any Person.

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Annex B

(Attached hereto)

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Annex B
EXHIBIT D-1
FORM OF BORROWING REQUEST
Date:1 [●], [●]
To:    Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of April 30, 2021 (as the same may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time, the “Credit Agreement”), by and among Magnite, Inc., a Delaware corporation (the “Borrower”), the Administrative Agent, Collateral Agent and Swingline Lender, and each Issuing Bank and Lender party thereto from time to time.
Ladies and Gentlemen:
Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:
1.    The Borrowing will be a Borrowing of     Loans.2
2.    The aggregate amount of the proposed Borrowing is: $     .
3.    The Business Day or U.S. Government Securities Business Day, as applicable, of the proposed Borrowing is:     .
4.    The Borrowing is an [ABR Borrowing][Adjusted Term SOFR Borrowing].
5.    [The duration of the initial Interest Period for the Adjusted Term SOFR Borrowing included in the Borrowing shall be     month(s).]3
6.    The location and number of the undersigned Borrower’s account to which the proceeds of such Borrowing are to be disbursed is     .
[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions
1 The Borrower must notify the Administrative Agent (a) in the case of an Adjusted Term SOFR Borrowing after the Closing Date, not later than 12:00 noon, Local Time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, by telephone, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing. If the Borrower wishes to request Adjusted Term SOFR Loans having an Interest Period other than one, three or six months in duration, the Borrower must notify the Administrative Agent not later than 12:00 noon, Local Time four (4) U.S. Government Securities Business Days prior to the requested date of the proposed Borrowing. Any notice of an ABR Revolving Facility Borrowing as contemplated by Section 2.04(c) or 2.05(c) of the Credit Agreement may be given no later than 12:00 noon, Local Time, on the date of the proposed Borrowing. Each Borrowing Request will be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Acquisition) and (in the case of telephonic requests) must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower, to the Administrative Agent.
2 Specify whether the Borrowing is of Initial Term Loans, Other Term Loans or Revolving Facility Loans of a particular Class.
3 Insert in the case of a Borrowing of Adjusted Term SOFR Loans 1, 3 or 6 months (or such other period that is requested by the Borrower, if agreed to by all relevant Lenders).
D-1-1

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to lending specified in Sections 4.02(b) and, to the extent applicable, 4.02(c) of the Credit Agreement shall have been satisfied.]4
[Remainder of Page Intentionally Left Blank]
4 Include only for borrowing requests made after Closing Date.
This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

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This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

MAGNITE, INC.
By:
Name:
Title:

D-1-3
[Signature Page to Borrowing Request]

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Annex C

(Attached hereto)

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Annex C
EXHIBIT E
FORM OF INTEREST ELECTION REQUEST
Date:1        ,

To:    Goldman Sachs Bank USA, as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of April 30, 2021 (as the same may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time, the “Credit Agreement”), by and among Magnite, Inc., a Delaware corporation (the “Borrower”), the Administrative Agent, Collateral Agent and Swingline Lender, and each Issuing Bank and Lender party thereto from time to time.
Ladies and Gentlemen:
Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such election:
1.    Borrowing to which this request applies (including Facility, Class, principal amount and Type of Loans subject to election):             .2
2.    Effective date of election (which shall be a Business Day or U.S. Government Securities Business Day, as applicable):             .
3.    The Borrowing is to be [converted into] [continued as] [an ABR Borrowing] [an Adjusted Term SOFR Borrowing].
4.    [The duration of the Interest Period for the Adjusted Term SOFR Borrowing, if any, included in the election shall be     months.3]4
[Remainder of Page Intentionally Left Blank]

1    The Borrower must notify the Administrative Agent of such election (by telephone or irrevocable written notice) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery or electronic means of this form, signed by the Borrower, to the Administrative Agent.
2     If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).
3     1, 3 or 6 months (or such other period that is requested by the Borrower, if agreed to by all relevant Lenders).
4     To be included if the interest election results in a Adjusted Term SOFR Borrowing.
E-1
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This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

MAGNITE, INC.
By:
Name:
Title:

E-2
[Signature Page to Interest Election Request]
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